As filed with the Securities and Exchange Commission on October 1, 1996
                                                     Registration No. 33-90696
===============================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                                 AMENDMENT NO. 10
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         ANDEAN DEVELOPMENT CORPORATION
                 (Name of Small Business Issuer in its Charter)
                              --------------------

          FLORIDA                         8700                   65-0548697
 (State or jurisdiction of     (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

      835 LAKESIDE DRIVE                      PEDRO PABLO ERRAZURIZ
    BOCA RATON, FL  33434                ANDEAN DEVELOPMENT CORPORATION
        (407) 482-6336                          835 LAKESIDE DRIVE
(Address and telephone number of            BOCA RATON, FLORIDA  33432
 principal executive offices and                  (407) 482-6336
  principal place of business)           (Address and telephone number of
                                          principal executive offices and
                                           principal place of business)

                              --------------------

                 Please address a copy of all communications to:


     CHARLES B. PEARLMAN, ESQ.                     JEFFREY A. HOWARD, ESQ.
      ROXANNE K. BEILLY, ESQ.              JORDAAN, HOWARD & PENNINGTON,P.L.L.C.
ATLAS, PEARLMAN, TROP & BORKSON, P.A.                300 CRESCENT COURT
      200 E. LAS OLAS BOULEVARD                     DALLAS, TEXAS  75201
   FORT LAUDERDALE, FLORIDA  33301                  PHONE  214-871-6550
       PHONE  (954) 763-1200                         FAX  214-871-6560
        FAX  (954) 523-1952


                              --------------------

                Approximate date of proposed sale to the public:
      As soon as practicable after the Registration Statement is effective.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

===============================================================================

===============================================================================
(Registration Statement cover page cont'd)

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
        Title of Each Class of           Amount to be         Proposed            Proposed           Amount of
     Securities to be Registered          Registered           Maximum            Maximum          Registration
                                                         Offering Price per      Aggregate              Fee
                                                              Unit (1)         Offering Price
                                                                                    (1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock (par value $.0001 per          1,100,000             $6.00            $6,600,000           $2,275.86
share)(2)
-----------------------------------------------------------------------------------------------------------------------
Warrants(3)                                 1,100,000             $.25              $275,000              $94.82
-----------------------------------------------------------------------------------------------------------------------
Common Stock issuable under                 1,100,000             $7.20            7,920,000            $2,731.03
Warrants(4)
-----------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                                   $5,101.71*
=======================================================================================================================

(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) Includes 100,000 shares of Common Stock issuable pursuant to the Representatives' Over-Allotment Option.

(3) Includes 100,000 Warrants issuable pursuant to the Representatives' Over-Allotment Option.

(4) Represents shares of Common Stock issuable upon exercise of the Warrants registered hereby together with such additional indeterminate number of shares as may be issued upon exercise of such Warrants by reason of the anti-dilution provisions contained therein.

*     Filing fee previously paid.

                         ANDEAN DEVELOPMENT CORPORATION
                              --------------------
              Cross Reference Sheet for Prospectus Under Form SB-2

        Form SB-2 Item No. and Caption                     Caption or Location in Prospectus
 1.   Front of Registration Statement and                  Facing Page of Registration Statement; Outside
      Outside Front Cover of Prospectus                    Front Cover Page of Prospectus

 2.   Inside Front and Outside Back Cover                  Inside Front and Outside Back Pages of
      Pages of Prospectus                                  Prospectus

 3.   Summary Information and Risk Factors                 Summary; The Company; Risk Factors

 4.   Use of Proceeds                                      Use of Proceeds

 5.   Determination of Offering Price                      Risk Factors; Underwriting

 6.   Dilution                                             Risk Factors; Dilution

 7.   Selling Security-Holders                             *

 8.   Plan of Distribution                                 Inside Front Cover Page of Prospectus;
                                                           Underwriting

 9.   Legal Proceedings                                    Business

10.   Directors, Executive Officers,                       Management
      Promoters and Control Persons

11.   Security Ownership of Certain                        Principal Shareholders;
      Beneficial Owners and Management                     Management

12.   Description of Securities                            Description of Securities

13.   Interest of Named Experts and Counsel                Experts; Legal Matters

14.   Disclosure of Commission Position on                 Management - Indemnification
      Indemnification for Securities Act Liabilities       of Officers and Directors

15.   Organization within Last Five Years                  Business; Certain Transactions

16.   Description of Business                              Prospectus Summary; Business

17.   Management's Discussion and Analysis                 Management's Discussion and Analysis of
      or Plan of Operation                                 Financial Condition and Results of Operations

18.   Description of Property                              Business

19.   Certain Relationships and Related                    Certain Transactions
      Transactions
--------------------


* Not applicable or answer in negative

20.   Market for Common Equity and                         Risk Factors; Description of Securities
      Related Stockholder Matters

21.   Executive Compensation                               Management

22.   Financial Statements                                 Financial Statements

23.   Changes in and Disagreements with                    *
      Accountants on Accounting and
      Financial Disclosure

--------------------

* Not applicable or answer in negative

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission, These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED October 1, 1996


                         ANDEAN DEVELOPMENT CORPORATION
                      1,000,000 Shares of Common Stock and
               1,000,000 Redeemable Common Stock Purchase Warrants
                              --------------------

         All of the shares of common stock, par value $.0001 per share (the "Common Stock") and Redeemable Common Stock Purchase Warrants (the "Warrants") offered hereby are being offered by Andean Development Corporation (the "Company" or "ADC"). Prior to this Offering, there has been no public market for the Common Stock or the Warrants. It is anticipated that the initial public offering price of the Common Stock will be $5.25 to $6.00 per share and the initial public offering price of the Warrants will be $.25 per Warrant. For information regarding the factors considered in determining the initial public offering price of the Common Stock and the Warrants, see "Underwriting."

         The Common Stock and the Warrants are being offered separately and not in units and will be separately transferrable. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $_____ (120% of the public offering price per share of the Common Stock offered hereby) at any time until the fifth anniversary of the effective date of this Prospectus.

         Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time beginning six months after the effective date of this Prospectus to redeem all, but not less than all, the Warrants then outstanding, at a redemption price of $.05 per Warrant (the "Redemption Price"), by written notice to the registered holders of the Warrants then outstanding, mailed not less than thirty (30) nor more than sixty days prior to the date fixed for redemption (the "Redemption Date"), if the closing bid price for the Common Stock for twenty-one (21) trading days during any thirty (30) consecutive trading day period ending not more than fifteen (15) days prior to the date that the notice of redemption is mailed, equals or exceeds $_____ (150% of the exercise price per Warrant), subject to adjustment under certain circumstances. If the Company exercises its right to call the Warrants then outstanding for redemption, then such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. Any Warrant called for redemption that is not exercised by such time will cease to be exercisable, and the holder thereof will be entitled only to the Redemption Price. For more information regarding the Warrants and the Company's right to redeem the Warrants then outstanding under certain circumstances, see "Description of Securities - The Warrants").

         The Company has applied for quotation of the Common Stock and the Warrants on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market System under the symbols "ADCC" and "ADCCW," respectively. No assurances can be given that trading for any of these securities will develop, of if developed, that it can or will be maintained for any of these securities.
                              --------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION FROM THE PUBLIC OFFERING PRICE OF THE COMMON STOCK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 8-18 INCLUDING "LIMITED OPERATING HISTORY AND RISK OF INVESTMENT," "CONSIDERATIONS RELATING TO CHILE" AND "DILUTION."
                               -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                               Price to      Underwriting      Proceeds to
                                Public       Commission(1)    Company(2)(3)
-------------------------------------------------------------------------------
Per Share...........            $6.00            $.60             $5.40
-------------------------------------------------------------------------------
Per Warrant.........            $ .25            $.025            $.225
-------------------------------------------------------------------------------
Total (3)...........            $6.25            $.625           $5.625
===============================================================================
                                               *SEE FOOTNOTES ON FOLLOWING PAGE

      The shares of Common Stock and the Warrants are being offered by the "Underwriters on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering without notice and to reject any order in whole or in part. It is expected that delivery of the Common Stock and the Warrants will be made on or about _____________, 1996 at the offices of First London Securities Corporation in Dallas, Texas.

                               -------------------

                      FIRST LONDON SECURITIES CORPORATION

                 The date of this Prospectus is __________, 1996

(1) The Company has agreed to (i) pay First London Securities Corporation, the representative of Underwriters (the "Representatives"), a non-accountable expense allowance equal to 3% of the gross proceeds of the offering of which $30,000 has been paid to date; (ii) sell to the Representatives at a nominal cost, warrants to purchase 100,000 shares of Common Stock and 100,000 Warrants exercisable for a four-year period commencing one year from the effective date of the offering at an exercise price of 120% of the price at which the Common Stock and the Warrants are sold to the public, subject to adjustment. In addition, the Company has granted to the Representatives certain registration rights with respect to registration of the shares of Common Stock and the Warrants underlying the Representatives' Purchase Warrants and the shares of Common Stock issuable upon exercise of the Warrants issuable upon exercise of the Representatives' Purchase Warrants and to indemnify the Representatives against certain liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."

(2)      Before deducting expenses payable by the Company estimated at $447,921.

(3) The Company has granted the Representatives an option (the "Representatives'Over-Allotment Option"), exercisable within 45 days from the date of this Prospectus, to purchase up to 100,000 additional shares of Common Stock and up to 100,000 additional Warrants upon the same terms and considerations set forth above, solely to cover over-allotments, if any. If the Representatives' Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Commissions, and Proceeds to Company will be $6,875,000, $687,500 and $6,187,500, respectively. See "Underwriting."

                              AVAILABLE INFORMATION

            The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2, pursuant to the Securities Act of 1933, as amended, with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in said Registration Statement, and the exhibits thereto. THE STATEMENTS CONTAINED IN THIS PROSPECTUS AS TO THE CONTENTS OF ANY CONTRACT OR OTHER DOCUMENT IDENTIFIED AS EXHIBITS IN THIS PROSPECTUS ARE NOT NECESSARILY COMPLETE, AND IN EACH INSTANCE, REFERENCE IS MADE TO A COPY OF SUCH CONTRACT OR DOCUMENT FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, EACH STATEMENT BEING QUALIFIED IN ANY AND ALL RESPECTS BY SUCH REFERENCE. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement and exhibits which may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.

         Upon consummation of this Offering, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, Room 1400, 7 World Trade Center, New York, New York 10048; and at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such material can be obtained from the Public Reference Section at prescribed rates. The Company intends to furnish its shareholders with annual reports containing audited financial statements and such other reports as the Company deems appropriate or as may be required by law.

         The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the Prospectus (not including exhibits to the information that was incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests may be directed to Pedro P. Errazuriz, President and Chief Executive Officer, c/o Andean Development Corporation, 835 Lakeside Drive, Boca Raton, Florida 33434, telephone number (407) 482-6336.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR THE WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE- COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND MUST BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE REPRESENTATIVES' OVER-ALLOTMENT OPTION, THE ^REPRESENTATIVES' PURCHASE WARRANTS, THE WARRANTS, WARRANTS TO PURCHASE 21,000 SHARES OF COMMON STOCK (THE "BRIDGE WARRANTS") ISSUED TO A BRIDGE LENDER IN CONNECTION WITH CERTAIN BRIDGE FINANCING RECEIVED BY THE COMPANY IN APRIL, 1996 (SEE "BRIDGE FINANCING"), UP TO 250,000 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE COMPANY'S STOCK OPTION PLAN OR DIRECTORS STOCK OPTION PLAN (SEE "MANAGEMENT - INCENTIVE AND NON-QUALIFIED STOCK OPTIONS PLAN"); (II) ASSUMES A PUBLIC OFFERING PRICE OF $6.00 PER SHARE OF COMMON STOCK AND $.25 PER WARRANT; AND (III) GIVES EFFECT AS OF DECEMBER 31, 1994, TO A REORGANIZATION (THE "REORGANIZATION") WHEREBY ERRAZURIZ Y ASOCIADOS INGENIEROS S.A. ("E&A") AND IGENOR ANDINA S.A. ("INA"), BOTH CORPORATIONS DOMICILED IN SANTIAGO, CHILE WILL BECOME SUBSIDIARIES OF THE COMPANY EFFECTIVE UPON CLOSING OF THIS OFFERING AND WHEREBY THE SHAREHOLDERS OF THESE AFFILIATED COMPANIES WILL EXCHANGE THEIR SHARES FOR SHARES IN THE COMPANY.

                                   THE COMPANY

         Andean Development Corporation was organized in 1994 as a holding company to acquire Errazuriz y Asociados Ingenieros S.A. ("E&A") and Igenor Andina S.A. ("INA"), both corporations domiciled in Santiago, Chile. Andean Export Corporation, ("ADX"), domiciled in Boca Raton, Florida, U.S.A., is a subsidiary of Andean Development Corporation. Andean Development Corporation, E&A, INA, and ADX are collectively referred to as the "Company" or "ADC".

         E&A, organized in February 1991, specializes, as an agent, in the sale of major electrical and mechanical equipment and the representation of foreign manufacturers of electrical and mechanical equipment in Chile. E&A also offers technical assistance to, and prepares tender (bid) documents on behalf of its customers in connection with turnkey and non-turnkey public works and development projects to be constructed in Chile. Since 1991, E&A has facilitated the sale of more than $415 million of equipment including generators, turbines and conveyors (see "Business - Major Projects"), which has generated more than $5 million of commissions for the Company. See "Business-Core Business."

         INA, organized in 1986, provides engineering, consulting and project management services for electric generating facilities and civil construction projects including hydroelectric and other electric power plans, tunneling projects and water treatment facilities located principally in Chile. Since 1986, INA alone and in conjunction with Norconsult International, A.S. of Norway ("Norconsult"), an international engineering company, has provided engineering, consulting and project management services relating to engineering projects valued at $19 million which services generated approximately $8.6 million in revenues for the Company. See "Business - Core Business."

         The Company's strategy is two-fold. First, the Company intends to continue to grow and expand its core business presently being conducted through E&A and INA. To facilitate this growth the Company will immediately establish a sales and marketing office in the United States and in the latter part of 1996 will establish a second sales and marketing office in Spain which may also be used for sales and marketing throughout Europe. The Company believes that its future growth will be a natural consequence of the Company's historical participation in the electric utility sector, ecology-oriented projects and the potable and waste water treatment fields. The Company intends to expand its marketing focus to include medium sized utilities, private mining companies and large industrial companies. The Company believes that these businesses will require the services of the Company, either to acquire new equipment, to optimize and/or upgrade their existing installations or to comply with the increasing ecological regulations of the government.

         The Company believes that creating a U.S. holding company and establishing a U.S. sales and marketing office will enhance its ability to do business with U.S. companies and other North American companies. As part of this strategy, the Company will seek to take advantage of the relative stability of the Chilean peso to the U.S. dollar. The Company believes that, as a result of this relative stability, certain U.S., as well as Canadian and Mexican, manufactured equipment and products may now be marketed to customers in Chile at prices competitive with other foreign manufacturers(See "Exchange Rates"). The Company also believes that many U.S. manufacturers may be unfamiliar with the conditions and the qualifications required to bid on projects in Chile. By establishing a U.S. office, the Company believes that it will be able to act as a representative (both on an exclusive and non-exclusive basis) of U.S. manufacturers both in the U.S. and Chile for projects located in Chile by providing local expertise and understanding of the Chilean business environment. The Company currently intends to employ one engineer and one marketing person on a full-time basis in Boca Raton, Florida.

         Second, the Company intends to capitalize on opportunities in the current Chilean economy by acquiring equity interests in certain ecology-oriented and electrical utility-related projects in Chile as well as by providing management and other services to these projects. The Company also intends to take advantage of the continuing privatization of businesses in Chile, which has increased investment in Chile and increased Chilean industrial and agricultural output. As an example of this strategy, the Company, through an affiliate, has entered into an agreement with Empresa de Servicios de Antofagasta, S.A. ("ESSAN"), a Chilean government-owned corporation that provides water utility services to the municipality of Antofagasta, Chile, (See "Business - Bayesa Project") to invest in a waste water treatment facility located in Antofagasta, Chile (the "Bayesa Project"). In addition, the Company is exploring potential equity participation in other ecology-oriented and electric utility-related projects such as small to medium-sized hydroelectric generating plants, electrical utilities, waste water treatment facilities and other water-related projects. See "Business - Strategy for Equity Participation." As of the date of this Prospectus, however, the Company has not entered into any agreements with respect to acquiring equity interests in any projects other than the Bayesa Project. The Company, pending completion of its research and due diligence, intends to enter into formal negotiations in other ecology-oriented and electrical utility projects in Chile, leading to formal agreements.

         The Company was incorporated on October 19, 1994, under the laws of the State of Florida. The Company's offices are currently located at 835 Lakeside Drive, Boca Raton, Florida, U.S.A. and its telephone number is (407) 482-6336.

                                  THE OFFERING
Common Stock Offered..................1,000,000 Shares

Warrants Offered......................1,000,000 Warrants

Common Stock Outstanding:
         Before the Offering..........2,500,100(1)(2)
         After the Offering...........3,500,100 Shares(1)(2)

Warrants Outstanding:
         Before the Offering..........None
         After the Offering...........1,000,000

Estimated Net Proceeds ...............$5,177,079(3)

Use of Proceeds:......................Purchase equity interests in ecology-oriented and electric utility-related projects in Chile, establish offices in the U.S. and Spain, general and administrative expenses and additional working capital.  See "Use of
                                      Proceeds."
Proposed Nasdaq Symbols(4):
         Common Stock ................ADCC
         Warrants.....................ADCCW

Risk Factors(5).......................The Common Stock and the Warrants offered hereby are speculative and involve a high degree of risk.  Investors should carefully consider the risk factors enumerated hereafter before investing in the Common Stock and the Warrants.  See "Risk Factors" and "Dilution."

--------------------

(1) Gives effect to the Reorganization. The remaining 100 shares of Common Stock are promotional shares held by Mr. Pedro P. Errazuriz, the President, CEO and Chairman of the Board of ADC and were issued to comply with Chilean law.

(2) Does not include Common Stock reserved for the Company's Stock Option Plan and Directors Plan. See "Management - Incentive and Non-Qualified Stock Option Plans."

(3) After subtracting the Underwriting discounts and commissions and estimated offering expenses payable by the Company including a 3% non-accountable expense allowance to the ^Representatives.

(4) Nasdaq symbols do not imply that an established public trading market will develop for any of these securities, or if developed, that any such market will be sustained.

(5) See "Risk Factors-Possible Applicability of Rules Relating to Low-Priced Stock; Possible Failure to Qualify for Nasdaq National Market Listing."

                          SUMMARY FINANCIAL INFORMATION

            The following table sets forth selected financial information concerning the Company qualified by reference to the historical consolidated financial statements and notes thereto included elsewhere in this Prospectus.


                               Year Ended December 31,        Period ended June 30,
                              --------------------------    -------------------------
                                                                   (unaudited)
                                 1994           1995           1995           1996
                              -----------    -----------    -----------   -----------
CONSOLIDATED EARNINGS DATA:
Revenues                      $ 2,042,884    $ 2,717,341    $ 1,355,266   $ 1,472,037
Cost of Operations                296,896        697,599        266,753       318,167
Selling and Administrative
 Expenses                         460,775        509,563        321,050       227,300
Other Income  (Expenses)         (223,963)      (520,543)      (350,758)     (131,061)
Income before Income Taxes      1,061,250        989,636        416,705       795,509
Income Taxes (Credit)              51,780         50,636         64,613       119,326
Net Income                      1,009,470        939,000        352,092       676,183
Net Income per
   common share               $      0.40    $      0.38    $      0.14   $      0.27
Weighted average shares
   outstanding                  2,500,100      2,500,100      2,500,100     2,500,100

                                                                                Period Ended
                                   Period Ended           Period Ended         June 30, 1996
                                 December 31, 1995        June 30, 1996        As Adjusted(1)
                                 -----------------        -------------        --------------
                                                         (unaudited)            (unaudited)
SUPPLEMENTAL CONSOLIDATED
    BALANCE SHEET DATA:

 Working capital                   $   173,329             $   753,121          $ 5,851,572
 Total assets                        3,960,481               4,415,134            9,513,585
 Total long-term Liabilities           706,624                 646,359              646,359
 Total liabilities                   2,194,564               1,897,434            1,832,434
 Stockholders' equity                1,765,917               2,517,700            7,616,151

-----------------------
(1) Adjusted to reflect sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and the receipt of the net proceeds therefrom (assuming an initial public offering price of $6.00 per share of Common Stock and $.25 per Warrant, respectively, and after deducting underwriting discounts and commissions and estimated offering expenses of $1,075,949). Does not include receipt of net proceeds from the exercise of the Warrants, the Representatives' Purchase Warrants, the Representatives' Over-Allotment Option or the Bridge Warrants.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. Statements contained in this Prospectus that are not historical facts are forward-looking statements that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. A number of important factors could cause the Company's actual results for 1996 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. These factors include, without limitation, those listed below in "Risk Factors."

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK AND THE WARRANTS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CONSIDER CAREFULLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS (INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO), THE FOLLOWING FACTORS:

LIMITED OPERATING HISTORY AND RISK OF INVESTMENT.

         ADC was recently organized as a holding company to acquire E&A and INA, both corporations domiciled in Chile. All the revenues shown in the financial statements are attributable to operations of E&A and INA during the relevant periods. By itself, the Company has only begun limited operations since its inception on October 19, 1994, and has no revenue through the date hereof although its operating companies, E&A and INA, have been in business for five years and ten years, respectively. The Company anticipates that it will have increased operating overhead as a result of its expanded operations resulting from the implementation of its planned business strategy, strategic plan to develop a stronger asset base, including acquisition of equity interests in the Bayesa Project and other projects, which may adversely impact the Company's profitability. Additionally, certain of the Company's proposed operations are subject to all risks inherent in the establishment of a new business enterprise in Chile. See "Business - Core Business and Strategy for Equity Participation."

RISK OF NEW PHASE OF DEVELOPMENT

         Historically, the Company's operations and revenues have been based primarily on services provided in connection with the sale of major electrical equipment and engineering and other consulting services. While the Company has been profitable during the fiscal years ended December 31, 1994 and 1995 and the first quarter of the 1996 fiscal year, based upon its service-oriented business, the Company is dependent on the proceeds of this Offering to expand its operations in order to implement its strategic plan to develop a stronger asset base and establish its presence in the U.S. and expand its presence in Europe. "See Business - Major Projects."

         Results of operations in the future will be influenced by numerous factors, including market acceptance of the Company's future projects and investments in Chile, the Company's capacity to develop and manage the projects and businesses within which it invests, competition, and the ability of the Company to control costs. There can be no assurance that revenue growth will be sustained or that these projects or businesses will be profitable. Additionally, the Company will be subject to all the risks incidental to a business entering new markets in which such business has limited history or experience. Accordingly, there can be no assurances that the Company will be able to implement its business plan, expand its operations, or develop and sustain profitable operations following the completion of this Offering. See "Business."

NEED FOR ADDITIONAL FINANCING

         Based on the Company's internal projections and budgets, as well as its results for 1994, 1995, and the first quarter of 1996 the Company believes that the net proceeds of this Offering, in addition to funds generated from (i) anticipated cash flow from operations, (ii) additional equity participation by third parties in certain of the Company's projects, and (iii) project debt financing for certain of current projects, will enable the Company to satisfy all of its anticipated financing needs for at least 12 months following the closing of this Offering. See "Use of Proceeds" and "Business - Strategy for Equity Participation."

         The Company currently owns 4.5% of Bayesa S.A ("Bayesa"), the owner of the Bayesa Project, through its 45% equity interest in Aguas y Ecologia S.A. ("A&E"). A&E currently owns 10% of the equity in Bayesa. The Company will acquire an additional 2.25% interest in Bayesa by purchasing an additional 22.5% interest in A&E pursuant to an agreement to purchase A&E shares from Inversiones y Desarrollo Demco, S.A. ("Invdemco"), for $141,750, using a portion of the net proceeds from this Offering (See "Use of Proceeds"). The Company may also purchase additional equity in Bayesa from Biwater International Ltd. ("Biwater") depending on the cost of the shares compared to other potential projects. Biwater is a major international corporation domiciled in the U.K. and is engaged in, among other businesses, the construction and operation of waste water treatment facilities and currently owns 90% of the equity in Bayesa. It is estimated that the cost to complete the Bayesa Project is $8 million and that the Bayesa Project will be completed in approximately 14-16 months after the effective date of this Prospectus. Of the $8 million needed to complete the Bayesa Project, Bayesa has entered into a credit line agreement with Banco Security to finance $4 million. In addition, Empresa de Servicios Sanitarios de Antofagasta, S.A. ("ESSAN"), a governmentowned entity in charge of the water system for the Province of Antofagasta, Chile, will fund approximately $2 million through the payment of construction and management fees pursuant to the terms of the contract between ESSAN and Bayesa to construct and operate the Bayesa Project. Banco Security has been granted a lien on the flow of payments from ESSAN as well as the equipment and machinery contained in the Bayesa Project. During the term of its contract with ESSAN, Bayesa will receive a total of approximately $19 million plus an inflation factor from ESSAN over 150 months. The balance of approximately $2 million necessary for construction of the Bayesa Project has been funded by the shareholders of Bayesa, who include Biwater and A&E, in the form of equity contributions to Bayesa. Biwater has provided approximately $1,800,000, and A&E has provided $200,000. Following the purchase of additional shares in A&E from Invdemco using a portion of the proceeds from this Offering, the Company will be a 67.5% shareholder in A&E.

         The Company believes that Bayesa has sufficient commitments from financial institutions and other sources for both debt and equity financing for the Bayesa Project. There can be no assurances, however, that financing will be available for future projects when needed or, if available, that it will be on terms acceptable to the Company or in the best interests of its shareholders. See "Use of Proceeds," "Business - Strategy for Equity Participation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

RELIANCE ON THIRD PARTY MANUFACTURERS MAY DISRUPT OPERATIONS

         The Company does not manufacture or sell any equipment. In its core business, the Company, on a contract basis, relies on third-party manufacturers for the equipment sold. Reliance on such manufacturers may subject the Company to various risks associated with scheduling and timely production and delivery of equipment, availability of completed products, as well as administrative problems dealing with one or more manufacturers or suppliers. These risks include, among others, the possibility of a change in the amount of commission payable and a postponement when a commission owed to the Company may be due. While the Company has never been subject to any material disruptions in its operations, any such disruption could have a material adverse effect on the Company. See "Business - Core Business."

COMPETITION

         In its core business, the Company is engaged in a highly-competitive segment of an industry which is very active and consistently attracts new competitors. The Company competes directly or indirectly with a number of companies, many of which are larger, better capitalized, more established and have greater access to resources necessary to produce a competitive advantage. The Company's major competitors may be deemed to be those who represent well-known manufacturers in Chile and include Gildemeister S.A.C. (Caterpillar), Sigdo Koppers Comercial S.A.C. (Dresser International, Bridgestone), Pfeninger and Co. (Sulzer Escher Wyss, Joy Manufacturing) and the local offices of larger manufacturers or traders such as Marubeni, Babcock Wilcox, Mitsubishi, General Electric, and GEC Alsthom. The Company believes, however, that the majority of these competitors do not provide the range of services that the Company provides to its customers, including arranging financing, local support and procuring local materials and products, and coordinating suppliers with the customer engineering departments. See "Business -Major Projects; Selected Representations
- Non-Exclusive; Competition."

CONTROL BY MANAGEMENT AND PRESENT SHAREHOLDERS OF THE COMPANY

         Prior to this Offering, Mr. Pedro P. Errazuriz, the President, Chief Executive Officer and Chairman of the Board of ADC, and his immediate family, directly or indirectly, owned approximately 100% of the Company's issued and outstanding Common Stock. After this Offering, Mr. Errazuriz and his immediate family will directly or indirectly own approximately 71% of the outstanding shares of Common Stock. See "Principal Shareholders." Since holders of the Common Stock do not have any cumulative voting rights and directors are elected by plurality vote, Mr. Errazuriz is in a position to control the election of directors as well as the other affairs of the Company. See "Management" and "Principal Shareholders."

DEPENDENCE ON KEY PERSONNEL

         The success of the Company is highly dependent upon the continued services of Mr. Pedro P. Errazuriz, who is the founder, President, CEO and Chairman of the Board of ADC, and of Mr. Jose Luis Yrarrazaval, Mr. Gonzalo Cordua, Mr. Juan Phillips and Mr. Juan Andres Errazuriz who are ADC's Treasurer and Secretary, Operations Vice President, Technical Vice President and General Manager, respectively. Although the Company currently has employment agreements with Mr. Pedro P. Errazuriz, Mr. Yrarrazaval, Mr. Phillips, Mr. Cordua and Mr. Juan Andres Errazuriz, the loss of the services of any of these individuals could eventually have a material adverse effect on the business of the Company. The Company intends to obtain a $1,000,000 key man life insurance policy, of which the Company will be the beneficiary, on the life of Mr. Pedro P. Errazuriz, effective as of the closing of the Offering. See "Management."

         With the implementation of the Company's business strategy, it may become necessary for the Company to hire additional experienced professional individuals to meet its expanding needs. The Company intends to use certain of its existing staff to perform a number of these duties and to participate in the selection of new personnel, as required. Such individuals may include engineers, technicians, management, marketing personnel or specialized consultants. While the Company believes that by offering competitive salaries and benefit packages, it will be able to solicit and hire qualified individuals, no assurances can be made that such individuals will accept employment with the Company or will continue to be employed by the Company, or that qualified individuals will always be available to the Company when needed.

RELATED PARTY TRANSACTIONS

         The Company has entered into transactions and may do so in the future with officers, directors and shareholders of the Company, as well as their affiliated companies. The terms of these transactions were no less favorable to the Company than those available from and to unaffiliated parties. To the extent that the Company enters into transactions with these affiliated persons and entities in the future, it will do so only on terms no less favorable to the Company than those available from and to unaffiliated parties. See "Certain Transactions."

ASSETS AND USE OF PROCEEDS TO BE HELD OUTSIDE THE U.S.; ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         While ADC is a U.S. corporation, it is a holding company for E&A and INA, both domiciled in Chile. For the foreseeable future, substantially all of the assets of the Company, including approximately 87.5% of the net proceeds from this Offering, will be held or used outside the United States (primarily in Chile). See "Use of Proceeds" and "Business - Strategy For Equity Participation."

         Enforcement by investors of civil liabilities under the U.S. Federal securities laws may adversely be affected by the fact that while ADC is located in the U.S., two of its principal subsidiaries are located in Chile. The Company's current officers, directors and management are residents of Chile, and substantially all of the assets of the Company and of the officers, directors and management of the Company are located outside the United States. Additionally, the Company's major shareholders, Errazuriz y Asociados Arquitectos, Ltda. (which currently owns approximately 40% of the Company before the Offering) is domiciled in Chile and Igenor, Ingenierie et Gestion, S.A. (which currently owns approximately 60% of the Company before the Offering) is domiciled in Switzerland. See "Principal Shareholders."

DISCRETION IN USE OF PROCEEDS

         The Company presently intends to use the net proceeds from this Offering for the purposes set forth in "Use of Proceeds." However, management of the Company has broad discretion to adjust the application and allocation of the net proceeds of this Offering in order to address changes in circumstances or opportunities. Up to approximately 44% of the net proceeds has been allocated to Bayesa and other projects. In addition, approximately 28% of the net proceeds are allocated to working capital, including expansion of marketing and sales and hiring of personnel. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds of this Offering. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

         This Offering involves immediate dilution of approximately $3.92 per share of Common Stock (or approximately 65% dilution) to new investors, without giving effect to the exercise or issuance of the Warrants, the Representatives' Over-Allotment Option, the Representatives' Purchase Warrants, the Bridge Warrants, or up to 250,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan and Directors Plan. See "Dilution" and "Management - Incentive and Non-Qualified Stock Option Plans."

ARBITRARY OFFERING PRICE AND EXERCISE PRICE OF WARRANTS

         The public offering price of the Common Stock and the Warrants and the exercise price of the Warrants, as well as the exercise price of the Representatives' Purchase Warrants, have been determined solely by negotiations between the Company and the Representatives. Among the factors considered in determining these prices were the Company's current financial condition and prospects, market prices of similar securities of comparable publicly-traded companies, and the general condition of the securities market. However, the public offering price of the Common Stock and the Warrants, and the exercise price of the Warrants and the Representatives' Purchase Warrants do not necessarily bear any relationship to the Company's assets, book value, earnings or any other established criterion of value. See "Underwriting."

NECESSITY TO MAINTAIN CURRENT PROSPECTUS

         The shares of Common Stock issuable upon exercise of the Warrants (except the Warrants issuable upon exercise of the Representatives' Purchase Warrants) have been registered with the Commission. The Company will be required, from time to time, to file post-effective amendments to its registration statement in order to maintain a current prospectus covering the issuance of such shares upon exercise of the Warrants. The Company has undertaken to make such filings and to use its best efforts to cause such post-effective amendments to become effective. If for any reason a required post-effective amendment is not filed or does not become effective or is not maintained, the holders of the Warrants may be prevented from exercising their Warrants. See "Description of Securities - Warrants."

STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

         Holders of the Warrants have the right to exercise the Warrants only if the underlying shares of Common Stock are qualified, registered or exempt from registration under applicable securities laws of the states in which the various holders of the Warrants reside. The Company cannot issue shares of Common Stock to holders of the Warrants in states where such shares are not qualified, registered or exempt. The Company has undertaken, however, to qualify on NASDAQ National Markets which provides for blue sky registration in substantially all states. See "Description of Securities - Warrants."

CALLABLE WARRANTS AND IMPACT ON INVESTORS

         The Warrants are subject to redemption by the Company in certain circumstances. The Company's exercise of this right would force a holder of the Warrants to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holder to do so, to sell the Warrants at the then current market price when the holder might otherwise wish to hold the Warrants for possible additional appreciation, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants in the event of a call for redemption. Holders who do not exercise their Warrants prior to redemption by the Company will forfeit their right to purchase the shares of Common Stock underlying the Warrants. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Securities Act of 1933, as amended, is not then in effect. See "Description of Securities - Warrants."

LACK OF EXPERIENCE OF REPRESENTATIVES

         First London Securities Corporation ("First London") does not have extensive experience as an underwriter of public offerings of securities. First London has acted as a co-managing underwriter in one firmly underwritten public offering. In addition, First London is a relatively small firm and, although the Representatives have advised the Company that they intend to make a market in the Common Stock and the Warrants, they will have no legal obligation to do so, and, no assurance can be given that the Representatives will be able to participate as market makers in the Common Stock or the Warrants, and no assurance can be given that any broker-dealer will make a market in the Common Stock or the Warrants. See "Underwriting."

REPRESENTATIVES' POTENTIAL INFLUENCE ON THE MARKET

         It is anticipated that a significant amount of the Common Stock and the Warrants will be sold to customers of the Representatives. Although the Representatives have advised the Company that they intend to make a market in the Common Stock and the Warrants, they will have no legal obligation to do so. The prices and the liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representatives' participation in the market. No assurance can be given that any market making activities of the Representatives, if commenced, will be continued. See "Underwriting."

REPRESENTATIVES' POTENTIAL INFLUENCE ON THE COMPANY

         The Company has agreed that for 24 months after the effective date of the Prospectus, if requested, it will use its best efforts to cause one individual designated by the Representatives to be elected to the Company's Board of Directors, which individual may be a director, officer, employee or affiliate of the Representatives. The Representatives may designate a person to attend meetings of the Board of Directors for 24 months after the closing of this Offering. To the extent that the Representatives cause one individual to be elected to the Company's Board of Directors, the Board member may influence other members of the Board to implement policies that are contrary to the policies of the Company's current Board of Directors. See "Underwriting."

POSSIBLE APPLICABILITY OF RULES RELATING TO LOW-PRICED STOCKS; POSSIBLE FAILURE TO QUALIFY FOR NASDAQ NATIONAL MARKET SYSTEM OR SMALLCAP MARKET LISTING

         The Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5 per share, subject to certain exceptions. While the price at which the shares of Common Stock offered to the public pursuant to this Offering will be in excess of $5.00, the Warrants offered hereby will initially be deemed to be "penny stocks" and thus will become subject to rules that impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors, unless the Common Stock and the Warrants are listed on the Nasdaq SmallCap Market or the Nasdaq National Market. There can be no assurance that the Company will be able to satisfy the listing criteria of the Nasdaq SmallCap Market or the Nasdaq National Market System or that the Common Stock or the Warrants will trade for $5 or more per security after the offering. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in a secondary market.

         Although the Company has applied for listing of the Common Stock and the Warrants on the Nasdaq National Market, there can be no assurance that such application will be approved or that a trading market for the Common Stock and the Warrants will develop or, if developed, will be sustained. Furthermore, there can be no assurance that the securities purchased by the public hereunder may be resold at their original offering price or at any other price. If the Common Stock and the Warrants are not approved for listing on the Nasdaq National Market, the Company intends to apply for listing of the Common Stock and the Warrants on the Nasdaq SmallCap Market, however, there can be no assurance that such application would be accepted.

         In order to qualify for initial listing on the Nasdaq SmallCap Market, a company must, among other things, have at least $4,000,000 in total assets, $2 million net worth, $1 million "public float," and a minimum bid price for its securities of $3 per share. For continued listing on the Nasdaq SmallCap Market, a company must maintain $2 million in total assets, a $200,000 market value of the public float and $1 million in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion on the Nasdaq SmallCap Market if the market value of the public float is at least $1 million and the Company has $2 million in capital and surplus. The failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of the Common Stock and Warrants on the Nasdaq SmallCap Market.

         If the Company is or becomes unable to meet the listing criteria (either initially or on a continued basis) of the Nasdaq SmallCap Market and is never traded or becomes delisted therefrom, trading, if any, in the Common Stock and the Warrants would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if then available, "Electronic Bulletin Board" administered by the National Association of Securities Dealers, Inc. (the "NASD"). In such an event, the market price of the Common Stock and the Warrants may be adversely impacted. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock and the Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

         The sale of a substantial number of shares of Common Stock of the Company, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon completion of this Offering, the Company will have a total of 3,500,100 shares of Common Stock outstanding (without giving effect to the exercise of the Warrants, the Representatives' Over-Allotment Option, the Representatives' Purchase Warrants, the Bridge Warrants, or up to 250,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan and Directors Plans), of which 2,500,100 represent shares of Common Stock which will be "restricted" securities within the meaning of Rule 144 under the Act and, generally, may be sold only in compliance with Rule 144 under the Act. Under Rule 144 a person who has held restricted securities for a period of two years may sell a limited number of such securities into the public market without registration of such securities under the Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of the Company to sell their restricted securities without quantity limitations once they have satisfied the Rule's three year holding period. See "Risk Factors - Shares Eligible for Future Sale." Sales made pursuant to Rule 144 by the Company's existing shareholders may have a depressive effect on the price of the shares of Common Stock in the public market, should a public market for the shares of Common Stock develop. Such sales could also adversely affect the Company's ability to raise capital at that time through the sale of its equity securities. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sales, will have on the market price of the Common Stock from time to time or the Company's ability to raise capital through an offering of its equity securities in the future. The holders of the Company's outstanding shares of Common Stock have agreed, however, not to sell or otherwise dispose of for a 24-month period from the date hereof any of the Common Stock without the prior consent of the Company and the Representatives. The Representatives have no agreements or understandings with respect to granting such consent and, in general, determine whether to grant such consent based on the facts and circumstances of a specific request.

ANTI-TAKEOVER PROVISIONS

         Certain provisions of the Company's Articles of Incorporation and Bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt of the Company, which include when and by whom special meetings of the Company may be called. In addition, certain provisions of the Florida Business Corporation Act also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested shareholders.

         Additionally, the Company's Articles of Incorporation, Bylaws and Florida law authorize the Company to indemnify its directors, officers, employees and agents and limit the personal liability of corporate directors for monetary damages, except in certain instances. See "Description of Securities - Certain Florida Legislation; Anti-takeover Effects of Certain Provisions of the Company's Articles of Incorporation and Bylaws."

EXERCISE OF REPRESENTATIVES' PURCHASE WARRANTS

         In connection with this Offering, the Company will sell to the Representatives, for nominal consideration, warrants to purchase 100,000 shares of Common Stock and 100,000 Warrants from the Company. The Representatives' Purchase Warrants will be exercisable commencing twelve months after the date of this Prospectus and will continue until four years thereafter at an exercise price of 120% of the price at which the Common Stock and Warrants are priced to the public. The Representatives' Purchase Warrants may have certain dilutive effects because the holders thereof will be given the opportunity to profit from a rise in the market price of the underlying shares with a resulting dilution in the interest of the Company's other shareholders. The terms on which the Company could obtain additional capital during the life of the Representatives' Purchase Warrants may be adversely affected because the holders of the Representatives' Purchase Warrants might be expected to exercise them at a time when the Company would otherwise be able to obtain comparable additional capital in a new offering of securities at a price per share greater than the exercise price of the Representatives' Purchase Warrants.

         The Company has agreed that, at the request of the holders thereof under certain circumstances, it will register under federal and state securities laws the Representatives' Purchase Warrants and/or the securities issuable thereunder. Exercise of these registration rights could involve substantial expense to the Company at a time when it could not afford cash expenditures and may adversely affect the terms upon which the Company may obtain additional funding and may adversely affect the price of the Common Stock. See "Underwriting."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF SECURITIES PRICES

         Prior to this Offering, there has been no public market for the Common Stock or the Warrants. Although the Company has applied to list the Common Stock and the Warrants for quotation on the Nasdaq National Market System, there can be no assurance that a regular trading market will develop (or be sustained, if developed) for the Common Stock or the Warrants upon completion of this Offering, or that purchasers will be able to resell their Common Stock or Warrants or otherwise liquidate their investment without considerable delay, if at all. Recent history relating to the market prices of newly public companies indicates that, from time to time, there may be significant volatility in their market price. There can be no assurance that the market price of the Common Stock or the Warrants will not be volatile as a result of a number of factors, including the Company's financial results or various matters affecting the stock market generally.

CONSIDERATIONS RELATING TO CHILE

         RISKS INHERENT IN INVESTING IN SOUTH AMERICAN COUNTRIES

         In the past, geopolitical frictions have existed between countries located in the southern area of South America, which includes Argentina, Brazil, Bolivia, Chile, Paraguay, Peru and Uruguay (the "Southern Cone" countries). This tension has resulted in difficulties in foreign trade, and particularly the inherent adverse effects that may develop when goods (including equipment sold through the Company) are delayed by customs. Additionally, there have been problems with citizens of one Southern Cone country freely traveling to other Southern Cone countries. Furthermore, countries have been reluctant to hire nationals of one country for executive positions in other Southern Cone countries.

         While over the past five years, travel and commerce among the Southern Cone countries have become increasingly easier and the Company has not been adversely affected by geopolitical, economical, legal or other problems inherent in doing business with foreign countries, there can be no assurances that such problems will not occur in the future. However, the Company currently does not import or export products or equipment from or to foreign countries (including Southern Cone countries). Nonetheless, to the extent that the Company does decide to become involved in projects in foreign countries and particularly with Southern Cone countries in the foreseeable future, it will do so primarily with Chilean-based companies that are developing projects outside of Chile, but who make their bidding decisions and payments in Chile.

         INFLATION

         A number of reforms have been introduced by the Chilean government over the past 20 years to achieve macroeconomic stability and to increase economic growth, while controlling inflation. The average annual inflation rate in Chile, as of December 1993, December 1994, and December 1995, has been 12.2%, 8.9% and 8.2% (based on information provided by the Banco Security). These economic and inflationary reforms which have had a direct impact on the country and, therefore, the Company include (i) implementing a monetary stabilization program, which decreases the public sector deficit and keeps a tight control on monetary expansion while maintaining a flexible, but controlled, exchange rate with foreign currencies;
(ii) privatization of public utilities; and (iii) trade, labor market and social security reforms including the free interchange of foreign and Chilean capital, elimination of many trade and custom barriers and modification and privatization of the Chilean social security system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Based on its recent experience, the Company believes, but there can be no assurances, that moderate inflation in Chile will have no material adverse effect on the Company's operations because (i) substantially all of the Company's bids and agreements are made in UF (Unidad de Fomento), an indexing mechanism used in Chile that ties most of the payments and obligations owed to the Company to Chile's consumer price index; (ii) a number of agreements are tied to tariffs regulated by the Chilean government which also contain other indexing mechanisms intended to neutralize the effects of inflation; and (iii) other agreements include other inflationary controls in the event of a devaluation of the Chilean peso against other foreign currencies. See "Use of Proceeds," "Exchange Rates" and "Business."

         While Chilean inflation has not had a material adverse effect on the operations of the Company over the past three years, there can be no assurance that changes in the performance of the Chilean economy will not adversely affect the Company or the securities offered hereby.

         CURRENCY FLUCTUATIONS

         The Chilean government's economic policies and any future changes in the value of the Chilean peso against the U.S. dollar could adversely affect the value of the Common Stock and Warrants. The Chilean peso has been subject to large devaluations in the past and may be subject to significant fluctuations in the future. In the period from January 1, 1994 to March 31, 1996, the value of the peso relative to the U.S. dollar declined approximately 5% (from 397.87 to 411.61 Chilean pesos for one U.S. dollar) in nominal terms, based on the Tipo de Cambio Observado (Observed Exchange Rate), an exchange rate value supplied daily by the Central Bank of Chile which corresponds to the medium rate at which the U.S. dollars were freely sold or bought by the banks to any customer the day before. See "Exchange Rates."

         Currency fluctuations may have an effect on the Company's current activities by the fact that the Company's operational expenses (costs) are tied to the UF, while revenues are generally tied to the U.S. dollar or other foreign currencies (depending from whom equipment is purchased or for whom services are provided). See "Exchange Rates." A weakening of the U.S. dollar (or other foreign currencies) against the Chilean peso means that while the Company's revenues may remain unaffected by the weakening of the U.S. dollar against the Chilean peso, the Company's costs (which are paid in Chilean pesos) will increase. Conversely, if the Chilean peso is weak against foreign currencies, the cost of local goods and services are less expensive. While currency fluctuations have not had a material effect on the financial condition of the Company during the past three years (see "Financial Statements") because most of the Company's contracts and agreements (both with foreign and domestic entities) either are tied (i) directly to the UF; (ii) to both the UF and U.S. dollar in parity; or (iii) are regulated by government controlled tariffs with internal mechanisms to control currency fluctuations, no assurances can be made that any such currency fluctuation will not adversely affect the Company. See "Exchange Rates" and "Management's Discussion and Analysis of Financial Condition and Results of Operation."

         FOREIGN CORRUPT PRACTICES ACT

         Substantially all of the Company's operations are transacted in South America. To the extent that the Company conducts operations and sells its products outside the U.S., the Company is subject to the Foreign Corrupt Practices Act which makes it unlawful for any issuer to corruptly pay or offer to pay, any money or anything of value to any foreign official, foreign political party or official thereof or any candidate for foreign political office ("Foreign Officials") or any person with knowledge that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any Foreign Official.

         While the Company has not made any offers, payments, promises to pay, or authorization of any money or anything of value to any foreign officials, the Company has implemented a policy to be followed by the officers, directors, employees and anyone acting on behalf of the Company, that no such payments can and will be made. The Company has made all employees cognizant of the need for compliance with the Foreign Corrupt Practices Act and any violation of the Company policy will result in dismissal. Further, the Company conducts periodic reviews of this policy with all employees to ensure full compliance.

TAXES ON DIVIDENDS

         Upon distribution of a dividend, a foreign or a Chilean shareholder of a Chilean corporation is subject to a 35% percent withholding tax less a credit for any corporate taxes paid by the Chilean corporation. However, the payment of foreign (Chilean) taxes may be credited against U.S. federal income tax. Persons investing in Chilean corporations have the right to be exempt from any contribution, tax or other obligation on the net proceeds resulting from the sale of stock of such Chilean corporation or the sale or liquidation of entities acquired with proceeds of such investment, up to the amount of capital brought into Chile through the investment. This is accomplished by entering into a foreign investment contract with the Chilean government.

         In addition, persons investing in Chilean corporations have the right to opt for a system of tax invariability that fixes the tax laws applicable to the investment to the laws applicable at the time of the investment (See "Risk Factors - Restrictions on Repatriation with Respect to Investment in Underlying Shares").

         Through the Reorganization and the use of net proceeds of this Offering by the Company to conduct operations in Chile, the Company will be making investments subject to the aforementioned taxes. Potential purchasers of the Common Stock and the Warrants should consult their own tax advisors regarding the impact of these taxes.

RESTRICTIONS ON REPATRIATION WITH RESPECT TO INVESTMENTS IN UNDERLYING SHARES

         Equity investments in Chile by persons who are not Chilean residents are legally protected and cannot be generally subject to exchange-control regulations which restrict the repatriation of the investments, if not expressly agreed otherwise at the moment of investing in the country. Earnings follow the same rule, but are subject to profit taxes (See "Risk Factors - Chilean Taxes on Dividends"). Although there have been no cases of deviations from this rule for more than 21 years, there is no assurance that such a deviation could not occur in the future. The Company intends to enter into a foreign investment contract with the government which stays the laws concerning foreign investments as of the date of the contract and permits income to flow outside Chile. Through the Reorganization and the use of net proceeds of this offering to conduct operations in Chile, the Company will be making investments subject to the aforementioned restrictions. There can be no assurances that the aforementioned restrictions will not have a material adverse impact on the Company and its shareholders. See "Business - Government Regulations."

         It is not possible to foresee all risk factors which may affect the Company. Moreover, there can be no assurance that the Company will successfully effectuate its business plan. Each prospective investor should carefully analyze the risks and merits of an investment in the Common Stock and the Warrants and should take into consideration when making such an analysis, among others, the risk factors discussed above.

                                 USE OF PROCEEDS

         The gross proceeds from the sale of the 1,000,000 shares of Common and 1,000,000 Warrants offered hereby are estimated to be $6,250,000 assuming an initial public offering price of $6.00 per share of Common Stock and $0.25 per Warrant. The net proceeds of this Offering are estimated to be $5,437,500 after deducting from the gross proceeds of this Offering underwriting discounts and commissions, a non-accountable expense allowance payable to the Representatives equal to 3% of such gross proceeds. This does not include Offering expenses payable by the Company estimated to be approximetely $300,000. Approximately $4,327,079 (83.6%) of the net proceeds will flow to Chile. The Company intends to use the proceeds of this Offering, during the 12 months following the date of this Prospectus, approximately as follows:

Anticipated Use of Net Proceeds                  Approximate Amount     Percentage of Proceeds
-------------------------------                  ------------------     ----------------------
Acquisition and Development of
other Projects(1)(3)................................  $2,158,250                    39%
Purchase of Additional Shares of Bayesa(2)..........  $  141,750                     3%
Retirement of Debt(4)...............................  $  700,000                    13%
Establishment of a  U.S. office(5)..................  $  425,000                     8%
Establishment of an office in Spain(5)..............  $  425,000                     8%
Repayment of Bridge Loan . .........................  $   65,000                     1%
                                                      ----------                   ----
Working capital(6)..................................  $1,522,550                    28%
                                                      ----------                   ----
Total...............................................  $5,437,550                   100%
                                                      ==========                   ====

-----------------

(1) The aggregate amount of proceeds that directly or indirectly flow to affiliates include the purchase of an additional equity interest in the Bayesa Project through the purchase of A&E shares from Invdemco for $141,750 and the retirement of the outstanding mortgage on the Villarrica Property ($700,000) upon the purchase of the Villarrica Property by Invdemco. Invdemco is owned by Mr. Errazuriz, President, CEO and Chairman of the Board of ADC, and other members of his family. Mr. Errazuriz is a 50% shareholder of Invdemco. See notes (2) and (4) herein and "Certain Transactions".

(2) The Bayesa Project includes the design, construction and management of a waste water treatment facility in Antofagasta, Chile and the right to sell reclaimed industrial grade water. To facilitate the acquisition of an additional equity interest in Bayesa, the Company will purchase an additional 22.5% interest in A&E which translates into a 2.25% equity interest in Bayesa for $141,750, pursuant to an agreement to purchase A&E shares from Invdemco consummated in March of 1996 with the shareholders of Invdemco. Invdemco is owned by Mr. Errazuriz, President, CEO and Chairman of the Board of ADC, and other members of his family. Mr. Errazuriz is a 50% shareholder of Invdemco. During December, 1995, the Company completed a similar transaction, and purchased 45% of A&E which equals a 4.5% equity interest in Bayesa for $283,500. The valuation of the shares of A&E acquired and to be acquired from Invdemco was determined by an unrelated third party valuation consultant, Ingesis Ltd., and was based upon the projected revenues for the Bayesa Project. The Company may consider purchasing additional equity in Bayesa from Biwater depending on the cost of such equity as compared to other potential projects. The cost of the Bayesa Project is estimated to be $8 million, of which $6 million or 75% is expected to come from sources other than capital contributions to Bayesa, including bank financing ($4 million) and from the payment of construction and management fees ($2 million). The remaining $2 million for the Bayesa Project has been funded by the shareholders of Bayesa in the form of capital contributions to Bayesa ($1,800,000 by Biwater and $200,000 by A&E). See "Risk Factors - Need for Additional Financing."

(3) The Company is presently reviewing various projects for acquisition and development. However, as of the date of this Prospectus, the Company has not entered into any agreements with respect to acquiring equity interests in any projects other than the Bayesa Project.

(4) Retirement of Debt relates to retirement of the outstanding mortgage on the Villarrica Property which is being sold to Invdemco for $1,212,063. Invdemco is owned by Mr. Errazuriz, President, CEO and Chairman of the Board of ADC, and other members of his family. Mr. Errazuriz is a 50% shareholder of Invdemco. See "Management Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Certain Transactions" and "Supplemental Consolidated Financial Statements-Note 9."

(5) A total of $850,000 will be used to establish Company offices in Spain and the U.S.

(6)      The working capital will be used, primarily, in Chile.

         The amounts set forth above are estimates developed by management of the allocations of the net proceeds of this Offering based upon the current state of the Company's business operations, its plans and current economic and industry conditions. The proposed application of the net proceeds is subject to changes in operating circumstances and financial conditions in general not presently anticipated and not deemed to represent a substantial departure from the allocations set forth above. There can be no assurance that the Company's estimates will prove to be accurate or that unforeseen expenses will not occur. The Company expects that the net proceeds from this Offering, combined with funds generated from on-going business operations, will be sufficient to enable the Company to continue to pursue its present and proposed business activities for a period of at least 12 months from the date of the completion of this Offering. Any additional proceeds realized from the exercise of the Representatives' Over-Allotment Option or the Warrants will be used for working capital in Chile to develop an equity participation by the Company in the hydroelectric sector in Chile. Pending use of the net proceeds of this Offering, the Company may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, United States Government obligations and money market funds. Any income derived from these short term investments will be used for working capital.

                                 DIVIDEND POLICY

         ADC has never paid dividends on its common stock since its inception on October 19, 1994; however, both INA and E&A paid dividends in the aggregate to their shareholders during 1993, 1994 and 1995, of $835,737, $866,256 and $300,000, respectively, based on net revenues and net income for those years. The Company does not intend to pay cash dividends in the foreseeable future. See "Principal Shareholders" and "Description of Securities."

                                    DILUTION

         The net tangible book value of the common stock at June 30, 1996 was $2,517,700 or $1.01 per share. "Net tangible book value per share" represents the amount of total tangible assets less total liabilities, divided by the number of total shares of Common Stock outstanding. After giving effect to the sale of the 1,000,000 shares of Common Stock at an assumed initial public offering price of $6.00 per share, with no value being attributable to the Warrant, and the initial application of the estimated net proceeds therefrom, pro forma as adjusted net tangible book value of the Company at June 30, 1996, would have been $7,616,151 or $2.18 per share, representing an immediate increase in net tangible book value of $1.17 per share to existing shareholders and an immediate dilution of $3.82 per share (or approximately 64% dilution) to purchasers of shares of Common Stock in this Offering as illustrated in the following table:

Assumed initial public offering price per share(1).............          $6.00
  Net tangible book value per share before Offering............  $1.01
  Increase in value per share  attributable to new investors...   1.17
Pro forma net tangible book value per share after Offering(2)..          $2.18
Dilution per share to new investors............................          $3.82
Percent of Dilution to new investors...........................             64%


The following table sets forth as of June 30, 1996, (i) the number of shares of Common Stock purchased from the Company by the existing shareholders (giving effect to the exchange of shares of Common Stock for all of the issued and outstanding equity interests of INA and E&A to be effective upon closing of this Offering), the total consideration paid and the average price per share paid for such shares by the existing shareholders; and (ii) the number of shares of Common Stock to be sold by the Company in this offering, the total consideration to be paid and the average price per share.


                             Shares Purchased     Total Cash Consideration   Average Price
                             ----------------     ------------------------   -------------
                           Number     Percentage    Amount      Percentage     Per Share
                           ------     ----------    ------      ----------     ---------
Existing Shareholders    2,500,110         71%    $  749,622         9.84%       $ 0.30
New Investors            1,000,000         29%    $6,250,000(2)     90.26%       $ 6.25(1)
                         ---------       ----     ----------       ------        ======
Total                    3,500,100        100%    $6,999,622        100.0%       $ 2.00
                         =========       ====     ==========       ======


-------------------

(1) Offering price before deduction of underwriting discounts and commissions payable by the Company.

(2) Does not include exercise or issuance of the Warrants, the Representatives's Over-Allotment option, the Representatives' Purchase Warrants, the Bridge Warrants, or up to 250,000 shares of common stock reserved for issuance under the Stock Option Plan or the Directors Plan. See "Management - Incentive and Non-Qualified Stock Option Plans."

                                 CAPITALIZATION
         The following table sets forth as of June 30, 1996, the capitalization of the Company, actual and as adjusted for the issuance and sale of the 1,000,000 shares offered hereby assuming an initial public offering price of $6.00 per share of Common Stock and $.25 per Warrant and after deducting estimated offering expenses payable by the Company and underwriting discounts and commissions and after giving effect to the initial application of the net proceeds therefrom.



                                                                                           Historical
                                                                       Historical(1)    As Adjusted(1)(2)
                                                                       -------------    -----------------
Long-term Debt(3)...................................................      $628,243          $252,965

Retirement benefit obligation.......................................        18,116            18,116

Stockholders' equity:
   Common Stock ($.0001 par value) 20,000,000 shares authorized;
   2,500,100 issued and outstanding (actual) and 3,500,100
   (as adjusted)(2).................................................           250               350

Additional paid-in capital..........................................       749,622         5,923,573

Retained earnings...................................................     1,813,919         1,738,319

Cumulative translation adjustment...................................       (46,091)          (46,091)
                                                                        ----------        ----------

Total shareholders' equity..........................................     2,517,700         7,616,151

   Total capitalization.............................................    $3,164,059        $7,887,232


-------------------

(1) Gives effect to the Reorganization and excludes the issuance of (i) 1,000,000 shares of Common Stock upon exercise of the Warrants (ii) up to 100,000 shares of Common Stock issuable pursuant to the Representative's Over-Allotment Option or that underlie the Warrants contained therein; (iii) up to 100,000 shares issuable pursuant to the Representatives' Purchase Warrants or that underlie the Warrants contained therein and (iv) up to 21,000 share of Common Stock issuable upon exercise of the Bridge Warrants and (v) up to 250,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plans and Directors Stock Option Plan, of which no shares of Common Stock are currently subject to outstanding options. See "Underwriting," "Management - Incentive and Non-Qualified Stock Option Plans," and "Description of Securities.

(2) Gives effect to the issuance of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and the receipt of the net proceeds therefrom.

(3) Includes the deduction of long-term debt on the Villarrica property. See "Supplemental Consolidated Financial Statements - Note 9."

                                 EXCHANGE RATES

         Unless otherwise specified, references herein to "U.S. dollars", "dollars", "$", or "U.S.$" are to United States dollars and references to "Chilean pesos," "pesos" or "Ch$" are to Chilean pesos, the legal currency of Chile, and peso-denominated monetary unit. The Unidad de Fomento (UF) rate is set daily against the Chilean peso in advance based upon the changes in the previous month's inflation rate. The UF is a monetary unit indexed daily with the Chile Consumer Price Index (CPI). As of July 11, 1996, the exchange rate was
31.77 U.S. dollars to 1 UF.

         For the convenience of the reader, this Prospectus contains translations of certain peso amounts into U.S. dollars at specified rates. Unless otherwise indicated, information regarding the U.S. dollar equivalents of amounts in pesos is based on the Observed Exchange Rate (as defined herein under "Exchange Rate") reported by the Banco Central de Chile (the "Central Bank of Chile" or the "Central Bank") for July 11, 1996, which was Ch$411.29 = U.S.$1.00. The Federal Reserve Bank of New York does not report a noon buying rate for pesos. No representation is made that the peso or U.S. dollar amounts shown in this Prospectus could have been or could be converted into U.S. dollars or pesos, as the case may be, at such rate or at any other rate.

         Chile's Ley Organica Constitucional del Banco Central de Chile No.
18.840 (the "Central Bank Act") enacted in 1989, liberalized the rules that govern the ability to buy and sell foreign exchange. Prior to 1989, the law permitted the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank of Chile (the "Central Bank"). The Central Bank Act now provides that the Central Bank may determine that certain purchases and sales of foreign exchange may be exercised by the banks and other entities so authorized by the Central Bank.

         For the purposes of certain operations at the Formal Exchange Market, the Central Bank sets a reference exchange rate (dolar acuerdo) (the "Reference Exchange Rate"). The Reference Exchange Rate is reset monthly by the Central Bank, taking internal and external inflation into account, and is adjusted daily to reflect variations in parities between the peso and each of the U.S. dollar, the Japanese yen and the German mark. In January 1992, the Central Bank revalued the Reference Exchange Rate by 5%. The Central Bank, in order to keep the average exchange rate within certain limits, intervenes by buying or selling foreign exchange on the Formal Exchange Market. The daily observed exchange rate or spot rate for a given date (the "Observed Exchange Rate") is the average exchange rate at which commercial banks conduct authorized transactions on such date as determined by the Central Bank. The Central Bank is authorized to carry out its transactions at those rates. It generally carries out its transactions at the Reference Exchange Rate and at the spot market rate. However, when commercial banks exceed their own regulations and responsibilities and need to buy U.S. dollars from the Central Bank, or need to sell U.S. dollars to the Central Bank, such sales are made by the Central Bank not above 10% of the Reference Exchange Rate and such purchases are made by the Central Bank not below 10% of the Reference Exchange Rate. Authorized transactions by banks are generally transacted at the spot market rate which may fluctuate between 10% over and 10% under the Reference Exchange Rate as a maximum, but has a steady movement with daily fluctuations which usually do not exceed 0.5% of the previous day's price.

         Purchases and sales of foreign exchange which may be affected outside the Formal Exchange Market can be carried out in the Mercado Cambiario Informal (the "Informal Exchange Market"). The Informal Exchange Market and its predecessor, the "Unofficial Market," reflect the supply and demand for foreign currency. There are no limits imposed on the extent to which the rate of exchange in the Informal Exchange Market can fluctuate above or below the Observed Exchange Rate. The Company estimates that since 1989, the rate of exchange for pesos into U.S. dollars on such markets has usually fluctuated between approximately 0.2% below and 1.5% above the Observed Exchange Rate.

         The following table sets forth the annual high, low, average and year-end Observed Exchange Rate for U.S. dollars for each year starting in 1990 as reported by the Central Bank. The Federal Reserve Bank of New York does not report a noon buying rate for pesos.

   Year                  Observed Exchange Rates of Ch$ per U.S.$
   ----                  ----------------------------------------
                         Low(1)       High(1)      Average(2)       Period End
                         ------       -------      ----------       ----------

   1990                  280.88       337.75       304.90              336.86
   1991                  336.67       374.87       349.21              371.93
   1992                  343.93       382.33       362.58              382.33
   1993                  382.12       431.04       404.17              431.04
   1994                  397.87       433.69       420.18              404.09
   1995                  385.78       409.40       396.73              395.89
   1996 (1st Quarter)    404.76       413.86       410.35              411.61

Source:  CENTRAL BANK OF CHILE
-------------------

(1) Exchange rates are the actual high and low, on a day-to-day basis, for each period.

(2)      The average monthly rates during the period.

                             SELECTED FINANCIAL DATA

         The following tables set forth below contain selected consolidated financial data as of and for the dates indicated, which have been derived from the Company's historical consolidated financial statements which have been audited by Mutnick & Associates, P.A., independent auditors for the years ended December 31, 1994 and 1995, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.


                                Year Ended December 31,       Period ended June 30,
                              --------------------------    -------------------------
                                                                   (unaudited)
                                 1994           1995           1995          1996
                              -----------    -----------    -----------   -----------
CONSOLIDATED EARNINGS DATA:

Revenues                      $ 2,042,884    $ 2,717,341    $ 1,355,266   $ 1,472,037
Cost of Operations                296,896        697,599        266,753       318,167
Selling and Administrative
 Expenses                         460,775        509,563        321,050       227,300
Other Income  (Expenses)         (223,963)      (520,543)      (350,758)     (131,061)
Income before Income Taxes      1,061,250        989,636        416,705       795,509
Income Taxes (Credit)              51,780         50,636         64,613       119,326
Net Income                      1,009,470        939,000        352,092       676,183
Net Income per
   common share               $      0.40    $      0.38    $      0.14   $      0.27
Weighted average shares
   outstanding                  2,500,100      2,500,100      2,500,100     2,500,100



                                                                                   Period Ended
                                    Period Ended           Period Ended           June 30, 1996
                                  December 31, 1995        June 30, 1996          As Adjusted(1)
                                  -----------------        -------------          --------------
                                                            (unaudited)             (unaudited)
SUPPLEMENTAL CONSOLIDATED
    BALANCE SHEET DATA:

 Working capital                     $   173,329            $   753,121             $ 5,851,572
 Total assets                          3,960,481              4,415,134               9,513,585
 Total long-term Liabilities             706,624                646,359                 646,359
 Total liabilities                     2,194,564              1,897,434               1,832,434
 Stockholders' equity                  1,765,917              2,517,700               7,616,151


-----------------------

(1) Adjusted to reflect sale of 1,000,000 shares of Common Stock and 1,000,000 Warrants offered hereby and the receipt of the net proceeds therefrom (assuming an initial public offering price of $6.00 per share of Common Stock and $.25 per Warrant, respectively, and after deducting underwriting discounts and commissions and estimated offering expenses of $1,075,949). Does not include receipt of net proceeds from the exercise of the Warrants, the Representatives' Purchase Warrants, the Representatives' Over-Allotment Option.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with the consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

         The Company was organized in 1994 to acquire E&A and INA which, since 1991 and 1986, respectively, have been engaged in Chile in the sale, as agent, of foreign electrical and mechanical equipment, representation of foreign manufacturers of these types of equipment and products in Chile, and providing engineering, consulting and project management services in Chile.

         Commencing in or about 1991, the Company directly focused its efforts in the mining and energy sectors believing that representation and services in such areas would offer greater efficiency and profitability to the Company. To facilitate this change in focus which required more highly qualified technological services, the Company changed the composition of its personnel to include civil and industrial engineers with special expertise in the mining and energy areas.

         While the Company's revenues and earnings have increased from 1992 through June 30, 1996, management believes that in addition to growing its core business, it can maximize its growth and profitability, as well as increase its asset base, by establishing equity positions in various projects.

         Decisions by management have been made in the context of changes in the Chilean political and economic environment. Today, Chile is one of the fastest growing economies in Latin America, with a 6.9% growth rate in 1995 marking its 12th year of growth in a row. The transformation of the Chilean economy, which started in the mid-1970's following the assumption of power by the military government and a return to democracy in 1984, has continued over the past twenty years with reforms being made in various areas. As they relate to the Company, the more significant areas of reform include:

         1.       Monetary stabilization program aimed at reducing inflation;

         2. Public sector reforms seeking to reach macroeconomic stability and improving the efficiency of the public sector and economy as a whole;

         3. Privatization programs to remove the government from activities that the private sector could undertake and to expand activities where the public sector has a role to play such as basic health and education services;

         4. Trade reforms to provide appropriate incentives to export oriented and import competing activities and increasing the integration of Chile with the rest of the world; and

         5.       Social security reforms.

         Coupled with these five areas, the Chilean government has attempted to grant foreigners greater access to all sectors and markets of the economy. As a result, the amount of foreign private investment has significantly increased, particularly during the 1990's.

         The Chilean government is also pursuing various trade initiatives which are as follows:

         * EU (European Union) Market: The Chilean government has been advised by the committee of EU ambassadors that the EU organization is considering the request of the Chilean government for Chile to become an associate member of the EU. However, because the EU is presently focusing on agreements with eastern European countries, the Chilean government does not expect any actions to be taken by the EU in the near future.

         * MERCOSUR: The Chilean government has recently been admitted as a full member of Mercosur, an alliance of Argentina, Brazil, Paraguay and Uruguay that eliminates tariffs in order to create free trade among its member nations. However, as a precondition to its joining Mercosur, the Chilean government has required that the other member countries comply with the Chilean system, which is oriented to a market type of economy. This would mean that the Mercosur countries would diminish their custom duties to no more than 11% (with certain minor exceptions) and accept products from Chile consisting of imported components. The Chilean government has not received any indication that these conditions will occur within the foreseeable future.

         * NAFTA (the North American Free Trade Agreement): The Chilean government has anticipated that it will become a signatory to NAFTA which will bring the country into the U.S.-Mexican-Canadian free trade zone, once the treaty is resubmitted to and approved by the U.S. Congress to accept Chile as a signatory to NAFTA. As a result of the economic crisis in Mexico, during 1995 the current U.S. administration temporarily shelved the vote on Chile to become a member nation of NAFTA, and there are indications that it will be resubmitted following this year's U.S. elections. There can be no assurance, however, that such treaty will be approved by the U.S. Congress or the Chilean government in the foreseeable future.

         Management believes that the reforms and programs that have been implemented by the Chilean government over the past twenty years have been positive for the Company. Although increased competition may arise from companies providing similar services, the Company, for reasons stated herein, (see "Business Competition") believes that demand will continue for its services. As an example, the total amount of electrical power on line in Chile is approximately 5,500 megawatts (MW). It is projected that the need for electrical power will continue to increase by at least 5% annually, and the Company, which has historically been involved in the construction of most electrical generation projects in Chile, will continue to be so involved. Additionally, and as an adjunct to the growth of electrical generation projects in Chile, there are plans for two natural gas pipelines: one in the north and one in the south of Chile, to be used as a source for energy. The Company has received a written agreement from Westinghouse Electric Corporation, whereby the Company is to act as special agent on behalf of Westinghouse for the first of a number of electrical generation projects fueled by natural gas in Chile.

         The Company believes that, as a result of currency and other monetary reforms, the government of Chile has reduced the risk of fluctuations of currency on its business. Generally the Company's commission revenue is in the foreign currency of the primary manufacturer of the equipment (generally U.S. dollars or Swiss francs) although approximately one-third of its income comes from local sources and is received in foreign contracts denominated in pesos (typically UF). See "Exchange Rates."

         Moreover, should the various trade initiatives result in trade agreements, the Company believes that it will be well positioned to take advantage of these agreements, since the Company would have a wider array of potential manufacturers to represent on specific bids and there may be additional opportunities to sell products and services in South America. However, since the current import duty levied on goods and services in Chile from most foreign manufacturers is 11%, the Company is not dependent on any of these initiatives resulting in a trade agreement(s).

         The Company has represented foreign manufacturers and engineering companies in the sale of products and services to the majority of the electric utilities, mining, oil and cellulose companies in Chile, which are both privately owned and government owned. In selling equipment and services to these companies, there is normally a pre-qualification process that results in a list of qualified bidders. Therefore, if the manufacturers and engineers represented by the Company have the proper qualifying credentials, the Company is assured of being able to present a bid on behalf of these companies. Additionally, while the concentration of potential customers is limited by the size of Chile per se, historically companies requesting bids have multiple bids throughout the course of the year.

PLAN OF OPERATIONS

         In addition to the growth of its core business, the Company's plan of operation for the next 12 months involves the establishment of equity positions in some projects, as well as participation in the management of these projects. While requirements and issues of liquidity are described below, the Company does not expect a significant change in the number of employees after the closing of this Offering, except for the staffing of the U.S. and European offices and the Company does not anticipate the purchase or sale of plant and significant equipment.

RESULTS OF OPERATIONS

         In the past, the Company's core operations have been focused on three areas (i) engineering services and the sale of minor equipment and parts for projects throughout Chile; (ii) project management and the sale, as agent, of major equipment for three to five large projects during any given year and (iii) the preparation of business for third parties. While the period between the payment by the Company for the goods and services and the receipt of revenues in connection with the goods and services described in (i) above is typically close in time, this is not necessarily so with regard to payments and receipts for those goods and services described in (ii) and (iii) above. Often the interval between payments by the Company for equipment and services for major projects and receipt of revenues in connection with the same equipment and services is spread out over a longer period of time. Thus, the fluctuation in the results of operations for each quarter may vary greatly, depending on the timing of payments for major equipment (both by and to the Company).

DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994

         Gross revenues for the fiscal year ended December 31, 1995, increased $674,457 over the fiscal year ended December 31, 1994 from $2,042,884 to $2,717,341, an increase of approximately 33%. This increase is due primarily to being awarded certain projects such as the Mitsubishi/Endesa Quillota Combined Cycle Gas powered electrical generating plant (the "Endesa Quillota Project") and the Westinghouse Gas Turbine in Peru and the billing for work associated with the research and design of the Macul Project.

         Cost of Operations for the fiscal year ended December 31, 1995, increased $400,703 from $296,896 to $697,599 for the fiscal year ended December 31, 1994, an increase of 135%. This significant increase in cost of operations and consequently the decrease in gross margins is attributable to start-up costs associated with the Macul Project (including engineering studies costing $75,000, and fencing and signage costs of $20,000), increased technical consulting services associated with the Endesa Quillota Project, and costs of other projects ;which required the use of outside consultants. (approximately $150,000).

         Selling and administrative expenses for the fiscal year ended December 31, 1995, were $509,563, versus $460,775 for fiscal year ended December 31, 1994, an increase of $48,788. This increase is attributable to the increase in total revenues which required an additional support staff for various bids and other core business projects.

         Other expenses for the fiscal year ended December 31, 1995, were $520,543, versus $223,963 for fiscal year ended December 31, 1994, an increase of $296,580. This increase is attributable to an increase in interest payments on corporate debt and $276,506 in non-operating curtailed offering costs as reflected as a seperate line item in the financial statements.

         Net income for the fiscal year ended December 31, 1995, was $939,000, versus $1,009,470 for fiscal year ended December 31, 1994, an increase of $70,470. This decrease is attributable to the Company having a non-operating expenses of $276,506 associated with the curtailed public offering against the efforts of the Company successfully presenting bids for manufacturers it represented and receiving commissions and consulting fees for such work.

SIX MONTH PERIOD ENDED JUNE 30, 1996 COMPARED TO SIX MONTH PERIOD ENDED JUNE 30, 1995

         Gross revenues for the six month period ended June 30, 1996, increased $106,771 from that of the six month period ended June 30, 1995, from $1,355,266 to $1,427,037 or 7%. This increase is attributable to the Company being awarded, contracts for the six month period ended June 30, 1996, including a contract on behalf of Siemens Corporation, of the Limache Combined Cycle Power Plant for Colbun S.A., which offset revenues from contracts that concluded in the first six month period end June 30, 1995. The result is an overall increase of $106,771. Because of the nature of the Compnay's business (based on the timing of regognition of revenues), it is possible that there can be significant differences from one quarter to the next.

         Cost of Operations for the six month period ended June 30, 1996, increased $51,414 over the same period ended June 30, 1995, from $266,753 to $318,167 or 21%. This increase is attributable to the use of outside consultants for the Colbun, S.A. projects.

         Selling and Administrative Expenses for the six month period ended
June 30, 1996 were $227,300, a decrease of $93,750 or 29% over the amount of $321,050 for same period ended June 30, 1995. This decrease is attributable to a reduction in staffing that was required previously to develop and sell the Macul Project, and additionally because of the transfer of some of the staff from employment by the Company to employment by the new owners of the Macul Project.

         Other expenses for the period ended June 30, 1996 were $131,061 versus $350,758 of other expenses for the period ended June 30, 1995 or a decrease of $219,697 or 62.6%. This decrease is attributable to the fact during the six months of 1995, the Company was able to earn other income from rental charges it made to a non-affiliate in its establishment of a restaurant on the site of the Macul project and the Company had non-operating expenses of $276,506 associated with the curtailed public offering which resulted in a net of other expenses of $350,758 as reflected as a separate line item in the financial statements.

         Net income for the period June 30,1996, was $676,183 versus $352,092 for June 30, 1995, an increase of $324,091 or 92%. During the first six months ending June 30, 1996, there was other income of $59,267 associated with the Macul project and there was also an increase expense during the period of $15,886. This 92% increase is attributable to an overall increase in gross revenues.

LIQUIDITY AND CAPITAL RESOURCES

         As of June 30, 1996, accounts receivable increased by $365,522 to $1,768,523 from $1,403,001 as of year ended December 31, 1995. The amount of the receivables outstanding and the number of days outstanding is attributable to the timing of recognition of revenues as compared to the date of payment. In particular, in the case of equipment sales, the Company recognizes revenues on the sale of the equipment or on a turnkey project, where the contract between the purchasing company and the manufacturer is signed by both parties or an "order to proceed" is issued by the buyer. While the schedule of payment is set by contract, the time of payment is determined by practices of the exporting country involved in the transaction as well as unanticipated delays caused by obtaining permits and export licenses and as a result, it is not unusual for a transfer of funds to take 60-180 days. The Company normally receives its commissions, which are fully earned at the time the award is made, 30 days after receipt of funds by the manufacturer it represents and generally payment terms conform to the payment schedule between the buyer and the seller. Therefore, as in the case of the Polpaico project, which was awarded to Mitsubishi in December of 1995 and which was initially in excess of $1,000,000, payment for this project which accounts for $537,927 of the outstanding receivables at June 30, 1996 was delayed because of changes in the export license. While 50% of the initial receivable of in excess of $1,000,000 was paid to the Company in June 1996, the Company anticipates that it will be paid the balance of the receivable from Mitsubishi in December 1996. In addition, at June 30,1996, the Company had a receibable from Siemens, A.G. of $1,022,038. Payment of $840,000 is to be received on or about September 15, 1996, while the balance of approximately $160,000 is to be paid in December 1996. The timing of the receipt of payment may from time to time affect the Company's liquidity. In the past, the Company has utilized its short term lines of credit to satisfy its financial requirements. In the future, the Company anticipates it will have proceeds from this offering which may be used in additon or in lieu of tis lines of credit.

Based upon the historical collectability of its receivables and the nature of the companies and/or entities with which it engages in business (e.g. Mitsubishi Corporation and Siemens A.G., among others) management believes that all of its receivables are collectible.

         Accounts payable decreased $119,824 from $384,282 as of fiscal year ended December 31, 1995 to $269,458 as of June 30, 1996. This decrease is attributable to receipt of certain outstanding accounts receivable.

         Due from related parties remained relatively unchanged from $5,696 at December 31, 1995 to $0 at June 30, 1996.

         Current obligations with banks increased to $387,361 at June 30, 1996 from $367,658 at December 31, 1995, a decrease of $12,206. This increase is attributable to the Company need for increased capital required for other projects. Short term obligations with banks are current as of June 30, 1996.

         Current other assets decreased to $91,961 at June 30, 1996 from $177,489 at December 31, 1995, a decrease of $85,528 or 48%. This decrease is attributable to a reduction in deposits to suppliers and other advances to subcontractors required for various core projects.

         Income taxes expense increased to $119,326 at June 30, 1996 from $50,636 at December 31, 1995, an increase of $68,690 or 136%. This increase is attributable to a reduction in foreign income and reflects the profit from the period ended June 30, 1996 being taxed at the maximum Chilean rate of 15%.

         The Company's balance sheet reflects undeveloped real estate in the amount of $481,278. This property, located in Villarrica, Chile, was previously categorized as "property for sale." The property as of March 31, 1996 has been taken off the market indefinitely, but may still be utilized for various bank guarantees. In addition to this undeveloped real estate, the Company owns real estate which includes a house (the "Villarrica Property") which has a carrying value of $1,212,063 (reflecting depreciation for the three months ended March 31, 1996). This property was formerly categorized as "under construction" has now been completed and has been used to secure various loans. Concurrent with the closing of this Offering, Mr. Errazuriz, the Company's President, Chief Executive Officer and Chairman of the Board will acquire this house and property from the Company for $1,212,063. The Company intends to pay off all outstanding mortgages on this property (approximately $700,000) from the proceeds of this Offering. Therefore, the Company will divest itself of a non-performing asset and will receive cash and a note which will enhance the Company liquidity.

         In December, 1995, the Company purchased a 45% interest in A&E for $283,500 which translates into a 4.5% equity interest in Bayesa. This investment is being accounted for on the financial statements of the Company using the equity method (See Note - to the Consolidated Financial Statements of the Company).

         In addition, during the period ended March 31, 1996, the Company sold the balance of its ownership in ITL (Macul Project) at its cost of $199,918. Management does not intend to invest in leisure projects in the future, although it may develop projects on a fee basis for unrelated third parties.

         With the exception of mortgage financing, the Villarrica Property, which debt will be repaid in conjunction with the sale of the Villarrica Property as described above, and other limited bank financing, the Company has financed its operations through internally generated funds. While the Company's core business can continue without additional financing, the Company has determined that to facilitate its plan of operations it will use certain of the proceeds of this Offering together with additional equity and bank financing for certain projects.

         Additionally, the Company's liquidity has been historically affected because of the distribution to its shareholders of dividends of $835,737, $866,256 and $300,000 during 1993, 1994 and 1995, respectively, as well as the cost of the non-performing Villarrica Property. Up to the closing of this Offering, the Company, which built the Villarrica Property for the personal use of Pedro P. Errazuriz, the President, CEO and Chairman of the Board of ADC, and his family, also used the Villarrica Property as a guaranty for the payment of certain lines of credits and other short term debt financing.

         With the change in the Company's strategy to establish equity positions, together with the management and consulting services, the Company will be dependent upon the proceeds of this Offering and additional financing as described herein.

         The Company's cost of capital, to the extent determinable, is TAB plus 3% (TAB is the average rates Chilean banks pay on deposits which varies between 6%-8%. While cash flow from the Company's current business may provide a cushion vis-a-vis the operating expenses to be incurred in connection with its asset based expansion, management intends to provide separate sources of funding for the present and proposed projects.

         BAYESA PROJECT

         The Company participated with Biwater in the design of the Bayesa Project and the negotiations leading to the award of the Bayesa Project to Bayesa. The Company currently owns 4.5% of Bayesa, through its ownership of a 45% interest in A&E. To facilitate the acquisition of an additional equity interest in Bayesa in March 1996, the Company entered into an agreement with Invdemco to purchase A&E shares that would result in an additional 22.5% interest in A&E, which translates into an additional 2.25% interest in Bayesa for $141,750. The Company may also purchase additional equity in Bayesa from Biwater depending on the cost of such shares as compared to other potential projects. See "Use of Proceeds."

         It is estimated that the cost of completion of the Bayesa Project is $8 million and will be completed in approximately 14-16 months from the date of this Prospectus. Bayesa has entered into a credit line agreement with Banco Security to finance $4 million. ESSAN, the governmental entity in charge of the water system for the municipality of Antofagasta where the Bayesa Project is located, will fund approximately $2 million through the payment of construction and management fees pursuant to the terms of Bayesa's contract with ESSAN. The Banco Security credit line agreement provides in pertinent part for a nine-year term loan at TAB plus 3%. The bank has required a lien on the flow of payments from ESSAN, undertakings to specify that the Bayesa Project will be exclusive to ESSAN and that Bayesa's debt to equity ratio shall not exceed two until 1998 and shall be reduced thereafter. Additionally, Banco Security has received a security interest in and to the equipment and machinery owned by Bayesa Furthermore, the funding by Banco Security is subject to Bayesa receiving $2 million in equity contributions from its shareholders which funding has been received by Bayesa as discussed above.

         Commencing in January 1995 and continuing for 150 months thereafter, pursuant to its contract with ESSAN, Bayesa will receive monthly payments of $129,544 for the design and construction of the Bayesa Project. The total value of this aspect of its contract with ESSAN is approximately $19,431,600. Additionally, commencing in July 1995, Bayesa began receiving approximately $40,000 per month (which is adjustable) for 360 months, which amount covers Bayesa's costs which include personnel, electricity, repairs, etc.

         The total cost of design and construction for the Bayesa Project is estimated at approximately $8 million, plus interest and fees of approximately $2 million, for a total of approximately $10 million. Therefore, the net pre-tax profit for the design and construction is approximately $9 million (based upon $19,431,600 less $10 million).

         Additionally, commencing in July 1995, Bayesa began selling reclaimed water at the rate of 70 liters per second to new agricultural developments in the Antofagasta area of Chile. Commencing in January 1997, Bayesa anticipates that it will sell 220 liters per second and based upon these assumptions, the gross revenues will reach approximately $410,000 per month. The net pre-tax profit from the sale of this reclaimed water at this assumed rate is anticipated to be approximately $125,000 per month or $1.5 million per year. Over the 28-year period, net profits are anticipated to be approximately $42 million.

         MACUL PROJECT

         In March 1995, the Company organized Inversiones Tiempo Libre S.A. ("ITL") as a wholly-owned subsidiary to develop, build, market, own and manage a family-oriented multi-faceted entertainment project. During November 1995, the Company sold 70% of its interest in this project and in March 1996 the balance of its interest was sold.

         OTHER INVESTMENTS

         The Company will use approximately $425,000 from the proceeds of this Offering to immediately establish a sales and marketing office in Boca Raton, Florida. The Company will also use approximately $425,000 of this Offering to establish an office in Spain during the latter part of 1996. The Company believes that this amount, in addition to cash generated from its core business, will be sufficient to operate these offices for at least 12 months. The Company believes that it will continue to operate its core business with cash generated from this aspect of the business. The Company does not have any plans to increase the operating costs of its core business in any material respects.

         Management does not foresee any need for additional financing as a result of the Company's equity participation in any of its currently proposed projects, either to purchase the Company's equity interest or to fund the proposed projects. Furthermore, the Company will not engage in hedging activities and does not intend to offer equity participation in any of these projects other than as set forth in the "Use of Proceeds".

                                    BUSINESS

INTRODUCTION

         Andean Development Corporation was organized in 1994 as a holding company to acquire E&A and INA, both corporations domiciled in Santiago, Chile. ADX, domiciled in Boca Raton, Florida, U.S.A., is a subsidiary of Andean Development Corporation. Andean Development Corporation, E&A, INA, and ADX are collectively referred to as the "Company" or "ADC".

         E&A, organized in February 1991, specializes, as an agent, in the sale of major electrical and mechanical equipment and the representation of foreign manufacturers of electrical and mechanical equipment in Chile. E&A also offers technical assistance and prepares tender (bid) documents for both turnkey and nonturnkey public works and development projects to be constructed in Chile. Since 1991, E&A has facilitated in the sale of more than $415 million of equipment including generators, turbines and conveyors (see "Major Projects" on p. 41), which has generated more than $5 million of commissions for the Company. See "Business - Core Business."

         INA, organized in 1986, focuses on providing engineering consulting services and project management for hydroelectric power plants and civil construction projects generally related to hydroelectric power plants, tunneling projects and water treatment plants in Chile. Since 1986, INA alone and in conjunction with Norconsult International, A.S. of Norway ("Norconsult") an international engineering company, has provided engineering, consulting and project management services relating to engineering projects valued at $19 million of which approximately $8.6 million was revenues the Company has realized. See "Business - Core Business."

         The Company's strategy is two-fold. First, the Company intends to continue to grow and expand its core business presently being conducted through E&A and INA. To facilitate this growth the Company will immediately establish a sales and marketing office in the United States and in the latter part of 1996 will establish a second sales and marketing office in Spain which may also be used for sales and marketing throughout Europe. Management of the Company believes that its future growth will be a natural consequence of the Company's historical participation in the electric utility sector, ecology oriented projects and the potable and waste water treatment fields. The Company intends to expand its marketing focus to include medium sized utilities, private mining companies and large industrial companies. Management believes these businesses will require the services of the Company, either to acquire new equipment, to optimize and/or upgrade their existing installations or to comply with the increasing ecological regulations of the government.


         The Company believes that creating a U.S. holding company and establishing a U.S. sales and marketing office will enhance its ability to do business with U.S. companies and other North American companies. As part of this strategy, the Company will seek to take advantage of the relative stability of the Chilean peso to the U.S. dollar. As a result of this relative stability, the Company believes that certain U.S., as well as Canadian and Mexican, manufactured equipment and products are now available at prices competitive with other foreign manufacturers. See "Exchange Rates." The Company also believes that many U.S. manufacturers may be unfamiliar with the conditions and the qualifications required to bid on projects in Chile. By establishing a U.S. office, the Company believes that it will be able to act as a representative (both on an exclusive and non-exclusive basis) of U.S. manufacturers both in the U.S. and Chile for projects located in Chile by providing local expertise and understanding the Chilean business environment. The Company currently intends to employ one engineer and one marketing person on a full-time basis in Boca Raton, Florida.

         Secondly, the Company intends to capitalize on opportunities in the current Chilean economy by taking an equity position in certain ecology-oriented and electrical utility related projects in Chile as well as by providing management and other services to these projects. The Company also intends to take advantage of the continuing privatization of businesses in Chile, which has increased investment in Chile and increased industrial and agricultural output. As an example of this strategy, the Company, through an affiliate, has entered into an Agreement (See "Business - Bayesa Project") to invest in a waste water treatment facility located in Antofagasta, Chile (the "Bayesa Project"). In addition, the Company is exploring potential equity participation in ecology-related and electric utility-related projects such as small to medium-sized hydroelectric generating plants, electrical utilities and other water-related projects. See "Business - Strategy for Equity Participation." Although, as of the date of this Prospectus, the Company has not entered into any agreements with respect to acquiring equity interests in projects other than the Bayesa Project. The Company, pending completion of its research and due diligence, intends to enter into formal negotiations in other ecology-oriented and electrical utility projects in Chile, leading to formal agreements.

         E&A was organized on February 28, 1991, in Santiago, Chile as a limited partnership under the name "Errazuriz y Asociados Ingenieros Limitada." On September 21, 1994, pursuant to Chilean law, E&A was reorganized as a Chilean corporation and its name was changed to "Errazuriz y Asociados Ingenieros, S.A." INA was organized on June 11, 1986, in Santiago, Chile as a limited partnership under the name "Ingenieria Norconsult Andina Limitada." On September 15, 1994, pursuant to Chilean law, INA was reorganized from a limited partnership to a Chilean corporation, and its name was changed to "Igenor Andina S.A."

         The Company, under the name "Igenor U.S.A., Inc.," was incorporated on October 19, 1994, under the laws of the State of Florida. On January 10, 1995, its name was changed to "Andean Development Corporation." The Company's offices are currently located at 835 Lakeside Drive, Boca Raton, Florida, U.S.A. and its telephone number is (407) 482-6336.

CORE BUSINESS

         E&A specializes as an agent in the sale of major electrical and mechanical equipment through the representation of foreign manufacturers of these types of equipment and products. A substantial amount of its sales are for equipment relating to the electrical utilities, mining, and materials handling industries which include medium and high voltage generators, transformers, controls, cables, gas and steam turbines and industrial boilers, as well as other materials such as cranes, unloading facilities, coal handling systems, crushers, air cleaning systems and ventilators. Additionally, E&A offers technical assistance to bidders during the preparation of tender (bid) documents for turnkey and non-turnkey projects as well as throughout a project, once bids have been awarded. E&A has been successful in obtaining and maintaining its representations of foreign equipment manufacturers by offering engineering and sales support by experienced civil and industrial engineers. These individuals are knowledgeable in both the technical and sales aspects of a project and also have the contacts and networks in Chile necessary to successfully compete with larger international companies. While many of the services offered by the Company are comparable to those of its competitors, because of the Company's historical presence in Chile and reputation for quality services, it can effectively compete with larger competitors and offer additional services not available from its competitors. See "Business - Core Business; Competition."

         The services offered by E&A include, but are not limited to:

1.       *        Forecasting of market trends
         *        Market research
         *        Financing (expertise in local and foreign loans)
         *        Packaging with other manufacturers
         *        Knowledge of the decision making procedures and the scheduling of projects

2.       *        Local engineering support (by the Company's employees or
                  through subcontractors)
         *        Procurement of local materials and products
         *        Construction and plant erection capabilities
         *        Project managing capabilities
         *        Coordination with customer and customer engineering

         While E&A does not charge any fee for the services described in item 1 above and funds the related operating costs, the services described in item 2 above are developed for a customer on a fee basis once a project is secured. Additionally, equipment manufacturers pay E&A a commission upon receipt of the award of the project. The commission is typically based on a percentage of the amount of the sale, which varies depending upon the size and scope of the project.

         In preparing bid documents for various projects, E&A has and will continue to form consortiums of various equipment manufacturers who provide products on competitive terms and conditions. E&A intends to assist in obtaining financing of projects through both domestic (Chile) and international financial institutions.

         INA was initially organized in 1986 as a joint venture between Norconsult, a worldwide engineering consulting company based in Oslo, Norway and Errazuriz y Asociados Arquitectos S.A. ("EAA"). EAA is a major shareholder of ADC whose shareholders include Berta Dominguez (58%), the Chairman and CEO of E&A and the wife of Pedro P. Errazuriz, the President, CEO and Chairman of the Board of ADC, and each of their six children (7% each). See "Principal Shareholders." Norconsult, which subsequently sold its participation to Igenor Ingenierie et Gestion, S.A. a holding company which is a majority shareholder of the Company and whose shareholders include Mr. Errazuriz (50%), his wife (49.25%), their son Pedro Pablo Errazuriz (.25%) and M. Claude Mermier (.25%) a director of ADC. See "Principal Shareholders."

         INA focuses primarily on providing engineering consulting services for hydroelectric plants and civil construction projects (tunneling projects). Most of the engineering services provided by INA result from INA's exclusive representation of Norconsult. Currently, one or two hydroelectric plants are built in Chile every year, while each year Norconsult participates world-wide in the design of 10 to 15 of such plants. As a result, INA's relationship with Norconsult provides INA with the ability to offer its customers state-of-the-art knowledge for these types of projects while, at the same time, associating with local engineering companies in preparing bid documents for such projects. INA also offers most services relating to hydroelectric power plants, from the pre-construction stage through the commissioning of the project. As an example, in conjunction with Cade-Idepe (Chile's largest engineering company), INA was recently awarded a feasibility study for the Rucue Project, a new hydroelectric power plant of 100 MW to be built by Colbun S.A., a government owned utility, in Chile.

         While Chile builds approximately 20 to 30 kilometers of tunnels each year, Norconsult has designed and inspected approximately 700 kilometers per year for the past 20 years. This experience, along with the sophistication of the projects in which Norconsult has been involved (which include water pressure tunnels), gives the Company an added advantage of having a knowledgeable resource for these types of projects in Chile. As an example, on May 15, 1995, INA and Norconsult had Andrade Gutierrez, a large Brazilian contractor and investor, design the pre-feasibility study for the first segment of 40 kilometers of pressure tunnels for a 400 MW hydropower project for Cortaderal. See "Major Projects" and "1995/1996 Proposed

Projects" for an overview of the types of services for which INA intends to provide both in connection with hydroelectric power plants and tunneling projects.

         Additionally, INA erects electro-mechanical installations and material handling systems. As a project manager, INA coordinates with a consortium of equipment manufacturers in the preparation and delivery of turnkey projects after a bid has been awarded. INA also provides local engineering support to its clients.

         Both E&A and INA believe they have built excellent reputations in their specific areas of expertise, having been involved in the greater majority of all hydroelectric plants built in Chile since 1985, as well as other major electro-mechanical projects. See "Major Projects." A major part of the Company's know-how is its understanding of the customer's needs and being able to offer its customers goods and services that deviate only to the extent that such deviations or substitutions make a bid more competitive. The Company believes that in order to be awarded a bid, a bidder needs to know the end-user and through the years, the Company has obtained this knowledge by working with the major companies in Chile (both private and public) who request these bids. See "Major Projects".

         With a portion of the proceeds of this Offering, the Company will seek to further grow its core business by expanding in North America and Europe as well as to seek additional representation of U.S. and other North American based companies for sales to be made in Chile. To facilitate this growth, the Company has decided to establish permanent offices located in Boca Raton, Florida and Spain. The Company believes that by establishing its presence in the U.S. and Europe, it will be more competitive because it will have more direct access to foreign manufacturers located in the U.S., as well as other countries in North America and in Europe. For example, manufacturers such as Rapid Power, Inc. (formerly represented exclusively by the Company), a U.S. based manufacturer of rectifiers, are well known in the U.S. as manufacturers of energy-related equipment, but to the Company's knowledge, many Chilean customers are not aware of companies such as Rapid Power. As a result, many of these U.S. manufacturers provide little, if any, documentation that explains their experience or the performance of their products to companies requesting bids for Chilean projects, and most Chilean companies will not qualify manufacturers in the list of bidders without such documentation. Because of the Company's understanding of these dynamics, it believes it is able to offer U.S. manufacturers as well as other foreign manufacturers who wish to enter into the Chilean market, expertise that other companies, who offer services similar to those of the Company, do not possess.

MARKETING AND SALES

         The Company's marketing and sales are presently managed by the Company's management, in-house engineers and other technical employees. A substantial amount of the marketing accomplished is by word of mouth, personal visits and solicitations by the Company's management and employees. The Company uses brochures and does limited advertising in trade journals and publications in Chile. The Company will initiate a more formal sales and marketing program upon the opening of its new offices in the U.S. and Spain.

HISTORY AND ECONOMIC OVERVIEW

         From the inception of INA in 1986, the Company has transitioned itself from small equipment sales into commercial work and procuring large turnkey projects as a consultant to and representative of international consortiums. Commencing in or about 1991, the Company has specialized in the energy and mining sector, as well as in port installations for coal and other material handling systems. In connection with these activities, the Company has also acted as a project manager and a supplier of specialized engineering services. Generally, all services related to engineering, design, consulting, supervising and inspecting of construction projects have been initiated by INA and those related to sale of equipment for construction projects have been initiated by E&A.

         The Company has not experienced any significant differences between dealing with governmental agencies or with private companies, whether national or international, nor does the Company believe that the continuing trend of privatization in Chile will have an adverse effect on its core business and, in fact, will likely continue to affect its core business in a positive manner. The Company's services have historically been provided to both private companies and governmental agencies, with more than half of the Company's total revenues coming from the private sector during 1995.

         While prior to 1980 the greater majority of equipment for the mining and the utilities industries in Chile was purchased from U.S. manufacturers, due to the strength of the U.S. dollar in relationship to other currencies during the 1980's, the cost of goods and services from the U.S. became less competitive than that of other foreign manufacturers. Additionally, during the 1980's, many U.S. manufacturers reduced their international initiatives which made it very difficult to deal with U.S. manufacturers. However, due to both stabilization of the U.S. dollar and the Chilean peso in the late 1980's, prices of U.S. produced equipment became more competitive in Chile. Now with the possible inclusion of Chile as a signatory to NAFTA, which reduces tariffs among member nations and therefore increases trade, the potential for additional relationships between the Company and North American companies may increase. Regardless of whether Chile is included as a member of NAFTA, management believes that as a result of the privatization and growth of the Chilean economy, foreign investment (including from the U.S.) in Chile will continue to increase. To enhance its success rate in both private and public tenders (bids), the Company is seeking to obtain additional exclusive representation of U.S., Canadian and Mexican manufacturers in specific market areas. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview." With the establishment of a sales and marketing office in Boca Raton, Florida, which will initially include at least one engineer and one marketing person, as well as an office in Spain, the Company will more aggressively pursue opportunities with North American and European manufacturers and other companies who wish to do business in Chile.

         While the Company acknowledges that large international power and utility companies have invested directly in Chile and that certain manufacturers have established local offices in Chile, management believes that the Company's growth should continue because of its local knowledge and experience with Chilean projects. In particular, the Chilean economy is currently at a point where several large international power and utilities companies including Southern Electric Corp. (USA), Transalta Corp. (Canada), Iberduero S.A. (Spain) and Andrade Gutierrez S.A. (Brazil) have invested directly in major hydro-electrical power plants in Chile. The Company believes that because of its experience in a majority of the hydro-electrical plants constructed in Chile over the past 10 years, the Company has and will continue to work with these large power and utilities companies by offering their engineering and sales services and support. Furthermore, international companies will not necessarily participate in smaller projects because of the economics of size and cost and the Company will continue to aggressively bid for these projects.

         Additionally, while several foreign manufacturers have established offices in Chile, the Company continues to represent these manufacturers on a case by case basis. For example, Babcock Wilcox Espanola hired E&A, as its representative, to sell its 150 MW coal fired thermopower plant to Southern Electric Corp. while maintaining a local office in Chile; Endesa S.A., the largest electric utility in Chile, has hired INA to provide engineering services for specialized projects in rock mechanics while maintaining their own in-house engineering staff through INGENDESA, the wholly-owned engineering subsidiary of Endesa S.A., of more than 350 engineers; and Biwater Ltd. (UK) has asked the Company to represent them and become equity partners in the Bayesa Project. See "Business-Strategy for Equity Participation and The Bayesa Project."

Moreover, the trend in the private sector has been to specialize in a company's core business and subcontract for services and supplies from other companies that may be more efficient in those areas. For example, the Company has been a supplier of equipment, spare parts and engineering services for most of the largest utilities in Chile (ENDESA, S.A., Chilgener S.A., Minera, Valparaiso S.A., CREO (Cooperativa Regional Electrica de Osorno), and Edelnor S.A., which are private companies; and Codelco (Corporacion Nacional del Cobre de Chile), Colbun S.A., and Petrox S.A. (Electricidad del Aysen S.A.) which are government-owned). See "Major Projects." Management believes that the trend toward specialization, which includes segregating the generation, distribution and transmission of electricity, enhances the role of specialized companies such as E&A (as agents or representatives) and INA (as engineers). The ability of the Company to adapt to the changes in the Chilean economy has permitted it to develop new contacts with Westinghouse, Mitsubishi and Marubeni where the Company has participated in four new combined power cycle plant projects in Chile which are Renca 1 and 2 (Chilgener); Polpaico and Bocamina (Endesa) and El Rodeo, now called Limache (Colbun). The Company is also working with Westinghouse and Mitsubishi in a consultant capacity on projects in Argentina.

1995 PROJECTS

         During 1995, the Company was involved, in a consultant or representative capacity, in the following significant projects within their core business:

         RENCA I - CHILGENER

         The second largest utility in Chile had a tender offer for a combined cycle thermo-electric plant to be located in Santiago. Because of the scope and complexity of this tender, Mitsubishi engaged the Company to act as their consultant to advise as to the engineering interpretation of the tender documents, the development of a financial strategy and to act as their representative in all negotiations with Chilgener. Although Mitsubishi was not successful in this tender, the Company received a substantial fee for their consultancy. More importantly, this engagement marked the first time that the Company was engaged by a customer whereby the fee was not contingent on the success of the bid.

         LOMA ALTA

         Empresa Electrica Hydrovevey Pehuenche, S.A., a subsidiary of Endesa, the largest electrical utility in Chile, requested tender offers for the supply and construction of a 80MW hydroelectric plant. The Company acted as the representative for the Siemens Hydrovevey Consortium, who were the successful bidders at approximately $16.7 million.

         ENDESSA

         The Company, in their representative capacity, successfully represented a joint venture on behalf of Mitsubishi/Westinghouse in a tender offer to Endesa S.A. for a 350MW natural gas-fired power plan to be installed 50 kilometers south of Santiago. The total value of this award winning turnkey bid was approximately $150 million.

         PUERTO VENTANAS CEMENT HANDLING PROJECT

         Cemento Melon, the leading cement company in Chile, called for tender offers to build a cement and clinker unloading system in Puerto Ventanas, 120 miles from Santiago, with a stock capacity of 45,000 metric tons and a value of $15 million. The contract has been awarded to General Electric Engineering Services, for which the Company acted as consultant.

1996 PROJECTS

         During 1996 the Company has identified and has submitted bids or intends to submit additional bids on behalf of various foreign manufacturers and/or consortiums. No assurance can be given, however, that the Company and the companies it represents will be awarded any bids. The various projects are listed below:

         PILMAIQUEN S.A. (RUCATAYO PROJECT)

         Pilmaiquen S.A. plans to construct a 60MW hydroelectric plant. The Company, as representative of Norconsult, has presented a bid for engineering services regarding the construction of a dam on the Pilmaiquen River. The Company, in a representative capacity, will also present a bid on behalf of Kvaener Turbine A.B., which will include one Kaplan Turbine. The total cost, as a turn-key project, is estimated to be $20 million. The anticipated date of the award for engineering services is August 30, 1996. The anticipated date for the award of the turnkey project is October 30, 1996. Moreover, should Norconsult and Kvaener be the successful bidders, then the Company would be in position to provide civil works support and construction management services.

         CHILQUINTA S.A. (TINQUIRIICA AND SAN JOSE PROJECTS)

         Chilquinta S.A., an electric utility, is developing plans to build two 98MW and one 12MW hydroelectric power plants. The Company has been consulted by potential investors from the U.S. who intend to develop a strategy and conduct negotiations with Chilquinta regarding a joint venture relative to these projects.

         ANDRADE GUTIERREZ S.A. (CORTADERAL/ALTO PROJECT)

         Andrade Gutierrez S.A. is developing a 400MW hydropower plant which is currently in the pre-construction stage. The Company, on behalf of Norconsult will submit a bid for various engineering services which is anticipated to be in excess of $1 million and will be awarded on/or about July 30, 1996. The Company, on its own behalf, will tender a bid for construction inspection, which is estimated to be approximately $5 million. Further, the Company will represent Kvaener Energy A.S. for the sale of four (4) turbine generator sets and other relevant equipment estimated to be $60,000,000 to $70,000,000. The estimated date of award is September 20, 1996. Further, should the consortium represented by the Company be the successful bidder, the Company would be well positioned to act as the project manager.

         COLBUN S.A. (RUCUE PROJECT)

         Colbun S.A. is building a 180MW hydroelectric plant. The Company participated in this bid in June, 1996 representing Siemens and Kvaener for the sale of hydro-mechanical and electro-mechanical equipment estimated to be $30,000,000. The estimated date of award is August 30, 1996. INA, on behalf of Norconsult, also has been invited to present a bid for the civil design.

         COLBUN S.A. (LIMACHE COMBINED CYCLE POWER PLANT)

         Colbun S.A. is building a combined cycle 350MW plant. The Company represents Siemens Corp. in this bid of $140,000,000. Siemens Corp. was awarded the bid by Colbun S.A. on May 8, 1996.

         HACIENDA SAN LORENZO S.A. (MAMPIL Y PEUCHEN POWER PLANT)

         Elecnor S.A., along with Iberdrola (Spain), have been awarded the bid for the construction, operation and partial ownership of a group of small power plants in the south of Chile. The Company has been invited to submit bids on behalf of Kvaerner Turbin A.B. and Ateliers Mecaniques de Vevey S.A. for the equipment to be used in connection with the power houses.

         CEMENTO MELON S.A. (PUERTO VENTANAS CEMENT HANDLING PROJECT)

         The Company successfully acted as a representative of General Electric Engineering Services in this bid, which was awarded to General Electric during 1995. In addition, during 1996, the Company, as consultant, will provide local project coordination and will continue to do so through completion of the project which is estimated to be April 1997.

         CENTRAL PUERTO S.A. (BUENOS AIRES, ARGENTINA)

         Chilgener S.A. is the majority owner of Central Puerto S.A. Chilgener, S.A. requested bids for the supply of a 350MW, gas-fired combined cycle powerstation estimated to have a value of approximately $150 million. Siemens requested the Company to be their representative for the presentation of this bid. The bid was submitted on June 30, 1996 and the estimated date of award is September 15, 1996.

         CENTRAL COSTANERA S.A. (BUENOS AIRES, ARGENTINA)

         This company, a subsidiary of Endesa S.A. of Chile, has called for bids to be submitted by August 30, 1996 for equipment similar to that of Central Puerto. The Company will represent Mitsubishi Corporation in this matter.

         PUERTO PATACHE CONCENTRATE AND COAL HANDLING SYSTEM

         Endesa is currently constructing a thermo-electrical plant to supply energy to the Collahuasi Copper Mine. A port, both for loading ships with copper concentrate from Collahuasi and unloading coal for the thermo-electrical plant is going to be built and will be equipped with a ship loader, a coal unloading crane, conveyor belts and a solid/liquid separation plan to treat the concentrate. The project value is estimated to be $40 million. The Company will participate in the tender for a turnkey project representing General Electrical Engineering Services and Babcock Wilcox of Spain.

         CREO - LA FLOR

         A 12MW hydropower project upstream from the Capullo project, for which the Company is currently providing all electromechanical equipment on a turnkey project. La Flor has the same characteristics and dimensions as the Capullo project for which the Company founded a consortium and was project coordinator. The expected date of the award of the equipment is December 15, 1996, and the anticipated completion date is May 30, 1998. The estimated value of this project is $12 million.

MAJOR PROJECTS

         The following table is a representative list of the main equipment, turnkey projects and engineering sales made by the Company during the last 10 years.(1)(2)(3)

                                                 Equipment or                                               Gross Value
Name of Project    Year     Customer             Supplier                                   Service Sold        Size    US$ Millions
---------------    ----     --------             --------                                   ------------        ----    ------------

Los Quilos         1984     Guardia Vieja        General Electric Company of England        Generator           12.6 MVA        3.6
Los Bajos          1984-85  Caemsa               General Electric Company of England        Generator           2.2 MVA         0.8
Los Morros         1985     Carbomet             Ateliers Mecaniques de Vevey S.A. (of      Hydro Turbine       0.8 MW          1.2
                            Switzerland) in consortium with Mecanica
                            de la Pena S.A. (of Bilbao, Spain)
Tocopilla Cranes   1986     Codelco Tocopilla    Boetticher y Navarro, S.A.                 2 Level Luffin      2x750 T/hr      4.6
                                                 Cranes
Trafo Andina       1986     Codelco Andina       Sumitomo Corporation                       Transformer         25 MW           0.8
Colbun             1987     Colbun Machicura     Boetticher y Navarro, S.A.                 Gate                17mx17m each    6.9
Int. Tocopilla     1987     Codelco Tocopilla    Consonni, S.A.(4)                          Interchanger                        0.8
                            mata                                                            Turbines
TG. Chuqui         1987-88  Codelco Chuqui-      Westinghouse Electric                      Revamping of 3 gas                  0.4
                            camata                                                          turbines
Submarine Cable    1988     Endesa               Sumitomo Corporation                       Three Phases Cable                  8.6
TG Methanex        1989     Capehorn Methanol    Ruston Gas Turbines Inc., a subsidiary of  Gas Turbine         6 MW            3.1
                            GEC, General Electric Company of England
TG Petrox          1989-90  Petrox               Ruston Gas Turbines Inc., a subsidiary of  2 Diesel Turbines   2x3 MW          3.2
                            General Electric Company of England
Puerto Ventanas    1990     Chilgener            Babcock & Wilcox Espanola S.A.             2 L. Luffin Cranes  2x750 T/hr      8.0
                                                                                                  Cranes
Puerto Ventanas    1991     Chilgener            Babcock & Wilcox Espanola S.A. in          System of 8 Belt    3000m/1500      2.1
 Conveyors                  consortium with INGEMAS S.A.                                          Conveyors           T/hr
Curillinque        1991     Pehuenche            Hydro Vevey S.A. in consortium with        Turn-key            85 MW          28.5
                            ABB, Asea Brown Bovery S.A.
La Florida         1991-92  Canal de Maipo       Kvaerner Energy A.S.(5)                    2 Hydro Turbines    2x9.5 MW        3.0
Aconcagua I        1992     Minera Valparaiso    Kvaerner Energy A.S.(5)                    Hydro Turbine       56 MW           3.6
Aconcagua II       1992     Minera Valparaiso    Kvaerner Energy A.S.(5)                    Hydro Turbine       33 MW           3.1
Mejillones I       1992-93  Edelnor(6)           Consortium formed by Babcock &             Turn-key            150 MW        150.0
                            Wilcox Espanola S.A. and Siemens A.G.
Capullo            1993     Creo                 Babcock Hydro S.A.                         Turn-key            15 MW           5.5
Pangue             1993-94  Endesa               Kvaerner Energy A.S.(5)                    Turn-key            450 MW         69.3
Antofagasta        1994-95  Essan/Bayesa         Biwater(7)                                 Turn-key            600 1/seg       7.7
Renca I            1995     Mitsubishi           Mitsubishi Combined Cycle TG               Finance &           340 MW        120.0
                                                 Coordination
Loma Alta          1995     Pehuenche S.A.       Siemens/Hidrorevey Hydropower Plant        Turn-key            80 MW          16.7
Quillota           1995     Endesa/San Isidro/   Mitsubishi Combined Cycle Gas Powered      Turn-key            370MW         126.0
                            Electric Plant
Limache            1995     Colbun/Mehueulo/     Siemens Combined Cycle Gas Turbine         Coordinator         370MW         130.0

Santa Rosa, Peru   1995     Edegel               Westinghouse Open Cycle Gas Turbine        Turn-key            100MW          30.0


-------------------

(1) There are approximately 40 major utilities and mining companies in Chile. Not all of these companies are noted above as the products purchased by some of these companies have been inconsequential to the Company's overall revenues. One of the reasons that the Company is expanding its business to include an asset base is to make it less dependent on the limited number of its major customers. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Business - Introduction."

(2) Many of the bids awarded for the projects set forth above were awarded to a group of bidders forming a consortium.

(3) As a general rule, for projects valued in excess of $100 million, the Company will earn a commission from between 0.03% to 1% of the bid price of the project; for projects valued between $20 million and $100 million, from 1% to 3.5%; and from $1 million to $20 million, between 3% and 5%. For sales less than $1 million, the commission ranges from between 5% and 10%. Factors that determine the amount of commission include the amount of engineering service provided and the difficulty and sophistication of the project.

(4) Mr. Pedro P. Errazuriz, the President, CEO, and Chairman of the Board of ADC, owns 53% of Consonni, S.A., a Spanish corporation.

(5) The Company is the exclusive agent for Kvaerner Energy A.S. in Chile and Mr. Pedro P. Errazuriz had the power of attorney in Chile to execute agreements and sign checks on behalf of Kvaerner Energy A.S. which he resigned in May of 1996.

(6) One of the current directors of ADC was President of Edelnor from March 1990 through March 1994.

SALES OF ENGINEERING (DESIGN, ADVISING, SUPERVISION AND INSPECTION OF
CONSTRUCTION):
                                                                                                                        Gross Value
Project           Year     Customer     Supplier              Equipment or Service Sold                                 US$ Thousand
-------           ----     --------     --------              -------------------------                                 ------------
Alfalfal          1985-91  Chilgener    Norconsult(1)(2)(3)   Engineering, supervision & inspection of a 160 MW power      14,000
                                        International A.S.    plant and 30 miles of tunnels systems

Pehuenche         1988     Pehuenche    Norconsult(1)(2)(3)   Design of the Inspection System for the construction of         340
                                        International A.S.    a 500 MW hydroelectric plant
                  1990     Pehuenche    Norconsult(1)(2)(3)   Design and inspection of measures in a case of rock              68
                                        International A.S.    explosion in their tunnel system
                  1992     Pehuenche    Norconsult(1)(2)(3)   Quality assessment and repair measures in the two Neyrpic        21
                                        International A.S.    Turbines (250MW each)

Pehuenche         1991     Bank of      INA                   Study of the profitability of the Pehuenche Project              12
                           America

Maitenes          1988     Chilgener    Norconsult(1)(2)(3)   Study to modernize three power plants:  Maitenes, Volcan         30
                                        International A.S.    and Queltehues in Maipo River Valley

Alfalfal II       1989     Chilgener    Norconsult(1)(2)(3)   Pre-construction study for a 400 MW hydropower plant            120
                                        International A.S.

Mapocho River     1989     Biwater      INA                   Study of the Mapocho contamination impact over Santiago region   70

Aconcagua         1992     Bank of      INA                   Study of the profitability of Aconcagua Project                  20
                           America

Thermal Plants    1989     Chilgener    Raytheon Company      Study to upgrade three old thermal plants called: Renca,         35
 Study                                                        Ventanas and Laguna Verde

TG Chilgener      1989-90  Chilgener    Raytheon Company      Inspection and quality assessment of a Gas Turbogenerator        21

Canutillar        1990     Endesa       Norconsult(1)(2)(3)   Design and inspection of Underwater Lake piercing and            71
                                        International A.S.    intake for a hydropower plant
                  1993     Endesa       Norconsult(1)(2)(3)   Redesign of the tunnel reinforcements after some problems        65
                                        International A.S.    with their original design (10-mile tunnel)

Ortiga Tunnel     1990     Exxon        Norconsult(1)(2)(3)   Design and inspection of the construction of a tunnel           170
                                        International A.S.

Conveyor Belts    1992     Chilgener    INA                   Coordination and supervision for erection of a conveyor          60
 Puerto Ventanas                                              belt system and unloading facility

Mejillones        1993     Babcock      INA                   Rate of Exchange analysis and risk coverage for a US$ 90M        12
 Power Plant               Wilcox                             loan for Edelnor S.A.

Capullo           1993-95  Creo         INA                   Project management of the construction of a 15 MW plant         450

Pangue            1994-97  Endesa       INA                   Coordination office and local engineering along the             389
                                                              construction of Pangue Power Plant, a project of US$
                                                              70M in investments

Pangue            1994-97  Endesa       Norconsult(1)(2)(3)   Coordination of Manufacturers                                 2,700
                                        International A.S.

Melon Tunnel      1995     Endesa       Norconsult(1)(2)(3)   Ventilation system study                                         20
                                        International A.S.

Alto Cachapoal    1995     Andrade      Norconsult(1)(2)(3)   Prefeasibility for Tunnel System                                 25
                           Gutierrez    International A.S.

Rucue             1995     Colbin S.A.  INA                   Basic and detail engineering for power house                     70

Ventana           1996     GEC          INA                   Coordination of manufacturers                                   160


--------------------
(1) The Company is the exclusive agent for Norconsult in Chile and Mr. Pedro P. Errazuriz had the power of attorney in Chile to execute contracts and sign checks on behalf of Norconsult which he resigned in May of 1996.

(2) When the Company acts as the representative of Norconsult, the commissions paid to the Company range from 4% to 5%.

(3) There are certain projects in which the engineering is performed by INA for which the entire fee is paid directly to the Company.

MAJOR REPRESENTATIONS (EXCLUSIVE):

Name of Company                      Country of Origin          Sector
---------------                      -----------------          ------
Accusonic, Inc./O.R.E.               U.S.A.                     Ecology & water treatment
  Intl. Inc.
Berdal Stromme A.S.                  Norway                     Engineering
Consonni S.A.                        Spain                      Energy and electricity
Indar S.A. (AEG License)             Spain                      Electricity
Kvaerner Energy A.S.                 Norway                     Energy
Kvaerner Turbin A.B.                 Sweden                     Mech. equipment for energy
Linde A.G.                           Germany                    Mining processor, chemical plants
Norconsult
  International A.S.                 Norway                     Engineering
Trandes S.A.                         Spain                      Electricity
Union Espanola de
  Explosivos                         Spain                      Mining explosives

SELECTED REPRESENTATIONS (NON-EXCLUSIVE):

Name of Company                      Country of Origin          Name of Project
---------------                      -----------------          ---------------
ABB-Air Preheater                    U.S.A.                     Ventanas Power Plant
ABB-Sweden                           Sweden                     Pangue
ABB-Switzerland                      Switzerland                Curillinque
ABB-Solyvent Ventec                  Spain                      Various mines (Exxon)
AEG                                  Germany                    Pangue
Babcock & Wilcox
 Cranes Division                     Spain                      Ventanas Cranes
Babcock & Wilcox
 Espanola, S.A.                      Spain                      Mejillones Power Plant
Baedeker y Navarro
 (BYNSA)                             Spain                      Tocopilla Cranes
Combustion Engineering               U.S.A.                     Chuquicamata
G.E.C. Large Machines                U.K.                       Guardia Vieja
G.E.C. Mechanical
 Handling                            U.K.                       Cement Storage and Conveyor
Ingemas                              Spain                      Ventanas Conveyor System
Marubeni Corp.                       Japan                      Copper Concentrates Distr.
Mitsubishi                           Japan                      Polpaico
National Drying
 Machinery Co.                       U.S.A.                     Invertec
Siemens A.G.                         Germany                    Mejillones Power Plant/Loma Alta
Sumitomo Corp.                       Japan                      Submarine Cables
Westinghouse Electric Company        U.S.A.                     Turbines/Edegel, Peru

STRATEGY FOR EQUITY PARTICIPATION

         Although, both E&A and INA have been profitable for more than the past four years, the ability to expand their businesses and to increase profitability is limited by the nature of their core service businesses, as their activities depend exclusively on the number of bids that are awarded to each of them. Income from these businesses requires that first, new projects are developed; second, appropriate equipment is available to offer to the project at competitive prices; and third and most important, that the businesses are successful in selling the equipment and services. To expand the businesses of E&A and INA the Company through consolidation may require higher fixed costs and less flexibility. Alternatively, increasing the number of employees does not necessarily mean increased sales and profitability to the Company.

         Management believes that by establishing an equity position in certain projects, it will be able to grow a more solid asset base which will provide the Company with the following: (a) steady profitable growth; (b) stabilized cash flow; and (c) the ability to further capitalize on the dynamics of the Chilean economy. There are two emerging areas in which the Company intends to focus: ecology-related projects, specifically in sewage treatment and water supply, both of which are starting to be developed by and through private companies in Chile and projects primarily undertaken by smaller electric utilities. Therefore, in addition to its core business, the Company seeks to raise sufficient capital to establish equity positions in certain projects. See "Use of Proceeds."

WATER SUPPLY AND WASTEWATER TREATMENT FACILITIES

         While Chile has made significant economic gains over the past 10 years in terms of foreign trade, development of electrical utilities and export of agricultural and cellulose products, the efforts of the Chilean government to take actions in the sanitary services and waste water treatment have been slower in coming. The first steps toward waste water treatment commenced in 1987 when the Ministry of Public Works called for bids to clean the Mapocho River Systems (which account for 30% of all the waste water in Santiago), however a number of political stalemates halted development in this area until 1993. It is the announced intent of the Chilean government to privatize the water utility industry. As part of standard bid documents, the purchaser of various water utilities projects will be required to install water treatment facilities or subcontract to companies, such as the Company, specializing in this area.

         Since 1993, Chile has commenced an ecological-oriented development that includes not only waste water management, but also other areas of pollution control, committing large sums of money, particularly for the mining and oil refinery sector owned by the government. It is estimated that Corporacion del Cobre (Codelco), the state-owned copper mine company which owns Codelco Mining will spend $500 million over five years; Enami, the state-owned minerals refining company, will spend $200 million over five years; and the larger sanitary-related companies such as EMOS, in charge of the water system for Santiago, should spend $500 million to $1 billion over the next 10 years. Additionally, other areas close to Santiago and other major cities, are now starting to develop plans to develop water resources and install wastewater nets and treatment plants. In connection with this growth, the Chilean government has issued Decree Law 351 that regulates the constitutional right of a citizen to live in an environment free of contaminants and in particular, addresses issues concerning potable water.

         Realizing that there appeared to be an emerging business in water purification and treatment due to the Chilean government's announced plans to privatize the water utilities and its initiatives to ensure clean water and air for its citizens, the Company sought relationships with foreign entities that have experience in water purification. Effective January 1993, the Company entered into a representation agreement with Biwater, a major international company engaged in waste water treatment and facilities whose principal office is located in Surrey, England to develop one project in the waste water treatment in the North area of Chile.

         In connection with this Agreement, the Company researched and will continue to research and develop the market in the north of Chile for both its own services and those of Biwater's in Chile. The results of this research concluded that Chile was initially slow to react to its citizen's needs for better sanitary conditions. Additionally, based on its research, the Company believes that an investment of up to $2 billion by both the private and public sector over the next 10 years will be necessary in order to bring the sanitary facilities up to international standards (See discussion above).

BAYESA PROJECT

         Late in 1993, Corporacion de Fomento ("CORFO"), the Chilean agency for the development of the country, decided to commence with three new waste water treatment facility projects which would place the treatment of water and the sale of reclaimed water in the private sector by means of a subcontract through a public entity. In April 1994, CORFO, through Empresa de Servicios Sanitarios de Antofagasta, S.A. ("ESSAN"), a wholly-owned subsidiary of CORFO in charge of the water system for the Province of Antofagasta, called for public bids to construct and manage a waste water treatment facility (the "Bayesa Project"). The Company, on behalf of Bayesa, S.A., a consortium owned by Biwater (90%) and A&E (10%), was the successful bidder for the Bayesa Project. The contract included design, construction and management of the waste water facility, as well as the right to sell reclaimed industrial grade water. During 1995 the Company acquired a 45% interest in A&E, which translates into a 4.5% interest in Bayesa from Invdemco and with a portion of the proceeds ($141,750) will acquire A&E shares from Invdemco an additional 22.5% interest in A&E, which will translate into an additional 2.25% interest in Bayesa The Company may also purchase additional equity in Bayesa from Biwater depending on the cost of the shares compared to other potential projects. See "Use of Proceeds" and "Certain Transactions."

         The agreement dated September 1, 1994, between ESSAN and Bayesa is divided into three separate, although related, segments. The first is the construction of an interceptor of 3.6 miles of waste water recovery pipelines, pumping stations and a treatment plant connected to an emergency sea outfall. During this segment, Bayesa will act as a contractor, performing construction services for ESSAN. Income from ESSAN to Bayesa is based on 150 monthly installments, commencing in January 1995, of approximately $129,000 per month.

         The second part of the contract consists of the operation of the waste water disposal and treatment system. Income from ESSAN to Bayesa will be in fixed monthly installments of approximately $40,000 for a period of 30 years, plus a variable monthly rate based on the amount of treated water of $18.60 per 1,000 cubic meter. The third segment of the contract is the sale of treated (purified) waste water for irrigation and industrial purposes. The Company believes that upon completion of the pipelines and pumping station (estimated to be 14-16 months), Bayesa will be able to sell the industrial and agricultural grade water for $.60 per cubic meter. The drinkable water price is $1.10 per cubic meter.

         Bayesa has signed a letter of intent with the Antofagasta Municipality to provide water to local parks. Additionally, the Chilean Ministry of Agriculture is planning a new farming facility in this area which may purchase a significant amount of the industrial grade water to be produced by the Bayesa Project. However, there can be no assurance that Bayesa will be able to sell all the treated water for farming or industrial purposes that the sewage waste water facility of Antofagasta will be able to provide.

         Additionally, the Company believes that anticipated profits to Bayesa from the sale of reclaimed water may also be significant because of the location of the Bayesa Project in Antofagasta. Antofagasta is a seaside city approximately 1,000 miles north of Santiago. It serves as the beach resort and the port for the Chuquicamata copper mine, currently the world's largest open pit copper mine, and many other large mines located approximately 200 miles to the east in or around the city of Calama. The Antofagasta region is primarily desert and therefore receives very little, if any, precipitation. The region, however, has had significant growth, more than doubling its mining activity and population over the past 10 years, and has an anticipated population growth rate of 3-5% per year. This population growth rate is directly attributable to the increased economic development in the area. In addition to the continual expansion of the Chuquicamata mine, there are now more than three additional copper mines under development, which are anticipated to be similar in size to the Chuquicamata mine.

         While the Chilean government is currently pursuing the implementation of pollution-control technologies in new state-owned and private mining companies to minimize the need for end-of-pipe solutions such as the Bayesa Project, these new technologies are geared to the mines themselves and not to the waste resulting from the cities that may surround these mines. Therefore, the Company believes that there will be a continued population growth that will create an increased need for more water which will be available through the Bayesa Project, and other future waste water and potable water projects on which the Company intends to bid.

         The Bayesa Project will terminate after 30 years of operation as the written agreement between the parties foresees the transfer of all installations to ESSAN for no consideration. The Company took the reversion of the Bayesa Project back to ESSAN into consideration when deciding to take an equity position in the Bayesa Project, and concluded to that it made economic sense to invest in the Bayesa Project because of its potential profitability during the 30-year term of the contract. The Company intends to participate, in a joint venture with Biwater, in bidding for the full property of ESSAN (or a percentage thereof), once the Chilean government and Parliament have determined the method to privatize the sanitary section of the government. The ability of the Company to participate in this bidding process will depend on its future cash flow.

         Bayesa typically will require the services of E&A for future engineering studies and administrative decisions related to the economy of the Bayesa Project, as well as to supply equipment and spare parts for the project. Additionally, Bayesa will require the support of E&A to sell treated water and will pay E&A a commission for these sales. There is no written obligation from Bayesa to continue to use E&A for these services. Nonetheless, because of its position as an equity participant in Bayesa, the Company does not foresee any change in the current oral agreements between Bayesa and E&A. See "Use of Proceeds" and "Certain Transactions."

         IQUIQUE WATER PROJECT - "AGUAS DE IQUIQUE"

         The city of Iquique is located in the middle of a desert area, 1,100 miles north from Santiago. It is a fast growing city due to the copper, gold, Nitrate and Iodine mining projects that have been and are being constructed in the area. Water sources are as far away as 150 miles inland in the Andes Mountains. The Chilean Military owns a property 25 miles away from Iquique. This property contains underground streams that could produce 100 liters per second of water. The military, however, is precluded from any commercial activities.

The Company is presently in negotiations with the Army to acquire the rights to the underground water. The basis of the potential contract is a concession for 25 years. During that period, the Company will be able to commercialize the water, selling it for housing or industrial purposes. The Company will pay the Army a tariff for each cubic meter sold (around .05 USD/m3). The Company will perform the works and provide the investment needed to carry the water to the consumption centers (digging wells, pumping, eventually treatment, piping).

         The current price of the water in Iquique is around $0.80 USD per cubic meter. Annual production is estimated to be $1,900,000. Net profit to the Company after taxes from this project could be more than $400,000 annually. Additionally, if more water resources are found in the Army's land, the Company intends to negotiate an option to include these sources in the future contract at the same price and conditions.

         The Company is currently in the process of studying the cost of the project in order to determine if it will proceed. If the Company makes a determination to proceed and depending on costs, it intends to seek additional equity partners for this project.

         In addition to those projects referenced above, Chilgener, the second largest electrical generating company in Chile, is developing a strategy to diversify its investments. Among the key areas that it is seeking to diversify into are water treatment, sewage treatment and water supply. In this regard, Chilgener has engaged the Company as a consultant to study various possibilities in this area. The Company has identified the following geographic areas for Chilgener.

         Antofagasta has a population of 250,000 in a desert area 1,000 miles to the north from Santiago. It is the center of the largest copper mining projects in the country and, as a consequence of the very active investments in this field, is growing at rate of 3% to 5% annually. The need for water resources, water supply and distribution and additional sewage treatment is anticipated to be very critical in the next few years and is seen as a significant business opportunity.

         Colina is one of the main suburbs for Santiago. Currently, many first class real estate projects are under development in this area. It is expected that, in 10 years the population will grow to 600,000. Water is currently a limitation and is expected to become a major problem in the near future. The Company has been asked to analyze a water business in this sector for Chilgener and will be interested in participating in that business, if one develops.

         A similar situation has occurred in Temuco, the fastest growing city in Chile. In 1995, the population increase in Temuco was 23% and currently it has around 300,000 inhabitants. Chilgener has requested the Company to investigate, a water supply project that could be developed in that city.

         These studies have recently begun and therefore while the Company would consider a joint venture and equity participation with Chilgener on any of these possibilities, it will require more research and analysis.

         ESSAT (ARICA WATER SUPPLY)

         The city of Arica, Chile's most northern city, has a potential water shortage of between 100 and 200 liters per second. However, the local farmers of the Azapa Valley situated in close proximity to Arica, have between 400 and 600 liters per second of industrial grade water for farming that could be treated by Essat (the local water authority). The Company is organizing a plan to build a treatment plant, negotiate an agreement among the parties and a negotiate a contract with Essat to buy approximately 200 liters per second of potable water from the farmers and replace it with treated water from the city of Arica. Biwater, is expected to participate in this project. The anticipated date of the award is October 31, 1996, and the anticipated date of completion is March 30, 1998. If awarded the bid, the Company would provide engineering services as well as a fee. Additionally, the Company would consider purchasing an equity position in the project, which terms have not been determined. There are no current agreements at this time.


         PROJECTS RELATED TO ELECTRICITY

         EDELAYSEN S.A.

         During 1983, CORFO (the state-owned development corporation) incorporated Empressa Electrica de Aysen, S.A. (Edelaysen) to consolidate various electric grounding and distribution systems located in the south of Chile, into one company. Today, Edelaysen S.A. has a present demand of 9,000 KW and more than 19,000 customers. CORFO intends to sell this utility by public tender on or about August 30, 1996. The Company is currently reviewing various financial and other documents and anticipates that it will render a bid to purchase this utility. There cannot, however, be any assurances that the Company will be the successful bidder.

COMPETITION

         The Company believes that each aspect of its business is competitive and that competition is based not only on price but also on quality of service. The Company's competitors include a number of international companies with local offices in Santiago, Chile, many of which are larger and better capitalized than the Company. While a majority of these larger competitors may bid on the same projects as the Company, and although there can be no assurances that the offers will be competitive, the Company believes that it has and will continue to participate effectively in the bid process.

         Most of the Company's competitors are Chilean based intermediaries with some "local" know-how with respect to the Chilean market, but who do not actively engage in the electric utility, mining and materials handling industries in Chile. More typically, the Company's competitors have local offices which consist of a small administrative and sales staff who, in most cases, are not engineers. To the Company's knowledge, these competitors rely on the engineering expertise of local subcontractors (such as the Company) or on engineers who are not Chilean-based. On the other hand, the Company's staff is comprised of Chilean-based civil and industrial engineers who have an understanding of the intricacies of bid documents, the nuances of Chilean projects, and who have the ability to source local manufacturers to complement the equipment to be purchased from foreign manufacturers, in order to present a competitively priced package. Additionally, the Company's engineers are also its sales force, so the Company is able to provide continued sales and engineering support throughout the entire scope of the project.

         The Company believes it has demonstrated its ability to seek and enter into relationships with those manufacturers whose products are most competitively priced, not only in terms of dollars, but also in terms of overall product efficiency and support for specific projects. Moreover, the Company has been successful in putting together consortiums of manufacturers, whereby it has been able to quote on the large multi-faceted projects. Nonetheless, the Company believes that each area of the new projects and investments in which the Company intends to become involved is highly competitive. Its competitors may be larger, better capitalized, may have more experienced management, and may have greater access to resources which may be deemed necessary to produce a competitive advantage and there can be no assurance that the Company will continue to operate at its current level, enabling it to be profitable.

GOVERNMENT REGULATIONS

         GENERAL

         The Company's business is subject to the full range of governmental regulation and supervision generally applicable to companies engaged in business in Chile, including labor laws, social security laws, public health, environmental laws, securities laws and anti-trust laws.

         ENVIRONMENTAL REGULATIONS

         Bayesa's agreement with the Municipality of Antofagasta for the Bayesa Project provides that certain water, once treated at the Bayesa Project, will be disposed of in the ocean. In order for the Bayesa Project to discard this water into the ocean, the amount of contaminants remaining must meet the requirements mandated by Chilean environmental laws.

         FOREIGN INVESTMENT LAWS AND REGULATIONS

         The Chilean Constitution establishes that any Chilean or foreigner may freely develop any activity in Chile so long as the activity does not contravene existing laws dealing with public morals, public safety or national security. It also establishes the principle of non-discrimination, thus guaranteeing foreign investors equal protection under Chilean law. Additionally, Chilean law prohibits any discretionary acts by the Chilean government or other entities against the rights of persons or property in derogation of this principle. Foreign investors may transfer capital and net profits abroad. There are no exchange control regulations which restrict the repatriation of the investment or earnings except that the remittance of capital may take place starting a year after the date the funds were brought into the country, but net profits can be remitted at any time. Therefore, equity investments in Chile by persons who are not Chilean residents follow the same rules as investments made by Chilean citizens.

         These principles are the basis for the Foreign Investment Law of 1974 (commonly known as DL 600) by which foreigners are guaranteed to receive equal treatment access to all segments of the economy subject to a limited number of internationally-accepted exceptions. Based on DL 600, the foreign investor and the government sign a legally-binding investment contract which may only be modified by mutual consent. The contract sets forth the current law as it relates to the specific investments by that investor in Chile. Thus, the investor is protected against any subsequent changes in the law which could adversely affect the investor or his investments in Chile. Although the Chilean Government has been successful in keeping this principle in place for the last 21 years, there is little information regarding the unilateral breach of an investment contract by the Government and there can be no assurances that a breach by the Government will not occur in the future or that it would not adversely affect the rights of the Company to do business in Chile. Moreover, while there has been no precedent that political changes had determined changes in these rules, no assurances can be made that such changes will not occur in the future. The Company intends to enter into an investment contract with the Government of Chile on or around the closing of this Offering.

CONTROLS ON FOREIGN INVESTMENTS

         Equity investments in Chile by persons who are not Chilean residents follow the same rules as the investments of the citizens of the country. Foreign investors may transfer abroad capital and net profits that they generate. There are no exchange control regulations which restrict the repatriation of the investment or earnings therefrom except that the remittance of capital may take place starting a year after the date the funds were brought into the country, but net profits can be remitted at any time. Although there has been no precedent that political changes had determined changes in these rules, no assurance can be given that this situation will not occur in the future.

EMPLOYEES

         As of June 15, 1996, the Company employed 18 full-time employees, nine of whom are managers/engineers and nine of whom are administrative staff. Employees of the Company are not represented by labor unions. The Company considers its relationship with its employees to be good.

PROPERTIES

         The Company leases a 3,300 square foot office in Santiago, Chile pursuant to a month-to-month lease at a monthly rate of $4,351.20 per month.

         The Company currently owns a house located near Villarrica in the south of Chile situated on approximately 13.5 acres. the Villarrica Property. As of March 31, 1996, the book value of the 13.5 acre Villarrica Property was $1,212,063 and had outstanding mortgages of approximately $700,000. The Company intends to sell the Property to a related entity (Invdemco), and will satisfy the outstanding mortgage on the property upon the closing of this Offering. See "Use of Proceeds" and "Certain Transactions."

         The Company, through INA, also owns a farm located in Villarrica consisting of two lots of an aggregate of approximately 107.75 acres. The farm is used as a guarantee for bank loans and other financing operations.

LEGAL PROCEEDINGS

         The Company is not a party to any pending litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         The directors and executive officers of ADC are as follows:

Name                       Age     Position
----                       ---     --------

Pedro Pablo Errazuriz       59     President/Chief Executive Officer/Chairman of
                                   the Board

Jose Luis Yrarrazaval       56     Chief Financial Officer/Treasurer/Secretary/
                                   Director

Alberto Coddou              57     Director

Sergio Jimenez              60     Director

Claude Mermier              60     Director

         PEDRO PABLO ERRAZURIZ has served as Chief Executive Officer and Chairman of the Board of Directors of Andean Development Corporation ("ADC") since October 19, 1994, and its President since January 11, 1995. He has also served as the President and sole Director of Andean Export Corporation since February 9, 1995. Mr. Errazuriz founded Ingenieria Norconsult Andina, the predecessor company of INA in 1986 as a continuation of his activities in the sales of equipment, project management and procurement for electricity generation projects and has served as its president since its inception and through March 20, 1995. In 1991, Mr. Errazuriz founded E&A and served as its president since its inception through March 20, 1995. Mr. Errazuriz has also served as Chairman of the Board of Kvaerner Chile S.A., a subsidiary of Kvaerner A.S., a Norwegian-based manufacturer of electrical and mechanical equipment) since 1992 and as the exclusive agent for Kvaerner Turbin A.B. (Sweden) since 1994. Since 1986, Mr. Errazuriz has acted as an exclusive agent in Chile for Norconsult. Mr. Errazuriz is a civil engineer, having received his engineering degree from the Catholic University of Chile in 1959.

         JOSE LUIS YRARRAZAVAL has been a member of the Board of Directors of ADC since March 20, 1995 and its Chief Financial Officer, Treasurer and Secretary since March 20, 1995. He also serves as Chief Executive Officer and a Director of INA and Chief Financial Officer, Treasurer, Secretary and a Director of E&A since March 20, 1995. Since November 1993, Mr. Yrarrazaval has served as the general manager of both E&A and INA, which responsibilities include all financial matters and personnel management. From April 1988 through October 1993, Mr. Yrarrazaval served as the project manager for INA, supervising the projects of INA. From 1973 through 1988, Mr. Yrarrazaval was a partner and technical manager of a construction company, including the construction of industrial plants, buildings, and housing developments. He also acted as supervisor in the construction of agro-industrial and cold storage plants. Mr. Yrarrazaval has a Civil Engineering and Construction Degree from the State Technical University in Santiago, Chile.

         ALBERTO CODDOU has served as a member of the Board of Directors of the Company since March 20, 1995, and as a member of the Board of Directors of E&A since March 20, 1995. Mr. Coddou has been a partner with the law firm of Figueroa & Coddou in Santiago, Chile since 1965. He has also been an Assistant Professor of Law at the University of Chile, School of Law from 1959 through 1982. In May 1995, Mr. Coddou was appointed Chairman of the Board and Legal Representative of Consorio Periodistico de Chile S.A., the owners and editors of a Chilean newspaper called La Epoca.

         SERGIO JIMENEZ has served on the Board of Directors of ADC since March 20, 1995. As of June 1995, Mr. Jimenez has been appointed as a member of the Board of ENAP (Empresa Nacional del Petroleo) the Chilean oil company owned by the government. Mr. Jimenez served as President of Edelnor S.A. from March
1990 to March 1994. Edelnor, which generates and transmits electricity in the northern regions of Chile, was a subsidiary of CORFO, the holding company of Chilean state-owned companies before it was privatized in 1994. From 1990 through 1992, Mr. Jimenez was President and Chief Executive Officer of Metro S.A., also a subsidiary of CORFO, which operates the Santiago subway system. Mr. Jimenez is also a partner and Managing Director of Consultora Jimenez y Zanartu Limitada, which consults on engineering projects for segments of the Chilean government related to public works. Mr. Jimenez is a civil engineer, having received his degree from the University of Chile, in Santiago and has a post graduate degree in project evaluation from the University of Chile.

         CLAUDE MERMIER has served on the Board of Directors of ADC since March 20, 1995. Mr. Mermier has served as the Chairman of the Board of INA since March 20, 1995. Mr. Mermier has also served as Chairman of Igenor Ingenierie & Gestion S.A., a principal shareholder of the Company, since its inception in March 1992. Since 1979, Mr. Mermier has been the President of Compagnie Financiere pour le Commerce Exterieur S.A., a Swiss company involved in property development throughout Europe.

         Directors are elected at the Company's annual meeting of shareholders and serve for one year or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contract, at the discretion of the Board. All of the Company's executive officers are full-time employees of the Company. The Company intends to pay non-employee directors a fee of $1,000 per meeting attended, and will reimburse all directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company will not receive additional compensation for their services as directors. The Company intends to purchase directors and officers insurance to the extent that it is available and cost effective to do so.

         The Company has agreed that for a period of 24 months after the effective date of the Prospectus, if requested by the Representatives, it will use its best efforts to cause one individual designated by the Representatives to be elected to the Company's Board of Directors, which individual may be a director, officer, employee or affiliate of the Representatives. The Representatives may designate a person to attend meetings of the Board of Directors for 24 months after the closing of this Offering. The Representatives have advised the Company that it does not currently intend to exercise either of such rights. See "Underwriting." The Company may elect additional Board Members following the completion of this Offering.

         Upon completion of this Offering, the Company will establish separate audit and compensation committees consisting of at least two independent directors.

DIRECTORS AND OFFICERS OF THE SUBSIDIARIES

         JUAN ANDRES ERRAZURIZ, age 28, has been a member of the Board of Directors of INA since March 20, 1995, and its Treasurer and Secretary since March 20, 1995. He has served as a member of the board of directors of Inversiones Tiempo Libre S.A. (ITL) since March 1995, the company which presently owns the Macul Project. Mr. Errazuriz joined INA in October 1993 as Development Manager and as a coordinator between the different areas and activities. Before joining the Company, Mr. Errazuriz worked as a manager of Chile's largest pulp and paper company (CMPC), executing feasibility and market studies for the company's projects from May 1992 through September 1993. He has prepared economic and financial feasibility studies for several companies in Chile and in Spain. From July 1991 through May 1992, Mr. Errazuriz was employed by Proyectos y Equipos, S.A., an affiliate of the Company as its marketing and strategy director. Mr. Errazuriz graduated from Catholic University of Chile in 1991, with a Civil Engineering Degree, specializing in industrial engineering systems, administration and finance.

         BERTA DOMINGUEZ, age 57, has served as the Chairman of the Board of E&A since 1988 and its Chief Executive Officer since March 20, 1995. Mrs. Dominguez has served as a Director of Errazuriz y Asociados Arquitectos Limitada, one of the principal shareholder of the Company since 1990.

         Mr. Juan Andres Errazuriz is the son of Mr. Pedro P. Errazuriz, the Chief Executive Officer, President, and Chairman of the Board of the Company and Mrs. Berta Dominguez, the Chairman of the Board and CEO of E&A. Mrs. Berta Dominguez is the wife of Mr. Pedro P. Errazuriz and the mother of Juan Andres Errazuriz.

KEY EMPLOYEES

         GONZALO CORDUA, age 36, has been operations vice president in charge of all new projects undertaken by INA since July 1993. Since March 1995, he has served as president of Inversiones

Tiempo Libre S.A. (ITL), the company which presently owns the Macul Project. From December of 1992 through July 1993, Mr. Cordua was manager for industrial cooperation of Fundacion Empresarial Communidad Europea-Chile ("FECEC"), where his duties included the company's services to European business in Chile and to Chilean business in Europe. From August 1991 through November 1992, Mr. Cordua worked as an expert for FECEC in industrial cooperation as part of the team in charge of designing and implementing the project. From June 1990 through July 1991, he worked for the Agencia de Cooperacion Internacional as an expert in industrial cooperation where he was in charge of cooperation and development programs for the Chilean productive sectors. From August 1988 through May 1990, Mr. Cordua was employed as a project manager for INA. Mr. Cordua received his B.S. in Civil Engineering from the University of Chile, his M.S. in Civil Engineering from the University of California at Berkeley, his Masters of Engineering in Water Resources Management from the University of California at Berkeley and a degree in Business Administration from the Fonds Leon A. Bekaert, Brussels, Belgium.

         JUAN PHILLIPS, age 51, has been Technical Vice President and manager of engineering department of E&A. His duties have included project director of the Capullo Hydroelectric Power Generating Plant as well as procurement of equipment for that project. He also organized the liaison office for the Pangue Hydropower Plant equipment supply. From 1986 through 1989, Mr. Phillips was project manager for INA. Mr. Phillips received his degree in Civil Engineering from the Catholic University in Santiago, Chile.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

         The following table sets forth compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each executive officer whose compensation exceeded 60,000 for the years ended 1995. The Company did not grant any stock options, restricted stock awards or stock appreciation rights or make any long-term incentive plan payments during 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                        Other Annual
Name and Principal Position       Year    Salary($)(1)(2)   Bonus ($)   Compensation($)
---------------------------       ----    ---------------   ---------   ---------------
Pedro P. Errazuriz                1995    $97,801(3)        $92,000        $79,104(4)
  Chief Executive Officer,        1994    $90,000           $78,481(5)     $92,112(3)
  President, Chairman

Jose L. Yrarrazaval               1995    $56,886(3)        $30,000        $17,700(6)
  Chief Financial Officer/        1994    $58,077(3)        $30,000        $17,700(6)
  Treasurer/Secretary/Director

Juan Andres Errazuriz             1995    $48,000(3)        $12,000        None


                                       52


Gonzalo Cordua Hoffman            1995    $48,000(3)        $16,000        None

Juan Phillips Davila              1995    $48,000(3)        $16,000        None



(1) Payment of the compensation to the persons set forth above was apportioned among the following subsidiaries and affiliated companies as follows: E&A - 35%; INA 25%; Electromecanica Osorno S.A. - 20%, a Chilean corporation currently owned by Errazuriz y Asociados Arquitectos Ltda. ("EAA") and by Igenor, Ingenierie et Gestion, S.A. ("Igenor"), each principal shareholders of the Company; and Proyectos y Equipos, S.A. a Chilean corporation owned by EAA, Igenor, and a family member of Mr. Pedro P. Errazuriz, the Chief Executive Officer, President and Chairman of the Board of ADC. See "Principal Shareholders." The proportions established as compensation to be paid by the different companies was arbitrarily determined, intended to minimize tax payments and to indicate the involvement of the Company's executives in all related companies. Upon the closing of this Offering, the Company's management will be employed by ADC.

(2) The gross salary includes social security and retirement benefits. Social Security in Chile was established as a private system, that requires all companies to retain 20% of the gross salaries of its employees which is used to pay both Administrators of Pension Funds Companies ("AFP") and Institutions of Previsional Health ("ISAPRE").

         The allocation of this 20% to each service is as follows:

         (a) 10% to the AFP: This amount is deposited in an individual interest-bearing account of each employee to cover their retirement. In Chile, the age of retirement is 60 years in case of women and 65 years for men.

         (b) 3% to the AFP: This amount covers any partial or permanent disability and, in the case of death, will provide a monthly amount to the deceased's spouse. The amount paid corresponds to 70% of an employee's average salary, based upon the last 10 years of the employee's life.

         Both items (a) and (b) are limited to approximately $1,700 per month.

         (c) 7% to the ISAPRE: This amount covers medical fees, hospitalization and clinical examinations, although in many instances it may be necessary to pay additional costs for health care.

         Chilean law requires the payment of one month salary for each year worked by the employee when he is dismissed. When the employee terminates his or her employment, no compensation is legally required.

(3)      Paid in full from the Company to the employee.

(4) Includes an annual allowance of $15,000 for automobile costs and maintenance; an annual housing/vacation allowance of $10,500; $7,200 for domestic employees; and $46,404, based upon a percentage of profit of the Company. This profit percentage was based on 2% of the total net profits of all related companies for 1995, calculated to Chilean accounting standards. In the future, all accounting standards will be pursuant to U.S. GAAP.

(5) Includes an annual allowance of $15,000 for automobile costs and maintenance; an annual housing/vacation allowance of $10,500; $7,200 for domestic employees and $45,781 based upon a percentage of profit of the Company for 1994.

(6)      Includes $15,000 car allowance.

EMPLOYMENT AGREEMENTS

         On March 15, 1996, the Company entered into employment agreements with Messrs. Pedro P. Errazuriz, Jose Luis Yrarrazaval, Juan Phillips and Gonzalo Cordua. Each of the employment contracts are for one year. The salaries and social security benefits will not be less than those for fiscal year 1995, which shall be determined by the Company's Board of Directors. Additionally, these individuals will also be entitled to a bonus, as determined by the Company's Board of Directors.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLANS

         Under the Company's Stock Option Plan (the "Stock Option Plan") and Directors Stock Option Plan (the "Directors Plan"), 175,000 shares of Common Stock and 75,000 shares of Common Stock, respectively, are reserved for issuance upon exercise of options. The Plans are designed to serve as an incentive for retaining qualified and competent employees and directors. Both the Stock Option Plan and the Directors Plan apply to Andean Development Corporation and each of its subsidiaries. No options have been issued under the Plans.

         The Company's Board of Directors, or a committee thereof, administers and interprets the Stock Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers and directors (whether or not employees) of the Company. The Stock Option Plan provides for the granting of "incentive stock options" (as defined in Section 422 of the Internal Revenue Code), non-statutory stock options and "reload options." Options may be granted under the Stock Option Plan on such terms and at such prices as determined by the Board, or a committee thereof, except that in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the Plans that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit.

         The purchase price for any option under the Stock Option Plan may be paid in cash, in shares of Common Stock or such other consideration that is acceptable to the Board of Directors or the committee thereof. If the exercise price is paid in whole or in part in Common Stock, such exercise may result in the issuance of additional options, known as "reload options," for the same number of shares of Common Stock surrendered upon the exercise of the underlying option. The reload option would be generally subject to the same provisions and restrictions set forth in the Stock Option Plan as the underlying option except as varied by the Board of Directors or the committee thereof. A reload option enables the optionee to ultimately own the same number of shares as the optionee would have owned if the optionee had exercised all options for cash.

         Only non-employee directors are eligible to receive options under the Directors Plan. The Directors Plan provides for an automatic grant of an option to purchase 3,000 shares of Common Stock upon a person's election as a director of the Company and an automatic grant of an option to purchase 3,000 shares of Common Stock at each annual meeting through which a director's term continues. Upon consummation of this Offering, the Company will grant to each of Messrs. Coddou and Mermier options to purchase an aggregate of 6,000 shares of Common Stock under the Directors Plan at an exercise price equal to the initial public offering price of the Common Stock offered hereby.

         Options granted under the Stock Option Plan will be exercisable after the period or periods specified in the option agreement, and options granted under the Directors Plan are exercisable immediately. Options granted under the Plans are not exercisable after the expiration of five years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. The Plans also authorize the Company to make loans to optionees to enable them to exercise their options.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. See "Principal Shareholders" for a listing of the shareholders of EAA and Igenor.


                              CERTAIN TRANSACTIONS

         During 1995 the Company acquired a 45% interest in A&E, which translates into a 4.5% interest in Bayesa from an affiliate of the Company, Invdemco, a Chilean investment company. The Company has also agreed to purchase an additional 22.5% interest in A&E from A&E shares held by Invdemco, which translates into an additional 2.25% interest in the Bayesa Project for $141,750. The shareholders of Invdemco are Mr. Pedro P. Errazuriz (50%), President, CEO, and Chairman of the Board of ADC; Mr. Errazuriz' wife (45%), Berta Dominguez; and Berta Errazuriz (5%), a daughter of Mr. Errazuriz and Mrs. Dominguez. See "Use of Proceeds" and "Business - Strategy for Equity Participation - the Bayesa Project." A&E, as of the date of the closing of this Offering, will own 10% of Bayesa. Biwater, a major international company engaged in waste water treatment and facilities, owns 90%. The purchase price for Invdemco's interest in the Bayesa Project is based upon a valuation of the Invdemco stock prepared by an independent consultant, Ingesis Ltd. and was based upon the projected revenues from the Bayesa Project. As of the date of this Prospectus, the Company has not entered into any agreements with respect to acquiring equity interests on projects other than the Bayesa Project. The Company, pending completion of its research and due diligence, intends to enter into formal negotiations in other ecology-oriented and electrical utility projects in Chile, leading to formal agreements.

         At the closing of this Offering, the Company will sell to Invdemco a non-performing asset of the Company consisting of a house located near Villarrica, Chile in the south of Chile, situated on approximately 13.5 acres (the "Villarrica Property"). The Villarrica Property which is carried at a cost of approximately $1,212,063 on the financial statements of the Company at March 31, 1996, was subject to mortgages totalling approximately $663,045. However, the Villarrica Property is used as a guarantee for payment of certain loans (similar to revolving or preferred line of credit or a home equity loan) and as of the closing of this Offering, it is estimated that the outstanding mortgages on the Villarrica Property will be approximately $700,000. See "Use of Proceeds" and "Financial Statements." At closing, the Company will transfer title to the Villarrica Property to Invdemco, and will satisfy the outstanding mortgages on the property.

         Invdemco will pay $606,031.50, (50% of the purchase price) of the Villarrica Property in cash at closing with the balance being paid in four annual installments of principal together with interest at the rate of 8-1/2% on the unpaid balance.

         EAA and Igenor, the principal shareholders of the Company, also own, in the aggregate, controlling interests in Proyectos y Equipos S.A. and Electromecanica Osorno S.A., two Chilean corporations which specialize in the sale of air compressors and ventilators and related products and small electrical equipment, respectively. The Company, from time to time, intends to enter into agreements with these companies to perform certain services, based upon competitive bids received from these companies.

         Mr. Pedro P. Errazuriz, the President, Chief Executive Officer and Chairman of the Board of Directors of ADC, also owns a 57% interest in Consonni, S.A., of Spain. Consonni manufactures and sells electronic controls and switchgear. The Company currently is the exclusive representative of Consonni in Chile.

         All transactions between the Company and its officers, shareholders and each of their affiliated companies have been made on terms no less favorable to the Company than those available from unaffiliated parties. In the future, the Company intends to handle transactions of a similar nature on terms no less favorable to the Company than those available from unaffiliated parties.

         Igenor Ingenierie et Gestion, S.A., a swiss corporation, and Errazuriz y Asociados Arquitectos, Limitada, a Chilean limited partnership, are shareholders of the Company. See "Principal Shareholders".

         Invdemco, a Chilean investment company, is involved in transactions relating to the Bayesa Project and the Villarrica Property. See "Business - Bayesa Project and Properties."

         Electromecanica Osorno, S.A. and Inversiones Tiempo Libre, S.A. are shareholders of the Company.

         Inversiones Tiempo Libre, S.A. was a Corporation organized for the Macul Project. The Company sold the balance of its ownership. See "Management Discussion and Analysis of Financial Condition - Results of Operations and Liquidity and Capital Resources."

         Norconsult has provided engineering, consulting and project services is conjunction with the Company. See "Business - Core Business."

         Mr Pedro P. Errazuriz was on the Board of Directors and had power of attorney for Kvaerner Chile, S.A. and Kvaerner Hydro, Agencia de Kvaerner Turbin Aguas y Ecologia, S.A., corporations involved in the manufacturing and selling of electrical materials. Mr. Errazuriz has resigned from the Board of Directors as relinquished his power of attorney.

         Biwater is represented by the Company is various transactions and is involved in transactions relating to the Bayesa Project. See "Business - Bayesa Project and Strategy for Equity Participation."

         Tacora was previously represented by Mr. Pedro P. Errazuriz in a business relation with a French company with mining interests in Chile. They are no longer related to the Company.

                              BRIDGE FINANCING

         During April 1996, the Company borrowed $65,000 from LeNoble and Associates and First Capitol Resources, Inc. (the "Lenders"), the proceeds of which were used to pay certain expenses of this offering. The loan, which bears interest at the rate of 8-1/2% per annum, will be due at the earlier of January 15, 1997 or the effective date of this offering. In connection with the loan, the Lenders will also receive warrants (the "Bridge Warrants") to purchase 21,000 shares of the Company's Common Stock at 1/3 of the initial offering price. While the Company has granted certain registration rights, the Lenders have agreed that the shares underlying the warrants cannot be publicly sold until six months from the effective date of this Offering.


                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the Company's common stock beneficially owned at March 31, 1996 (i) by each person who is known by the Company to own beneficially 5% or more of the Company's common stock; (ii) by each of the Company's directors; and (iii) by all executive officers and directors as a group. As of the date of this Prospectus, there were 2,500,100 shares of Common Stock outstanding, after giving effect to the Reorganization, which will be effective as of the date of closing of this Offering. See "Certain Transactions." The number of shares discussed below are all Common Stock. See "Description of Securities."

                                         Number of Shares                Percentage
                                         of Common Stock           -----------------------
Name and Address of                      Beneficially Owned        Before        After(2)(3)
Beneficial Owner(1)                      Before Offering           Offering       Offering
-------------------                      ---------------           --------       --------
IGENOR, INGENIERIE
ET GESTION, S.A.,
a Swiss corporation(4)(5)                    1,500,000                60%            43%

ERRAZURIZ Y ASOCIADOS
ARQUITECTOS, LIMITADA,
a Chilean limited partnership(6)             1,000,000                40%            30%

PEDRO P. ERRAZURIZ(7)
President, CEO and Director                  1,500,100                60%            43%

BERTA DOMINGUEZ(8)                           1,322,500                52.9%          37.8%

CLAUDE MERMIER(4)(9)
Director                                         3,525               (10)           (10)

SERGIO JIMENEZ
Director                                           -0-               -0-            -0-

ALBERTO CODDOU(11)
Director                                           -0-               -0-            -0-

All executive officers and directors
as a group (5 persons)(12)                   1,503,625                60.1%          43%


--------------------
See footnotes on next page

(1) Unless otherwise indicated, the address of the following is Los Conquistadores 1700, Piso 21, Santiago, Chile.

(2) Assumes no exercise of the Representatives' over-allotment option, (see "Underwriting") or options issued to Bridge Financing lenders.

(3)      Does not give effect to the exercise of Warrants into shares of Common
         Stock.

(4) The address is c/o Etude Montavon-Mermier, 22, rue Etienne Dumont, 1211 Geneve 3, Switzerland.

(5) The shareholders are Mr. Pedro P. Errazuriz (50%), the President, Chief Executive Officer and Chairman of the Board of ADC; Ms. Berta Dominguez (49.25%), the wife of Mr. Errazuriz and the Chairman, Chief Executive Officer and director of E&A; Mr. Pedro Pablo Errazuriz, a son of Mr. Errazuriz and his wife; Mr. Claude Mermier (.25%), a director of Andean Development Corporation; and Pierre Yves Montavon (.25%), an unrelated third party.

(6) The partners are Ms. Berta Dominguez (58%), and the six children of Mr. Pedro P. Errazuriz and Ms. Dominguez, who each owns a 7% interest and who are (i) Pedro Pablo Errazuriz Dominguez, (ii) Berta Errazuriz Dominguez, (iii) Magdalena Errazuriz Dominguez, (iv) Juan Andres Errazuriz Dominguez, (v) Felipe Errazuriz Dominguez, and (vi) Arturo Errazuriz Dominguez.

(7) Includes shares of Common Stock owned by Igenor, Ingenierie et Gestion, S.A. of which Mr. Errazuriz owns 50% of the outstanding equity and 100 shares of Common Stock were issued to him on October 19, 1994.

(8) Mrs. Dominguez owns 49.25% of Igenor, Ingenierie et Gestion, S.A. and 58% interest in Errazuriz y Asociados Arquitectos, Ltda. She is the wife of Mr. Errazuriz, the President, CEO and Chairman of ADC.

(9)      M. Mermier owns a 0.25% interest in Igenor, Ingenierie et Gestion, S.A.

(10)     Less than 1%.

(11)     The address is Santa Lucia 280-OF, 12 Santiago, Chile.

(12) All of these shares are held indirectly through either Igenor, Ingenierie et Gestion, S.A. and/or Errazuriz y Asociados Arquitectos, Ltda.(5)

         After giving effect to the Reorganization, all but one share of the outstanding stock of each of these subsidiaries will be held by ADC. The remaining one share of INA will be owned by E&A; the remaining one share of E&A will be owned by INA and thus there will be, at all times, at least two different entities having an ownership interest in E&A and in INA, a condition for Chilean corporations, which requires that a corporation have at least two different shareholders at any given time.

                            DESCRIPTION OF SECURITIES

            The Company is currently authorized to issue up to 20,000,000 shares of Common Stock, par value $.0001, of which 2,500,100 shares were outstanding as of March 31, 1996, after giving effect to the Reorganization, which will be effective as of the closing of this Offering. The Company has also reserved up to 250,000 shares of Common Stock pursuant to its Stock Option Plan and Directors Plan.

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders and do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. Following the Offering made hereby, the Company's management will own or have the ability to vote 2,500,100 shares or approximately 71% of the outstanding Common Stock without giving effect to the exercise of the Representatives' Over-Allotment Option, the Representatives' Purchase Warrants, the Warrants or the Bridge Warrants). The Bylaws of the Company require that only a majority of the issued and outstanding shares of common stock of the Company need be represented to constitute a quorum and to transact business at a shareholders' meeting.

         Holders of shares of Common Stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds legally available therefor. ADC has never paid dividends on its common stock since its inception on October 19, 1994; however, both INA and E&A paid dividends to their shareholders during 1993, 1994 and 1995 of (an aggregate of) $835,737, $866,256 and $300,000, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements."

         Upon liquidation, dissolution or winding up of the Company, after payment of creditors and holders of any senior securities of the Company, as applicable, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, upon completion of this Offering, fully paid and non-assessable.

WARRANTS

         The Warrants will be issued in registered form pursuant to an agreement dated the date of this Prospectus (the "Warrant Agreement"), between the Company and American Stock Transfer and Trust Company as Warrant Agent (the "Warrant Agent"). The following discussion of certain terms and provisions of the Warrants is qualified in its entirety by reference to the Warrant Agreement. A form of the certificate representing the Warrants which form a part of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

         Each of the Warrants entitles the registered holder to purchase one share of Common Stock. The Warrants are exercisable at a price of $____ (120% of the public offering price of the Common Stock offered hereby) (which exercise price has been arbitrarily determined by the Company and the Representatives) subject to certain adjustments. The Warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

         The Warrants may be exercised at any time and continuing thereafter until the close of five years from the date hereof, unless such period is extended by the Company. After the expiration date, Warrant holders shall have no further rights. Warrants may be exercised by surrendering the certificate evidencing such Warrant, with the form of election to purchase on the reverse side of such certificate properly completed and executed, together with payment of the exercise price and any transfer tax, to the Warrant Agent. If less than all of the Warrants evidenced by a warrant certificate are exercised, a new certificate will be issued for the remaining number of Warrants. Payment of the exercise price may be made by cash, bank draft or official bank or certified check equal to the exercise price.

         Warrant holders do not have any voting or any other rights as shareholders of the Company. The Company has the right at any time beginning six months from the date hereof to redeem the Warrants, at a price of $.05 per Warrant, by written notice to the registered holders thereof, mailed not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date. The Company may exercise this right only if the closing bid price for the Common Stock for twenty-one (21) trading days during a thirty (30) consecutive trading day period ending no more than 15 days prior to the date that the notice of redemption is given, equals or exceeds $____ (150% of the exercise price of the Warrants), subject to adjustment. Any such redemption shall be for all outstanding Warrants. If the Company exercises its right to call Warrants for redemption, such Warrants may still be exercised until the close of business on the day immediately preceding the Redemption Date. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the repurchase price. Notice of redemption will be mailed to all holders of Warrants of record at least thirty
(30) days, but not more than sixty (60) days, before the Redemption Date. The foregoing notwithstanding, the Company may not call the Warrants at any time that a current registration statement under the Act is not then in effect.

         The Warrant Agreement permits the Company and the Warrant Agent without the consent of Warrant holders, to supplement or amend the Warrant Agreement in order to cure any ambiguity, manifest error or other mistake, or to address other matters or questions arising thereafter that the Company and the Warrant Agent deem necessary or desirable and that do not adversely affect the interest of any Warrant holder. The Company and the Warrant Agent may also supplement or amend the Warrant Agreement in any other respect with the written consent of holders of not less than a majority in the number of the Warrants then outstanding; however no such supplement or amendment may (i) make any modification of the terms upon which the Warrants are exercisable or may be redeemed; or (ii) reduce the percentage interest of the holders of the Warrants without the consent of each Warrant holder affected thereby.

         In order for the holder to exercise a Warrant, there must be an effective registration statement, with a current prospectus on file with the Commission covering the shares of Common Stock underlying the Warrants, and the issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, the Company will file a new registration statement with the Commission with respect to the securities underlying the Warrants prior to the exercise of such Warrants and will deliver a prospectus with respect to such securities to all holders thereof as required by Section 10(a)(3) of the Securities Act of 1933, as amended. See "Risk Factors - Necessity to Maintain Current Prospectus" and "State Blue Sky Registration Required to Exercise Warrants."

CERTAIN FLORIDA LEGISLATION

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of a corporation's disinterested shareholders. The provisions of the "Control Share Act" apply to the Company. The Florida Affiliated Transactions Act generally requires super majority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). The provisions of the Florida Affiliated Transactions Act do not apply to the Company as it has opted out of the provisions of the Affiliated Transactions Act. Florida law and the Company's Articles of Incorporation and Bylaws also authorize the Company to indemnify the Company's directors, officers, employees and agents. In addition, the Company's Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of the Articles of Incorporation and Bylaws of the Company summarized in the following paragraphs will become operative upon the closing of the Offering and may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in the Company's Articles or Bylaws without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Common Stock. Such provisions could: (1) result in the Company being less attractive to a potential acquiror;
(2) result in shareholders receiving less for their shares in the event of a take-over attempt.

         SPECIAL MEETING OF SHAREHOLDERS.

         The Articles and Bylaws provide that special meetings of shareholders of the Company may be called only by a majority of the Board of Directors, the Company's Chief Executive Officer or holders of not less than ten percent (10%) of the Company's outstanding voting stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock and Warrants is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, NY 10005.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon the consummation of this Offering, the Company will have 3,500,100 shares of Common Stock outstanding (3,600,100 shares if the Representatives' Over-Allotment Option is exercised in full but without giving effect to the exercise of the Warrants) of which 2,500,100 shares of Common Stock outstanding are restricted securities as such term is defined under the Securities Act of 1933, as amended.

         Of the shares of Common Stock, 1,000,000 shares sold in this Offering (1,100,000 if the Representatives Over-Allotment Option is exercised in full) will be freely tradeable without restriction or further registration under the Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company) which shares will be subject to the resale limitations of Rule 144 under the Act. An additional 1,000,000 shares of Common Stock have been registered (1,100,000 if the Representatives' Over-Allotment Option is exercised in full) and reserved for issuance upon exercise of the Warrants.

         In general, Rule 144, promulgated under the Securities Act of 1933, as amended, permits a shareholder of the Company who has beneficially owned restricted shares of Common Stock for at least two years to sell without registration, within a three-month period, such number of shares not exceeding the greater of one percent of the then outstanding shares of Common Stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming compliance by the Company with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of Common Stock are held for at least three years by a person not affiliated with the Company (in general, a person who is not an executive officer, director or principal shareholder of the Company during the three month period prior to resale), such restricted shares can be sold without any volume limitation. Since the Company was not organized until October 1994, as of the date hereof none of the Company's

Common Stock currently outstanding would have been deemed held for at least two years and will be eligible for sale upon consummation of this Offering, subject to the volume limitations and other restrictions of Rule 144. Any sales of shares by shareholders pursuant to Rule 144 may have a depressive effect on the price of the Company's Common Stock.

         Notwithstanding the foregoing, all of the Company's holders of Common Stock prior to the closing of this Offering (including shareholders of E&A and INA who will exchange their shares of INA and E&A for shares of ADC as of the closing of this Offering) have agreed not to, directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase or otherwise dispose of any beneficial interest in such securities for a period of 24 months from the date hereof without the prior written consent of the Company and the Underwriter. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities.


                                  UNDERWRITING

         The Underwriters named below, for whom FIRST LONDON SECURITIES CORPORATION AND LA JOLLA SECURITIES CORPORATION are serving as representatives, have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock and Warrants in the amounts set forth opposite their respective names below. The nature of the obligations of the Representatives is such that, if any of such securities are purchased, all must be purchased.


                                              No. of Shares
                                              of Common Stock    No. of Warrants
                                              ---------------    ---------------
First London Securities Corporation .......
                                                 ---------          ---------
            Total .........................      1,000,000          1,000,000
                                                 =========          =========

         The Common Stock and the Warrants are being sold on a firm commitment basis. The Underwriting Agreement provides, however, that the obligations of the several Underwriters are subject to certain customary conditions precedent, such as effectiveness of the Registration Statement, the accuracy of the representations and warranties contained in the Underwriting Agreement, and the receipt of opinions of counsel and accountants "cold comfort letters."

         The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock and the Warrants to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less concessions of not in excess of $______ per share of Common Stock and $______ per Warrant, of which amount a sum not in excess of $______ and $______, respectively, may in turn be allowed by such dealers to other dealers. After the initial public offering, the public offering price, the concessions and the re-allowances may be changed by the Representatives.

         The Company has agreed to indemnify the Representatives against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Representatives may be required to make. The Company has agreed to pay the Representatives a non-accountable expense allowance equal to 3% of the gross proceeds of this Offering, $30,000 of which has been paid to date.

         The Company has granted to the Representatives an option exercisable during the 45-day period from the Effective Date of the Offering to purchase from the Company up to an additional 100,000 shares of Common Stock and 100,000 Warrants sold to cover over-allotments, at the public offering price less underwriting discounts and the expense allowance. To the extent the Representatives exercise such option, each Representative will have a firm commitment, subject to certain conditions, to purchase a number of the additional Common Stock and Warrants proportionate to such Representative's initial commitment.

         The Company has agreed that for 24 months after the effective date of the Prospectus, if requested, it will use its best efforts to cause one individual designated by the Representatives to be elected to the Company's Board of Directors, which individual may be a director, officer, employee or affiliate of the Representatives. The Representatives may designate a person to attend meetings of the Board of Directors for 24 months after the closing of this Offering.

         In connection with this Offering, the Company has agreed to sell to the Representatives, for nominal consideration, the Representatives' Purchase Warrants to purchase from the Company up to 100,000 additional shares of Common Stock and 100,000 additional Warrants. The Representatives' Purchase Warrants are initially exercisable at an exercise price of 120% of the initial public offering price for a period of four years, commencing one year from the effective date of this Offering. The Representatives' Purchase Warrants contain provisions providing for adjustment of the exercise price and the number and type of securities issuable upon exercise of the Representatives' Purchase Warrants upon the occurrence of certain events. The Company has agreed, at its expense, to register the shares of Common Stock issuable upon exercise of the Representatives' Purchase Warrants one time, on demand by the Representatives, and, during the four-year period commencing one year from the effective date of the Offering, the Representatives shall have unlimited "piggyback" registration rights, at the expense of the Company. The Company has agreed with the Representatives that Warrants, if any, issuable to the Representatives upon exercise of the Representatives' Purchase Warrants, shall not be subject to repurchase by the Company. In all other respects, the Warrants issuable pursuant to the Representatives' Purchase Warrants are identical to the Warrants offered together with the Common Stock.

         The Representatives, as part of the Underwriting Agreement, have agreed to a Form of Lock-Up Agreement, with a Lock-up Period of two years. The current shareholders of the Company will not offer, sell, make any short sale of, loan, encumber, grant any option for the purchase of, or otherwise dispose of, any securities of the Company beneficially owned or otherwise held by the current shareholders of the Company without the express written consent of each either of the Representatives.

         The foregoing is a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

         The Representatives have advised the Company that the Representatives do not intend to confirm sales to any account over which they exercise discretionary authority.

         Prior to this Offering, there has been no public market for the Common Stock or the Warrants. The initial public offering price for the Common Stock or the Warrants was determined by negotiation between the Company and the Representatives and should not be considered indicative of the actual value of the Common Stock or the Warrants. Among the factors considered in determining this price were the Company's current financial condition and prospects, the market prices of similar securities of comparable publicly traded companies and the general condition of the securities markets and such other factors as were deemed relevant.

                                  LEGAL MATTERS

         Legal matters in connection with the Common Stock and Warrants being offered hereby will be passed upon for the Company by Atlas, Pearlman, Trop & Borkson, P.A., Fort Lauderdale, Florida. Atlas, Pearlman, Trop & Borkson, P.A. will own 10,000 shares effective as of the Closing of this Offering of the Common Stock. The Company is being represented as to matters of Chilean law by Figeroa & Coddou. Mr. Alberto Coddou is a directors of ADC and a partner in Figeroa & Coddou. Jordaan, Howard & Pennington, P.L.L.C. has acted as counsel to the Representatives in connection with this Offering.


                                     EXPERTS

The supplemental consolidated balance sheets of the Company and subsidiaries as of December 31, 1995, and the related supplemental consolidated statements of earnings, statements of shareholders' equity and cash flows for each of the two years, in the period ended December 31, 1995, included in this Prospectus have been so included in reliance upon the report of Mutnick & Associates, P.A., independent accountants, given on authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or other document identified as exhibits in this Prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the Registration Statement, each statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Los Angeles, California Regional Office of the Commission, 5757 Wilshire Boulevard, Suite 500 East, Los Angeles, California 90036-3648, and copies of all or any part thereof may be obtained from the Commission upon payment of fees prescribed by the Commission from the Public Reference Section of the Commission at its principal office in Washington, D.C. set forth above.

                                       64
                                ANDEAN DEVELOPMENT CORPORATION

                                   SUPPLEMENTAL CONSOLIDATED
                                     FINANCIAL STATEMENTS

                                  DECEMBER 31, 1994 AND 1995
                                 AND JUNE 30, 1996 (UNAUDITED)



                                ANDEAN DEVELOPMENT CORPORATION

                        SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                   DECEMBER 31, 1994 AND 1995 AND JUNE 30, 1996 (UNAUDITED)






                                       TABLE OF CONTENTS



Independent Auditors' Report                                                        F2

Supplemental Consolidated Balance Sheets                                            F3 - F5

Supplemental Consolidated Statements of Income                                      F6

Supplemental Consolidated Statements of
 Stockholders' Equity                                                               F7 - F8

Supplemental Consolidated Statements of
 Cash Flows                                                                         F9 - F11

Notes to Supplemental Consolidated Financial
 Statements                                                                         F12 - F26


                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Andean Development Corporation
Boca Raton, Florida

We have audited the accompanying supplemental consolidated balance sheet of Andean Development Corporation and subsidiaries as of December 31, 1995 and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each year in the two year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Andean Development Corporation and Errazuriz y Asociados Ingenieros, S.A. and Igenor Andina, S.A., which will be effectuated at the time of the closing of a public offering of Andean stock, which has been accounted for as a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not extend through the date of consummation, however; they will become the historical consolidated financial statements of Andean Development Corporation and subsidiaries after financial statements covering the date of consummation of the business are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Andean Development Corporation and subsidiaries as of December 31, 1995 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.




MUTNICK & ASSOCIATES, P.A.
Pembroke Pines, Florida

March 29, 1996, except for Note 15 to
 which the date is September 26, 1996




                         ANDEAN DEVELOPMENT CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS



                                   A S S E T S

                                                                                                AS OF
                                                                           AS OF               JUNE 30,
                                                                        DECEMBER 31,            1996
                                                                            1995              (UNAUDITED)
                                                                        ------------          -----------

CURRENT ASSETS:
  Cash                                                                    $   52,574         $    49,073
  Time deposits                                                               18,361              18,189
  Accounts receivable, net                                                 1,403,001           1,768,523
  Due from affiliated companies                                                  -                16,167
  Due from related parties                                                     5,696                 -
  Deferred income taxes                                                        4,148               4,148
  Deferred financing charges                                                     -                75,600
  Other current assets                                                       177,489              72,496
                                                                          ----------          ----------

       TOTAL CURRENT ASSETS                                                1,661,269           2,004,196
                                                                          ----------          ----------

FIXED ASSETS:
  Furniture and equipment                                                    163,638             239,410
  Less:  Accumulated depreciation                                            (69,328)            (72,019)
                                                                          ----------          ----------

       TOTAL FIXED ASSETS                                                     94,310             167,391
                                                                          ----------          ----------

OTHER ASSETS:
  Undeveloped real estate - held for investment                              473,125             481,278
  Real estate - held for sale                                              1,222,248           1,201,878
  Capitalization of public offering costs                                        -               244,009
  Deferred income taxes                                                       30,329              30,329
  Investment in affiliated companies                                         476,859             283,500
  Other assets                                                                 2,341               2,553
                                                                          ----------          ----------

       TOTAL OTHER ASSETS                                                  2,204,902           2,243,547
                                                                          ----------          ----------


TOTAL ASSETS                                                              $3,960,481          $4,415,134
                                                                          ==========          ==========


Please read accompanying notes to the financial statements.




                         ANDEAN DEVELOPMENT CORPORATION

              SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS (CONTINUED)



                              L I A B I L I T I E S


                                                                                                AS OF
                                                                           AS OF               JUNE 30,
                                                                        DECEMBER 31,            1996
                                                                            1995              (UNAUDITED)
                                                                        ------------          -----------

CURRENT LIABILITIES:
  Obligations with banks                                                  $  367,658          $  387,361
  Current portion of long-term debt                                          205,532             178,162
  Accounts payable                                                           384,282             247,830
  Due to related parties                                                     132,256             169,161
  Income taxes payable                                                        36,014             155,340
  Accrued expenses and withholdings                                           39,599              16,855
  Current portion of staff severance
   indemnities                                                                22,599              31,366
  Dividends payable                                                          300,000                 -
  Bridge loan payable                                                            -                65,000
                                                                          ----------          ----------

       TOTAL CURRENT LIABILITIES                                           1,487,940           1,251,075
                                                                          ----------          ----------

LONG-TERM LIABILITIES:
  Long-term debt, excluding current portion                                  688,508             628,243
  Staff severance indemnities,
   long-term portion                                                          18,116              18,116
                                                                          ----------          ----------

       TOTAL LONG-TERM LIABILITIES                                           706,624             646,359
                                                                          ----------          ----------


TOTAL LIABILITIES                                                         $2,194,564          $1,897,434
                                                                          ==========          ==========



Please read accompanying notes to the financial statements.




                         ANDEAN DEVELOPMENT CORPORATION

              SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS (CONTINUED)



                              STOCKHOLDERS' EQUITY


                                                                                                AS OF
                                                                           AS OF               JUNE 30,
                                                                        DECEMBER 31,            1996
                                                                            1995              (UNAUDITED)
                                                                        ------------          -----------

STOCKHOLDERS' EQUITY:
  Common stock, $.0001 par value,
   20,000,000 shares authorized,
   2,500,100 issued and outstanding
   at December 31, 1995 and
   June 30, 1996, respectively                                            $      250          $      250
  Additional paid-in capital                                                 674,022             749,622
  Retained earnings                                                        1,137,736           1,813,919
  Cumulative translation adjustment                                          (46,091)            (46,091)
                                                                          ----------          ----------

       TOTAL STOCKHOLDERS' EQUITY                                          1,765,917           2,517,700
                                                                          ----------          ----------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $3,960,481          $4,415,134
                                                                          ==========          ==========


Please read accompanying notes to the financial statements.




                         ANDEAN DEVELOPMENT CORPORATION

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME



                                                         FOR THE PERIOD                             (UNAUDITED)
                                                        ENDED DECEMBER 31,                    PERIOD ENDED JUNE 30,
                                                       1994              1995                  1995              1996
                                                    ----------        ----------            ----------        ----------

REVENUES FROM OPERATIONS:
  Revenues                                          $2,042,884        $2,717,341            $1,355,266        $1,472,037
  Cost of operations                                  (296,896)         (697,599)             (266,753)         (318,167)
                                                    ----------        ----------            ----------        ----------

GROSS PROFIT                                         1,745,988         2,019,742             1,088,513         1,153,870
SELLING AND ADMINISTRATIVE EXPENSES                   (460,775)         (509,563)             (321,050)         (227,300)
                                                    ----------        ----------            ----------        ----------

INCOME FROM OPERATIONS                               1,285,213         1,510,179               767,463           926,570
                                                    ----------        ----------            ----------        ----------

OTHER INCOME (EXPENSES):
  Interest income                                        1,456               -                     -                 -
  Interest expense                                    (125,701)         (213,618)              (97,677)         (113,563)
  Profit (loss) on foreign currency exchange           (75,096)           (9,692)              (40,829)          (12,347)
  Realized profit/(loss) on sale of assets             (25,326)            8,909                 8,909            18,923
  Costs of curtailed public offering                       -            (276,506)             (276,506)              -
  Other, net                                               704           (29,636)               55,345           (24,074)
                                                    ----------        ----------            ----------        ----------

TOTAL OTHER INCOME (EXPENSES)                         (223,963)         (520,543)             (350,758)         (131,061)


INCOME BEFORE INCOME TAXES                           1,061,250           989,636               416,705           795,509

INCOME TAXES                                            51,780            50,636                64,613           119,326
                                                    ----------        ----------             ---------        ----------

NET INCOME                                          $1,009,470          $939,000            $  352,092        $  676,183
                                                    ==========          ========            ==========        ==========


NET INCOME PER COMMON SHARE                              $0.40             $0.38                 $0.14             $0.27
                                                         =====             =====                 =====             =====


WEIGHTED AVERAGE SHARES OUTSTANDING                  2,500,100         2,500,100             2,500,100         2,500,100
                                                     =========         =========             =========         =========



Please read accompanying notes to the financial statements.



                         ANDEAN DEVELOPMENT CORPORATION

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

        FOR THE PERIODS ENDED DECEMBER 31, 1994, 1995, AND JUNE 30, 1996
                                  (UNAUDITED)



                                                                  ADDITIONAL                        CUMULATIVE         TOTAL
                                                  COMMON           PAID-IN           RETAINED       TRANSLATION    STOCKHOLDERS'
                                                  STOCK            CAPITAL           EARNINGS       ADJUSTMENT        EQUITY
                                               -----------       -----------       ------------    ------------    --------------

Balance at December 31, 1993                   $       250        $  542,604        $  355,522       $  (97,217)      $  801,159

Additional paid-in capital                             -             131,418               -                -            131,418

Net income                                             -                 -           1,009,470              -          1,009,470

Dividends to stockholders                              -                 -            (866,256)             -           (866,256)

Translation adjustment                                 -                 -                 -             91,532           91,532
                                                ----------        ----------        ----------       ----------       ----------

Balance at December 31, 1994                    $      250        $  674,022        $  498,736       $   (5,685)      $1,167,323
                                                ==========        ==========        ==========       ==========       ==========



Balance at December 31, 1994                    $      250        $  674,022        $  498,736       $   (5,685)      $1,167,323

Additional paid-in capital                             -                 -                 -                -                -

Net income                                             -                 -             939,000              -            939,000

Dividends to stockholders                              -                 -            (300,000)             -           (300,000)

Translation adjustment                                 -                 -                 -            (40,406)         (40,406)
                                                ----------        ----------        ----------       ----------       ----------

Balance at December 31, 1995                    $      250        $  674,022        $1,137,736       $  (46,091)      $1,765,917
                                                ==========        ==========        ==========       ==========       ==========



Please read accompanying notes to the financial statements.



                         ANDEAN DEVELOPMENT CORPORATION

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

         FOR THE PERIODS ENDED DECEMBER 31, 1994, 1995 AND JUNE 30, 1996
                                  (UNAUDITED)




                                                                  ADDITIONAL                        CUMULATIVE         TOTAL
                                                  COMMON           PAID-IN           RETAINED       TRANSLATION    STOCKHOLDERS'
                                                  STOCK            CAPITAL           EARNINGS       ADJUSTMENT        EQUITY
                                               -----------       -----------       ------------    ------------    --------------

Balance at December 31, 1995                    $      250        $  674,022        $1,137,736       $  (46,091)      $1,765,917

Additional paid-in capital associated
 with detachable stock warrants                        -              75,600               -                -             75,600

Net income                                             -                 -             676,183              -            676,183

Dividends to stockholders                              -                 -                 -                -                -

Translation adjustment                                 -                 -                 -                -                -
                                                ----------        ----------        ----------       ----------       ----------

Balance at June 30,
 1996 (unaudited)                               $      250        $  749,622        $1,813,919       $  (46,091)      $2,517,700
                                                ==========        ==========        ==========       ==========       ==========


Please read accompanying notes to the financial statements.



                         ANDEAN DEVELOPMENT CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                 FOR THE PERIOD                        (UNAUDITED)
                                                               ENDED DECEMBER 31,                 PERIOD ENDED JUNE 30,
                                                            1994              1995                 1995              1996
                                                         ----------        ----------           ----------        ----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                             $1,009,470          $939,000           $  352,092        $  676,183
  Adjustments to reconcile net income
   to net cash provided (used) by
   operating activities:
    Deferred income taxes                                    (5,407)              -                    -                 -
    Depreciation                                             23,582            20,277                8,086            23,061
    Provision for vacations                                  (3,941)            5,217                5,217               -
    Provision for severance indemnity                          (601)           14,025               13,848             8,767
    Loss/(profit) on sale of fixed assets                       750            (8,909)              (8,909)              -
    Other losses                                              1,676            20,968                6,670               -
    (Increase) decrease in
     accounts receivable                                   (204,209)       (1,198,792)            (553,495)         (365,522)
    (Increase) in due from sale of
     affiliated company stock                                   -                 -               (141,376)              -

    (Increase) in other assets                              (50,539)          (61,175)            (257,202)             (212)
    Increase in accounts payable                             34,255           272,742              222,860          (136,452)
    Increase (decrease) in accrued
     expenses and withholdings                               13,482            (7,958)              (8,330)          (22,744)
    Increase in income taxes payable                          8,368            (5,022)              93,122           119,326
    (Decrease) increase in deferred income                  (53,672)              -                    -                 -
                                                         -----------       -----------         -----------        ----------

NET CASH PROVIDED BY
 OPERATING ACTIVITIES                                    $  773,214         $  (9,627)         $  (267,417)       $  302,407
                                                         ===========       ===========         ===========        ==========


Please read accompanying notes to the financial statements.



                         ANDEAN DEVELOPMENT CORPORATION

         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)



                                                             FOR THE PERIOD                          (UNAUDITED)
                                                           ENDED DECEMBER 31,                   PERIOD ENDED JUNE 30,
                                                         1994              1995                 1995              1996
                                                      ----------        ----------           ----------        -------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease in prepaid expenses                        $      -          $      -             $      -          $  104,993
  Purchase of fixed assets                               (62,712)              -                    -             (75,772)
  Payments for purchase of property
   under construction or land for sale                  (420,575)          (89,347)             (89,347)           (8,153)
  Proceeds from sale of fixed assets                      31,415            46,281               46,281               -
  Proceeds from sale of subsidiary (ITL)                     -             466,413                  -             193,359
  Investment in affiliated company (ITL)                     -            (666,304)                 -                 -
  Investment in subsidiary (A & E)                           -            (283,500)                 -                 -
  (Increase) decrease in time deposits                    20,171            (4,890)              (3,996)              172
                                                      ----------        -----------          -----------       ----------

NET CASH PROVIDED (USED) BY
 INVESTING ACTIVITIES                                   (431,701)         (531,347)             (47,062)          214,599
                                                      ----------        ----------           -----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cost of public offering                                    -                 -                    -            (244,009)
  Proceeds from related parties                              -             310,174               23,417            42,601
  Proceeds from (payments on)
   notes payable to banks                                718,289           247,628              275,412           (67,932)
  Capital contributions                                  131,418               -                    -                 -
  Proceeds from bridge loan                                  -                 -                    -              65,000
  Dividends paid                                        (866,256)              -                    -            (300,000)
  Payments to related parties                           (354,349)              -                (23,646)          (16,167)
                                                      ----------       -----------            ----------       ----------

NET CASH PROVIDED (USED) BY
 FINANCING ACTIVITIES                                   (370,898)          557,802              275,183          (520,507)
                                                      ----------        ----------           ----------        ----------


Please read accompanying notes to the financial statements.



                                      ANDEAN DEVELOPMENT CORPORATION

                      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)





                                                         FOR THE PERIOD                          (UNAUDITED)
                                                        ENDED DECEMBER 31,                   PERIOD ENDED JUNE 30,
                                                     1994              1995                 1995              1996
                                                  ----------        ----------           ----------        ----------

EFFECT OF EXCHANGE RATE CHANGES                   $   56,297        $  (31,402)          $   21,470        $      -
                                                  ----------        ----------           ----------        ----------

NET INCREASE (DECREASE)IN CASH                        26,912           (14,574)             (17,826)           (3,501)

CASH AT BEGINNING OF PERIOD                           40,236            67,148               67,148            52,574
                                                  ----------        ----------           ----------        ----------

CASH AT END OF PERIOD                             $   67,148        $   52,574           $   49,322        $   49,073
                                                  ==========        ==========           ==========        ==========


SUPPLEMENTAL DISCLOSURE:
  The Company paid $99,518, $169,854, $97,677 and $113,563 for interest and
  $97,930, $27,971, $18,617 and $-0- for income taxes in 1994, 1995, and for the six months ended June 30, 1995 and 1996, respectively. In April of 1996 the Company capitalized financing costs associated with the issuance of warrants at a total cost $75,600. This resulted in an increase in additional paid-in capital in the same amount.


Please read accompanying notes to the financial statements.

                         ANDEAN DEVELOPMENT CORPORATION

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

               (UNAUDITED WITH RESPECT TO JUNE 30, 1996 AND 1995)





NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           ORGANIZATION - Andean Development Corporation, (the "Company"), is a Florida corporation incorporated on October 19, 1994. The Company is in the business of providing engineering, technical assistance and equipment in the development of specialized projects throughout the country of Chile and more recently in Peru.

           BASIS OF PRESENTATION - The accompanying supplemental consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries, Errazuriz y Asociados Ingenieros, S.A. and Igenor Andina, S.A., two Chilean service corporations. In addition, the equity method of accounting is used for the Company's 30% owned subsidiary Inversiones Tiempo Libre, S.A. "ITL", acquired in March 1995, and its 45% owned subsidiary A & E.

           The accompanying supplemental consolidated financial statements have been prepared in conformity with generally accepted accounting principles and all material intercompany transactions have been eliminated.

           In November of 1995, the Company entered into an agreement to acquire 100% of the issued and outstanding common stock of Errazuriz y Asociados Ingenieros, S.A. and Ingenor Andina, S.A., in exchange for 2,500,000 shares of common stock which will be effective as of the closing of the initial public offering of the Company's stock. (See
           Note 13 for more details.) Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. Accordingly, the supplemental consolidated financial statements for all periods presented have been prepared assuming the acquisition by the Company took place on January 1, 1992, that the Company was incorporated on that date, and the exchange of shares from 2,500,000 was effectuated at that time.

           Had the Company presented combined historical financial statements of the two subsidiaries only, the presentation would not materially differ from the supplemental consolidated presentation referred to above. In addition, these financial statements will become the historical consolidated financial statements of the Company and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           The following table reflects the revenue, net income and intercompany transactions for the previously separate entities (Errazuriz y Asociados Ingenieros, S.A. and Igenor Andina, S.A.) prior to the business combination.

                                                                                   (UNAUDITED)
                                                                                  PERIOD ENDED
                                                   AT DECEMBER 31,                  JUNE 30,
                                                1994            1995           1995         1996
                                             ----------      ----------     ---------    ----------
           REVENUE:
             Errazuriz y Asociados           $1,337,940      $1,309,946      $808,450     $720,888
             Igenor Andina                      746,830         940,052       667,423      569,848
             Revenues shared by
              E&A and I&A outside
              of Chile                              -           521,134           -        181,301
                                             ----------      ----------     ---------    ---------

             Sub total revenues               2,084,770       2,771,132     1,475,873    1,472,037
             Less:  Intercompany
                     rev.                       (41,886)        (53,791)     (120,607)         -
                                             ----------      ----------     ----------   ---------

           TOTAL REVENUES                     2,042,884       2,717,341     1,355,266    1,472,037
                                             ----------      ----------     ---------    ---------

           NET INCOME:
             Errazuriz y Asociados              837,322         661,725        11,874      413,711
             Igenor Andina                      172,148         277,275       340,218      262,472

           INTERCOMPANY TRANSACTIONS:
             Due from Igenor to
              Errazuriz                         136,503             -             -            -
             Due from Errazuriz
              to Igenor                             -             5,661           -        148,486
             Fees paid by Igenor
              to Errazuriz                          -               -             -            -
             Purchase of land
              by Igenor from
              Errazuriz                         480,655             -             -            -
             Gain on sale of
              land to Igenor                     89,409             -             -            -
             Consulting services paid by
              Errazuriz to Igenor                41,886          53,791       120,607          -


                         ANDEAN DEVELOPMENT CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           FUNCTIONAL CURRENCY - The financial statements have been translated in accordance with the provisions set forth in Statement of Financial Accounting Standards No. 52, from Chilean pesos (the functional currency) into US dollars (the reporting currency).

           REVENUE RECOGNITION - The Company earns income in two basic ways; via commissions associated with the sale of major equipment items and from the performing of engineering services.

           In the case of equipment sales, the company earns a commission on the sale of equipment or turn-key jobs when the contract between the purchasing company (buyer of the equipment), is signed by both parties or an "Order of Proceed" is issued by the buyer. At this moment all the work of the Company has been completed and the commission has been earned regardless of any future developments between the supplier and the buyer. The time of payment of the commissions is determined by the practices of the countries involved in receiving and sending monies from and to other countries. As a result, it is not unusual for it to take 60-180 days for the funds to be transferred.

           Revenues associated with engineering services are recognized as services and are performed based on standard billing rates.

           TIME DEPOSITS - Time deposits are recorded at the original amount plus interest accrued at each year end.

           INCOME TAXES - In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. SFAS 109 requires a change from the deferred method of accounting for income taxes prescribed by APB Opinion 11, to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. During 1994 and 1995, the Company performed consulting services for European companies which resulted in income received by the Company in Europe. Income from European operations was $737,008 and $612,669 in 1994 and 1995, respectively. The make-up by country was $345,365, $231,643 and $160,000, in Sweden, Norway and England, respectively, for 1994, and $399,068, $203,601 and $10,000, in Germany, England and
           Norway, respectively, in 1995. No consulting services have been performed for

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           European companies in 1996. As a result of the adoption of SFAS 109, the Company provides no deferred income taxes on its European earnings as the revenues will not be transferred to Chile or the United States; rather such earnings will be reinvested in European operations, thereby eliminating any deferred tax liability.

           A deferred tax asset was recognized at December 31, 1995 and for the six months ended June 30, 1996 of $34,477 and $34,477, respectively. Income tax expense totalled $51,780, $50,636, $64,613 and $119,326 for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1995 and 1996, respectively.

           FIXED ASSETS - Furniture and equipment are recorded at cost. Depreciation is provided on a straight-line method based on the estimated useful life of the asset.

           REAL ESTATE - Real estate is recorded at cost, which includes the cost of acquisition of land plus costs incurred in the construction of a house. These aggregate carrying costs do not exceed the net realizable value (selling price less any costs of completion and disposal) of the property under construction. This estimate was based on an independent appraisal of the real estate. The basis for this assessment is the existing contract between Invdemco (a company owned by Mr. Errazuriz who is Chief Executive Officer and member to the Board of the Company) and his wife to transfer the house at closing from the Company to Invdemco at its net book value. As the house has now been completed, (December 1995), the Company is depreciating it on the straight-line basis over 30 years with the quarterly depreciation beginning in March of 1996.

           STAFF SEVERANCE INDEMNITIES - The Company provides for certain lump sum severance indemnities to its employees at the end of their employment as required by Chilean law. The obligation is calculated based on the present value of the vested benefits to which an employee is entitled, the expected service lives of the employees and current salary levels. The Company believes that the above calculation is not materially different from the calculation required by SFAS 87, which would reflect expected future salary increases.

           CASH - Cash includes cash on hand.

           FOREIGN OPERATIONS - As the Company is a holding company for two existing Chilean companies, operating exclusively in South America, one must be aware of the potential for both economic and political change in the business environment, different than that of the United States. The success of the Company depends on the success of the Chilean operations and a stable economic and political environment. During 1995 the Company performed services for the Westinghouse Corporation in Peru. The total revenues from this transaction as reflected in the 1995 financial statements was $312,500 of commissions. There were no other foreign generated revenues.

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

           EARNINGS PER COMMON SHARE - Earnings per share are based on the weighted average number of shares outstanding of 2,500,100 for each of the three years presented giving effect to the exchange of shares with the offering.

           RECENT PRONOUNCEMENTS - In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which established a fair value based method of accounting for those stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. In its adoption of FASB 123, the Company has decided to retain the existing measurement values as prescribed under APB 25 and would provide additional proforma disclosure if and when such options are granted.

           In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review for impairment of long lived assets and certain identifiable assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In certain situations, an impairment loss would be recognized. As a result, the Company has adopted FASB 121 effective January 1, 1996. The Company has studied the implications of FASB 121 and, based on its evaluation, has determined that its adoption does not have a material impact on the Company's financial condition or results of operations. At June 30, 1996, there were no impairments.

           ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 2 - TIME DEPOSITS

           Time deposits consist of funds totalling $18,361 and $18,189 at December 31, 1995 and at June 30, 1996, respectively, invested in a local Chilean bank with maturity dates ranging from 3 months to 1 year. These investments earn an annual rate of interest ranging from 1.44% to 3.60%.

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 3 - OTHER CURRENT ASSETS

           Other current assets consist of the following at December 31, 1995 and June 30, 1996, respectively:

                                              AT              (UNAUDITED)
                                         DECEMBER 31,         AT JUNE 30,
                                             1995                1996
                                         ------------        -------------

           Prepaid expenses*               $  123,452          $      -
           Due from sale of timber             54,037              53,529
           Recoverable taxes                      -                10,323
           Other                                  -                 8,644
                                           ----------          ----------

           Total other current assets      $  177,489          $   72,496
                                           ==========          ==========

           * - This represents payments to suppliers as advances against future services.


NOTE 4 - RELATED PARTY TRANSACTIONS

           The Company conducts a substantial amount of its business with companies that are affiliated with shareholders common to the corporation. As a result, commissions have been received from both engineering and consulting services and have been paid for consulting services to and from these affiliated companies. Following is a list of those affiliated companies:


                                                          RELATION
                COMPANY NAME                         1994           1995              1996
                ------------                       --------       --------          ------

           Igenor Ingenierie et
            Gestion, S.A.                          Parent         Parent            Parent
           Inversiones y Desarrollo
            Demco, S.A. (Invdemco)                 Equity         Related(1)        Related
           Electromecanica Osorno, S.A.            Equity         Related(1)        Related
           Errazuriz y Asociados
            Arquitectos, Ltda.                     Equity         Equity            Equity
           Inversiones Tiempo
            Libre, S.A.                            Equity         Equity            Not related(2)
           Proyectos y Equipos, S.A.               Equity         Related(1)        Related
           Norconsult International, S.A.          Related        Related           Not related(3)
           Kvaerner Chile, S.A.                    Related        Not related(4)    Not related
           Kvaerner Hydro, Agencia de
            Kvaerner Turbin Aguas y
            Ecologia, S.A.                         Not related    Not related       Related(5)
           Biwater International, L.T.D.           Related        Related(6)        Related(7)
           Tacora                                  Related        Related           Not related(8)


                         ANDEAN DEVELOPMENT CORPORATION

NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

           (1) To clarify the intercompany situation, Inversiones y Desarrollo Demco S.A., Electromecanica Osomo S.A. and Proyectos y Equipos S.A. sold their interest in INA and E & A and vice versa. At present, they are related only by shareholders that are common to each other.
           (2) All the equity of the Company in ITL was sold prior to June 30, 1996.
           (3) The CEO of the Company resigned his power of attorney for Norconsult A.S.
           (4) The CEO of the Company resigned to his place in the Board of Kvaerner Chile, S.A.
           (5) On December 1995, the Company bought 45% of Aguas y Ecologia S.A. (A&E).
           (6)&(7) During 1995, the CEO of the Company resigned his representation of Biwater, but ADC became related to Biwater as A&E is a partner of Bayesa, also owned by Biwater.
           (8) The CEO of the Company resigned his power of attorney for Tacora.

           Commissions received by the Company for the engineering of various projects totalled $470,589, $417,022, $-0- and $62,073 at December 31, 1994, 1995 and for the six months ended June 30, 1995 and 1996, respectively. Income received for consulting services totalled $237,754, $244,582, $-0- and $103,800 at December 31, 1994, 1995, and
           for the six months ended June 30, 1995 and 1996, respectively. Total fees charged to the Company for consulting services performed by the related companies at December 31, 1994 and 1995 and for the six months ended June 30, 1995 and 1996 were $82,628, $54,794, $-0- and
           $-0-, respectively. In addition, fees charged to the Company for consulting services performed by its principal owners and immediate family totalled $4,495, $9,825, $-0- and $-0-, at December 31, 1994,
           1995, and for the six months ended June 30, 1995 and 1996, respectively.

           The amounts due from the affiliated companies totalled $5,696 and $-0-, at December 31, 1995 and June 30, 1996, respectively. Funds payable to these companies totalled $46,035, and $160,645, at December 31, 1995 and June 30, 1996, respectively.

           The Company also carried out transactions with its management, shareholders and their immediate family. The total amount payable to them by the Company was $86,221 and $8,516, at December 31, 1995 and June 30, 1996, respectively. The amount they owed to the Company totalled $-0- and $-0- at December 31, 1995 and June 30, 1996, respectively. These balances are reflected in due from and due to related parties in the balance sheets.

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

           The Company also carried some transactions with IGENOR, an affiliate company and shareholder based in Geneva, Switzerland, and with Bayesa, a company that became affiliated in January after the purchase of a participation in it through Aguas y Ecologia, S.A. The balances are reflected in "Due from affiliated companies" and total $-0- and $16,167 at December 31, 1995 and June 30, 1996,
           respectively.


NOTE 5 - UNDEVELOPED REAL ESTATE - HELD FOR INVESTMENT

           The balance of property for sale relates to land near Villarrica, Chile, which was acquired for resale after being developed in a resort area and is being used in the meantime as a guarantee for some of the financial operations of the Company. The property is being carried at its cost (that value less than the net realizable value based on an independent appraisal of the real estate). The Company has no intention to sell the property in the near future and is treating it as investment property.


NOTE 6 - REAL ESTATE - HELD FOR SALE

           The composition of the real estate - held for sale is as follows:

                                                AT                  AT
                                           DECEMBER 31,           JUNE 30,
                                               1995                1996
                                           ------------         -----------

           Land                              $   46,233         $   46,233
           Cost of construction               1,176,015          1,176,015
           Less:  Depreciation                      -              (20,370)
                                           ------------         -----------


                                             $1,222,248         $1,201,878
                                           ============         ===========

           In March 1996, the Company entered into an agreement with a Chilean Investment Company, [Inversiones y Desarrollo Demco, S.A. (Invdemco)], whose shareholders are Mr. Errazuriz, the Company's President and CEO, his wife, and one of his daughters, to sell them the non-performing asset real estate for a price of $1,212,063, the book value of it. Payment terms are 50% in cash at the closing of the public offering, and the balance in four annual installments with interest at 8-1/2% per year.

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 7 - FIXED ASSETS

           A detail of furniture and equipment is as follows:

                                                  AT              (UNAUDITED)
                                             DECEMBER 31,         AT JUNE 30,
                                                 1995               1996
                                             ------------        -------------

           Vehicles                              $118,032           $193,804
           Office equipment                        42,644             42,644
           Furniture and fixtures                   2,962              2,962
                                             ------------        -------------

           Total furniture and equipment
            at cost                               163,638            239,410
           Less:  Accumulated depreciation        (69,328)           (72,019)
                                             ------------        -------------

           Net fixed assets                      $ 94,310           $167,391
                                             ============        =============


           Depreciation expense was $23,582, $20,277, $8,086 and $23,061 for the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1995 and 1996, respectively.


NOTE 8 - INCOME TAXES

           Deferred tax assets are summarized as follows:

                                                       AT           (UNAUDITED)
                                                  DECEMBER 31,     AT JUNE 30,
                                                      1995            1996
                                                  ------------    ------------
           CURRENT ASSETS:
             Provisions for vacation                  $  1,519        $  1,519
             Staff severance indemnities -
              current portion                            1,163           1,163
             Accrued bonuses                               879             879
             Other                                         587             587
                                                      --------        --------
                                                         4,148           4,148
                                                      --------        --------

           LONG-TERM ASSETS:
             Depreciation                               16,175          16,175
             Staff severance indemnities,
              long-term portion                         (1,920)         (1,920)
             Property for sale under
              construction                               5,419           5,419
             Property for sale                           2,884           2,884
             Other                                       7,771           7,771
                                                      --------        --------
                                                        30,329          30,329
                                                      --------        --------

           TOTAL DEFERRED TAX ASSETS                  $ 34,477        $ 34,477
                                                      =========       ========

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 8 - INCOME TAXES (Continued)

           The Company is subject to income tax in Chile. Reconciliations between the statutory income tax rate in Chile, and the Company's effective income tax rate as a percentage of income before income taxes is as follows:


                                                                            (UNAUDITED)
                                                AT DECEMBER 31,             AT JUNE 30,

                                              1994          1995          1995         1996
                                             ------        ------        ------       ------
           Chilean statutory
            tax rate                           15.0%         15.0%         15.0%        15.0%
           Effect of European
            income                             (8.5)         (9.9)          0.0          0.0
           Other, net                          (1.6)          0.0           0.5          0.0
                                             -------       -------       -------      --------

           Effective income
            tax rate                            4.9%          5.1%         15.5%        15.0%
                                             =======       =======       =======      ========



           The provision for income taxes charged to the results of operations was as follows:

                                                                           (UNAUDITED)
                                               AT DECEMBER 31,             AT JUNE 30,

                                             1994          1995          1995         1996
                                           --------      --------      --------     --------

           Current tax expense             $ 57,187      $ 50,636      $ 64,613     $119,326
           Deferred tax
            expense (benefit)                (5,407)          -             -            -
                                           --------      --------      --------     --------

           Total provision                 $ 51,780      $ 50,636      $ 64,613     $119,326
                                           --------      --------      --------     --------


NOTE 9 - OBLIGATION WITH BANKS

           Obligations with banks consist of the following:

                                                                  (UNAUDITED)
                                                      AT              AT
                                                 DECEMBER 31,       JUNE 30,
                                                     1995            1996
                                                 ------------     ------------

           Loans payable to bank for liens
           of credit due August 1996 with
            variable monthly interest.
            Currency:  Chilean pesos                 $105,280       $102,192

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 9 - OBLIGATION WITH BANKS (Continued)

                                                                (UNAUDITED)
                                                 AT                 AT
                                            DECEMBER 31,          JUNE 30,
                                                1995               1996
                                            ------------        -------------

           Short-term loans due July
            1996, with interest rates
            ranging from 7.6% to 12%.
            Currency:  Chilean pesos
            and UF                               262,378           285,169
                                                --------          --------

           Total obligations to banks           $367,658          $387,361
                                                ========          ========



           Interest rates on all of these flexible rate loans are based on the Asociacion de Bancos y Entidades Financieras, (T.A.B.) rate, which represents a daily average of the interest paid by banks on its deposits. The rate is then adjusted upwards approximately 1.5% for the banks profit, and then an additional 1.0%-1.7% reflecting the individual risk of the bank on the individual loan. The actual resulting interest rates at December 31, 1994, 1995 and June 30, 1996 were 24%. There are no covenants or restrictions imposed on the aforementioned obligations with any of the banks involved.

           A line of credit for $105,280 and $102,192 at December 31, 1995 and June 30,1996, respectively, is secured by an assignment of the Company's term deposits and two cars owned by the Company. Total credit available on the lines of credit approximate the outstanding balances adjusted for fluctuations in the market values of the collateral being provided.

           $262,378 and $285,169 of short-term loans at December 31, 1995 and June 30, 1996, respectively, were collateralized by a mortgage on real estate held for sale.

           It is usual practice in Chile to include every outstanding loan with the relevant bank, be it short-term or long-term, in the mortgage of real estate held for sale in favor of that Bank. The Company has mortgaged the real estate held for sale (Villarrica House) in favor of Banco del Desarrolo, so all outstanding loans with this bank are guaranteed by such mortgage. As of June 30, 1996, the Company has the following loans outstanding with that bank: Long-term debts, (1) $2,999 at 11% interest payable in UF monthly and maturing in August 1996, (2) $342,128 at 9.5% interest payable in UF monthly and maturing the 1st of March 2006, (3) $73,235 at 11% interest, payable monthly in UF and maturing the 1st of January of 2005; and b) short-term debts as follows, (1) $218,253 at 2.5% monthly interest in pesos maturing the 31st of August 1996; and (2) $36,459 at 2.5% monthly interest in pesos maturing the 25th of September 1996, all totalling $673,074 in debt with Banco del Desarrollo of June 30, 1996.

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 9 - OBLIGATION WITH BANKS (Continued)

           In the same manner the Loncovaca Land (undeveloped real estate held for investment) is mortgaged to Banco Sudamericano and has two outstanding loans both of which are long-term. One is in the amount of $190,696 at 8.7% interest in UF payable monthly and maturing in December 2002, and the second for $173,024 at 2.5% interest payable monthly in pesos and maturing in April of 1998.


NOTE 10 - LONG-TERM DEBT

           Long-term debt consists of the following:

                                                                                  (UNAUDITED)
                                                                   AT                 AT
                                                              DECEMBER 31,          JUNE 30,
                                                                  1995               1996
                                                              ------------        ------------
           Note payable, collateralized
            by land on the real estate held
            for sale, due January 2005
            with interest at 11%, payable
            monthly.  Currency:  UF                               $ 75,622          $ 73,235

           Note payable, collateralized
            by a mortgage on real estate held
            for sale, with interest at 9.5%,
            due March 2006, payable monthly.
            Currency:  UF                                          350,979           342,128

           Note payable, collateralized
            by mortgage on real estate held
            for sale, due August 1996, with
            interest at 11%, payable
            monthly.  Currency:  UF                                 27,629             2,999

           Note payable, collateralized
            by mortgage on the undeveloped real
            estate held for investment,
            due December 2002 with interest
            at 8.7%, payable monthly commencing
            January 1995.  Currency:  UF                           203,025           190,690

           Note payable, secured by an assignment
            of a vehicle, due April 1997
            with interest at 10.9%, payable
            monthly.  Currency:  UF                                 39,045            24,329

                                      F-23


                         ANDEAN DEVELOPMENT CORPORATION

       NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 10 - LONG-TERM DEBT (Continued)

                                                                                  (UNAUDITED)
                                                                   AT                 AT
                                                              DECEMBER 31,          JUNE 30,
                                                                  1995               1996
                                                              ------------        ------------
           Note payable, collateralized by
            mortgage on undeveloped real
            estate held for sale, due
            April 1998 with interest at 2.5%.
            Currency:  Pesos                                       197,740           173,024
                                                              ------------        ------------

           Total notes payable                                     894,040           806,405

           Less:  Current portion                                 (205,532)         (178,162)
                                                              ------------        ------------

           Total long-term debt                                   $688,508          $628,243
                                                              ============        ============


           The UF is an indexed unit of account expressed in pesos and adjusted according to inflation (CPI). There are no covenants or restrictions imposed on the aforementioned obligations with any of the banks involved.

           During 1993, the Company repaid its then outstanding loan balance of $59,186 with the proceeds from a new loan. Subsequently in 1994, this loan was refinanced with the same bank.

           In 1994, the Company's short-term loans totalling $137,026 were refinanced into two larger long-term loans of $358,240 and $78,038 with the same bank. In 1995, two short-term loans and a line of credit were refinanced into a long-term loan of $197,740 with the same bank.

           Interest expense for the years ended December 31, 1994, 1995 and for the period ended June 30, 1995 and 1996 totalled $125,701, $213,618, $97,677 and $113,563, respectively.

           The following table reflects the annual payments due for the next five years for the long-term debt.

           YEAR ENDING
           DECEMBER 31,                             PAYMENTS
           ------------                             --------

              1996                                  $205,532
              1997                                   176,439
              1998                                   106,727
              1999                                    71,570
              2000 and after                         333,772
                                                    --------

              Total                                 $894,040
                                                    ========

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 11 - STOCKHOLDERS' EQUITY

             In November of 1995, the Company entered into an agreement to exchange 2,500,000 shares of $.0001 par value common stock for 100% of the then outstanding stock of Errazuriz y Asociados Ingenieros, S.A. and Igenor Andina, S.A., to be effective as of the closing of the offering.

             During the years 1994 and 1995, the Company paid its shareholders dividends in the amount of $866,256 and $-0-, respectively. During 1995, the Company declared dividends in the amount of $300,000 to its shareholders, all of which was paid during the first quarter of 1996.


NOTE 12 - COMMITMENTS AND CONTINGENCIES

             At December 31, 1993, the Company entered into a contract with Corporation de Fomento de la Produccion, a state owned corporation created to develop various industries and the technology of Chile, (CORDO). One such project is that of the design of a wave-maker for swimming pools. Under the terms of the contract, the Company can buy the exclusive rights to the results of the project by paying the corporation UF 1,102.80 (equivalent to US $30,658). This obligation would be payable over a maximum period of five years.

             In connection with the contract between the Company and the corporation, the Company has a letter of guarantee for CH $23,430,486 (equivalent to US $61,317) in case of non-performance under the terms of the contract.


NOTE 13 - LEASE COMMITMENTS

             The Company rents office facilities of 3,300 sq. feet in Santiago, Chile under a month-to-month operating lease. Monthly rental payments were $4,351, $4,354 and $4,507 per month during 1994, 1995 and 1996, respectively.


NOTE 14 - INVESTMENTS IN SUBSIDIARIES

             In March of 1995, Inversiones Tiempo Libre, S.A., (ITL), a newly formed company, owned in part by members of Mr. Errazuriz's family, paid the Company for all the engineering and research costs incurred by the latter to develop the amusement park project that will be managed by ITL. The payment was made with 100% of ITL stock, corresponding to the exact amount of the services billed, which totalled $666,305 at March 31, 1995. The Company's revenues for the first quarter of 1995 increased significantly by this transaction. During the same period, the Company sold 70% of the ITL stock at their face value, which was their carrying value. A "Due from sale of affiliated company stock" account was created to record the receivable of $466,413 at March 31, 1995. The remaining 30% investment has been accounted for using the equity method. Under this method the original investment is recorded at cost and is adjusted

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 14 - INVESTMENTS IN SUBSIDIARIES (Continued)

             periodically to recognize the investor's share of earnings or losses after the date of acquisition. At December 31, 1995 and June 30, 1996, the Company's share of profits from its investment in ITL totalled $-0-.

             During the fourth quarter of 1995, the Company put up for sale the remaining 30% investment of the ITL stock. This investment has been recorded as a current asset on the Company's financial statements. These shares were sold to members of Mr. Errazuriz's family during the first quarter of 1996 at their book value of $193,359.

             The Company purchased 45% of the stock of Aguas y Ecologiz, S.A. (A&E), which owns 10% of the stock in Bayesa, S.A. from a Chilean investment company. This equates to a 4.5% ownership of Bayesa, S.A. by an additional 22.5% of (A&E) 2.25% of Bayesa S.A., which it intends to purchase. Financial statements of A&E as prepared in accordance with GAAP are unavailable and impracticable to produce at this time. At December 31, 1995, the Company's share of profits from its investment in A&E totalled, $6,532. No income or loss was recognized at June 30, 1996.


NOTE 15 - SUBSEQUENT EVENTS

             (a) The Company has entered into a letter of intent on a firm commitment basis to sell 1,000,000 shares of common stock (10,000,000 shares newly authorized, $.0001 par value), at $6.00; and 1 warrant convertible into 1 share of common stock at $7.20 per share within the first 60 months after the effective date of the offering. The Company anticipates raising approximately $6,250,000, exclusive of costs or over-allotments. Of the proceeds, approximately $3,000,000 will be used for the development of and investment in various capital projects; $700,000 to be utilized in the opening of offices in Spain and the United States; $1,737,500 will be held available for working capital and operating costs; and approximately $812,500 will be used for underwriting discounts and expenses of the offering. As a result, there will be 3,500,100 shares of common stock outstanding (1,000,000 par value .0001 common stock and 2,500,100 par value .0001 common stock), after the offering, without considering the over-allotment rights, and the shares to be interchanged with the warrants. (See "Use of Proceeds" and "Description of Securities" in Prospectus for details.)

             (b) During April 1996, the Company consummated loans in the amount of $65,000. The loans bear interest at the rate of 8-1/2% annually and will be repaid from the proceeds of the offering of stock, (see Note 13a above), or no later than January 15, 1997. The lender also received an aggregate of 21,000 warrants to purchase treasury stock at 33% of the offering price. The warrants were assigned a value of $3.60 per warrant, for a total of $75,600 which has been capitalized as a deferred financing charge, which will be amortized

                         ANDEAN DEVELOPMENT CORPORATION

NOTE 15 - SUBSEQUENT EVENTS (Continued)

                   over the term of the loan, and resulted in an increase in additional paid-in capital on the balance sheet. If such warrants are exercised the common shares cannot be publically traded for six months from the effective date of the offering.

================================================================================
NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, IN ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              --------------------

                                TABLE OF CONTENTS
                                                                    Page
Available Information.......................................          2
Prospectus Summary..........................................          4
Risk Factors................................................          8
Use of Proceeds ............................................         19
Dividend Policy.............................................         20
Dilution....................................................         21
Capitalization..............................................         22
Exchange Rates..............................................         23
Selected Financial Data.....................................         25
Management's Discussion and
  Analysis of Financial Condition
  Results of  Operations....................................         28
Business....................................................         33
Management..................................................         53
Certain Transactions........................................         58
Principal Shareholders......................................         60
Description of Securities...................................         62
Shares Eligible for
  Future Sale...............................................         65
Underwriting................................................         66
Legal Matters...............................................         67
Experts ....................................................         67
Additional Information......................................         67
Index to Financial
  Statements................................................        F-1

                              --------------------

         UNTIL _________, 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================




                               1,000,000 SHARES OF
                                  COMMON STOCK

                              1,000,000 REDEEMABLE
                                    WARRANTS


                               ANDEAN DEVELOPMENT
                                  CORPORATION


                              --------------------

                                   PROSPECTUS

                              --------------------

                       FIRST LONDON SECURITIES CORPORATION

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of the Company provides that the Company shall indemnify to the fullest extent permitted by the Florida Business Corporation Act (the "Florida Law") any person whom it may indemnify thereunder. The Bylaws of the Company provide that indemnification shall be made by the Company.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of the Company to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.


ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the Offering described in this Registration Statement. All amounts are estimated except the SEC Registration fee, the NASD fee and the Representatives' Non-Accountable Expense Allowance.


  SEC Registration fee..................................     $   5,101.71
  NASD fee..............................................         2,798.00
  NASDAQ application and listing fees...................        22,550.00
  Printing Costs .......................................        30,000.00
  Accounting fees and expenses .........................        25,000.00
  Legal fees and expenses ..............................       155,000.00
  Blue Sky fees and expenses ...........................        10,000.00
  Representatives' Non-Accountable Expense Allowance....       187,500.00
  Transfer Agent fees and expenses .....................        10,000.00
  Miscellaneous ........................................         1,000.00
                                                            -------------
            Total ......................................      $448,949.71
                                                            =============

         All of the above expenses of this Offering will be paid by the Company.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         EFFECTIVE AS OF DECEMBER 31, 1994, THE SHAREHOLDERS OF E&A AND INA EXCHANGED THEIR SHARES IN E&A AND INA FOR 2,500,100 SHARES OF COMMON STOCK, EFFECTIVE UPON CLOSING OF THIS OFFERING. THE REMAINING 100 SHARES OF COMMON STOCK ARE PROMOTIONAL SHARES HELD BY MR. PEDRO P. ERRAZURIZ, THE PRESIDENT, CEO AND CHAIRMAN OF THE BOARD OF ADC AND WERE ISSUED TO COMPLY WITH CHILEAN LAW.

         DURING APRIL 1996, THE COMPANY BORROWED $65,000 FROM TWO PRIVATELY-HELD CORPORATIONS, THE PROCEEDS OF WHICH WERE USED TO PAY CERTAIN EXPENSES OF THIS OFFERING. THE LOAN, WHICH BEARS INTEREST AT THE RATE OF 8-1/2% PER ANNUM, WILL BE DUE AT THE EARLIER OF JANUARY 15, 1997 OR THE EFFECTIVE DATE OF THIS OFFERING. IN CONNECTION WITH THE LOAN, THE LENDER WILL ALSO RECEIVE WARRANTS (THE "BRIDGE WARRANTS") TO PURCHASE 21,000 SHARES OF THE COMPANY'S COMMON STOCK AT 1/3 OF THE INITIAL OFFERING PRICE, THIS OFFERING MADE PURSUANT TO THE PRIVATE PLACEMENT EXEMPTION UNDER 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED.


ITEM 27.  EXHIBITS.

Exhibit No.             Description of Exhibit
-----------             ----------------------
1.1                     Form of Underwriting Agreement(2)
1.1(a)                  Revised Form of Underwriting Agreement(2)
1.1(b)                  Revised Form of Underwriting Agreement(3)
1.2                     Revised Form of Agreement Among the Representatives(2)
1.2(b)                  Revised Form of Agreement Among Representatives(3)
1.3                     Revised Form of Selling Group Agreement(2)
1.3(a)                  Selected Dealers Agreement(3)
2.1(a)(i)               Share Exchange Agreement between the Shareholders of Errazuriz y Asociados Ingenieros
                        S.A. and the Company(2)
2.1(a)(ii)              First Modification to Share Exchange Agreement between the Shareholders of Errazuriz y
                        Asociados Ingenieros S.A. and the Company dated June 15, 1995(2)
2.1(a)(iii)             Second Modification to Share Exchange Agreement between the Shareholders of Errazuriz
                        y Asociados Ingenieros S.A. and the Company dated June 30, 1995(2)
2.1(b)(i)               Share Exchange Agreement between the Shareholders of Igenor Andina S.A. and the
                        Company(2)
2.1(b)(ii)              First Modification to Share Exchange Agreement between the Shareholders of Igenor
                        Andina, S.A. and the Company dated June 15, 1995(2)
2.1(b)(iii)             Second Modification to Share Exchange Agreement between the Shareholders of Igenor
                        Andina, S.A. and the Company dated June 30, 1995(2)
3.1(a)                  Company's Amended and Restated Articles of Incorporation(2)
3.2                     Company's Revised Amended and Restated Bylaws(2)
4.1                     Form of Warrant Agreement together with the form of Warrant Certificate(2)
4.1(a)                  Revised Form of Warrant Agreement together with the form of Warrant Certificate(2)
4.2                     Revised form of Representatives' Warrant Agreement together with the revised form of
                        Representatives' Purchase Warrant Certificate(2)
4.2(a)                  Form of Representatives Warrant and Registration Rights Agreement together with the revised form of Representatives' Purchase Warrant Certificate(3)
4.3                     Specimen of Common Stock Certificate.(3)
4.4                     Specimen of Warrant Certificate (to be included in the revised form of Warrant Agreement in Exhibit 4.1(a) (3)
5.1                     Opinion of Atlas, Pearlman, Trop & Borkson, P.A.(2)
10.1                    Stock Option Plan(2)
10.1(a)                 Revised Stock Option Plan(2)


                                      II-2


10.2                    Directors Stock Option Plan(2)
10.2(a)                 Revised Directors Stock Option Plan(2)
10.3                    Representation Agreement between Biwater and Errazuriz y Asociados Ingenieros Ltda.(2)
10.4                    Agreement between ESSAN and Bayesa for the Final Disposal of the Antofagasta Sewage
                        (New translation with Appendices No. 1-5  but without maps)(2)
10.5                    Decree from the Municipality of Macul awarding the Land Grant to Igenor Andina S.A.(2)
10.6                    Agreement Between the Municipality of Macul and Igenor Andina S.A. for the Land Grant
                        (New translation)(2)
10.7                    Agreement between Igenor Andina, S.A. and the owner of the restaurant "Donde la Cuca"
                        to be located at the Macul Park (in English)(2)
10.8                    Agreement between Canales, Errazuriz, Rodriguez, Arquitectos Asociados and TDS
                        International concerning designing and consulting services for the Macul Project.(2)
10.9                    Agreement between Capullo S.A. and Igenor Andina S.A. in Connection with the Capullo
                        Hydroelectric Plant(2)
10.10                   Form of Agreement Between Inversiones y Desarrollo Demco S.A. ("Invdemco") and Igenor
                        Andina Sociedad Anonima to Exchange the Interest of Invdemco in Aguas y Ecologia S.A.
                        for Certain and Real Property Near Villarrica, Chile(2)
10.11                   Protocolization Request - Final Reception Certificate No. 61 for the Villarrica Property(2)
10.12                   Lease Agreement between Juan Carlos Marti Medina, landlord, and Norconsult International
                        A.S., tenant dated September 16, 1992(2)
10.13                   Revised Employment Agreement between Andean Development Corporation and Pedro
                        Pablo Errazuriz, President and CEO of ADC, and Messrs. Jose Luis Yrarrazaval Torrealba,
                        Juan Phillips Davila, Gonzalo Cordua Hoffman, Juan Andres Errazuriz Dominguez and
                        Pedro Pablo Errazuriz Ossa, dated March 15, 1995(2)
10.14                   Employment Agreement between Ingenieria Norconsult Andina Limitada and Jose Luis
                        Yrarrazaval Torrealba dated November 3, 1993 (in English)(2)
10.15                   Employment Agreement between Errazuriz y Asociados Ingenieros Limitada and Juan
                        Phillips Davila dated November 2, 1993 (in English)(2)
10.16                   Employment Agreement between Ingenieria Norconsult Andina Limitada and Gonzalo
                        Cordua Hoffman dated August 1, 1993 (in English)(2)
10.17                   Employment Agreement between Ingenieria Norconsult Andina Limitada and Juan Andres
                        Errazuriz Dominguez dated October 11, 1993 (in English)(2)
10.18                   Employment Agreement between Errazuriz y Asociados Arquitectos Limitada and Pedro
                        Pablo Errazuriz Ossa dated January 1, 1992 (in English)(2)
10.19                   Letter from Westinghouse Electric Corporation to the Company acknowledging the parties'
                        intent for the Company to act as an agent for Westinghouse for certain projects in Chile dated July 31, 1995.(2)
10.19(a)                Special Sales Representative Agreement between Westinghouse Electric Company S.A. and
                        Errazuriz Y Asociados Ingenieros S.A.(2)
10.20                   Credit Line Agreement between Bayesa and Banco Security in connection with the Bayesa
                        Project dated July 19, 1995.(2)
10.21                   Commitment by Sociedad de Inversiones El Rincon S.A. to pay its remaining contribution of 20% in Inversiones Tiempo Libre S.A. dated April 26, 1995.(2)
10.22                   Commitment by Inversiones Zukunft Ltda. to pay its remaining contribution of 34% in
                        Inversiones Tiempo Libre S.A. dated April 26, 1995.(2)
10.23                   Commitment by Margarita Maria Errazuriz to pay her remaining contribution of 13% in
                        Inversiones Tiempo Libre S.A. dated April 26, 1995.(2)
10.24                   Contract with Westinghouse.(2)
10.25                   Contract with Mitsubishi.(2)
10.26                   Contract between Invdemco and Company for Villarrica Property.(2)
10.27                   Revised Shareholder Exchange Agreement(3)
21                      Subsidiaries of Registrant(2)


                                      II-3


23.1                    Consent of Atlas, Pearlman, Trop & Borkson, P.A. (to be included in its opinion filed as
                        Exhibit 5.1)(2)
23.2                    Consent of Mutnick & Associates, P.A.(1)
27                      Financial Data Schedule incorporated by reference in the Financial Statements.

------------------------
(1)         Filed herewith
(2)         Previously filed
(3)         To be filed by amendment


ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes that:

         (a) it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) include any prospectus required by section 10(a)(3) of the Act;

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) include any additional or changed material information on the plan of distribution;

                  (iv) for determining liability under the Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (v) it will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

                  (vi) it will provide to the Representatives at the Closing of this Offering certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (b) Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes that:

                  (i) For determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form



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         of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4)
         or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (ii) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.



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




                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing the this Amendment No. 10 on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Ft. Lauderdale, State of Florida, on this 30th day of September, 1996.


                                         ANDEAN DEVELOPMENT CORPORATION



                                         By: /s/Pedro P. Errazuriz
                                         Pedro P. Errazuriz
                                         President and
                                         Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Amendment to the Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signatures                    Title                                Date
----------                    -----                                ----

/s/Pedro P. Errazuriz         President and Chief Executive   September 30, 1996
Pedro P. Errazuriz            Officer and Director
                              (Principal Executive Officer)

/s/Jose Luis Yrarrazaval      Chief Financial Officer         September 30, 1996
Jose Luis Yrarrazaval         (Principal Financial and
                              Accounting Officer)
                              and Director

/s/Sergio Jimenez             Director                        September 30, 1996
Sergio Jimenez

/s/Alberto Coddou             Director                        September 30, 1996
Alberto Coddou

/s/Claude Mermier             Director                        September 30, 1996
Claude Mermier

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